UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Mondelēz International, Inc.

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Irene B. Rosenfeld Chairman of the Board and Chief Executive Officer Three Parkway North Deerfield, IL 60015

March 28, 2016

Dear Fellow Shareholders:

We launched Mondelēz International three-and-a-half years ago as a focused global snacking company.

Since that time, I’m proud that we’ve delivered industry-leading total shareholder returns that are well above the S&P 500 and our consumer staples peers, despite the highly volatile macroeconomic environment.

Our hard-working colleagues have delivered these results by focusing on what we can control and transforming our business to address the challenges head on.

We’re building the world’s best snacking company – one capable of winning long-term by delivering sustainable growth on both the top and bottom lines. That’s what sets us apart from our competitors!

As we prepare for our Annual Meeting of Shareholders, allow me to share a few thoughts on where we’ve been and where we’re going, while highlighting a few of our recent successes.

You’re Invited!

I’m pleased to invite you to our 2016 Annual Meeting of Shareholders. We will hold the meeting at 9 a.m. CDT on Wednesday, May 18, 2016, at NOAH’s Event Venue in Lincolnshire, Ill. The center will open to shareholders at 8 a.m. If you wish to attend the meeting, please register in advance by following the instructions included in the Proxy Statement.

All shareholders of record as of March 9, 2016, are entitled to vote. As in the past, we’re distributing proxy materials with instructions on how to access these materials and on how to vote. Even if you plan to attend the meeting in person, we encourage you to vote in advance in one of three ways:

Internet: Visit the website listed on your proxy card/voting instruction form to vote

Telephone: Call the telephone number on your proxy card/voting instruction form

Mail: Sign, date and return your proxy card/voting instruction form in the enclosed envelope

MONDELĒZ INTERNATIONAL

Leveraging Our Competitive Advantages	Sales by Category Percentage of 2015 Pro Forma Adjusted Net Revenues[1] Sales by Geography Percentage of 2015 Pro Forma Adjusted Net Revenues[1]
Our global snacking powerhouse is built on a solid foundation with a strong set of competitive advantages:
A portfolio focused on large, fast-growing snacks. Snacking is a $1.2 trillion market, and it’s growing around the world. Snacks typically carry higher margins than other food categories, and consumption is expandable.
Leading share positions in our major markets. Globally, we’re No. 1 in biscuits, chocolate and candy, and No. 2 in gum.
The world’s favorite snack brands. We have an unrivaled portfolio of iconic Power Brands in each of our categories, including Oreo in biscuits, Milka and Cadbury in chocolate, Trident in gum and Halls in candy. These are our largest, fastest-growing and highest-margin brands that account for nearly 70 percent[1] of our revenue. We also have a number of proven global innovation platforms like belVita, Barni and Oreo Thins in biscuits as well as Bubbly and Marvellous Creations in chocolate.
An advantaged geographic footprint. Nearly 40 percent[1] of our revenue comes from emerging markets. Although these markets have recently slowed, they’re still growing considerably faster than developed markets.
Strong routes to market with substantial barriers to entry for competitors.
World-class talent with the leadership, capabilities and experience needed to win.
Our long-term value creation algorithm is built on two key pillars:
Growth: By building our Power Brands, driving innovation platforms and expanding our sales and distribution capabilities, we’re able to leverage our advantaged platform to grow revenue at or above the rate of our categories.
Margin Expansion: At the same time, we expand margins by aggressively reducing our supply chain and overhead costs.

As we execute this algorithm, our earnings and cash flow grow, translating into top-tier shareholder returns. With our advantaged platform, we’re one of the few industry players that can deliver best-in-class growth and margin improvement now, and over the long term.

[1]	See Exhibit A for GAAP to Non-GAAP reconciliations. Pro forma results exclude Venezuela.

MONDELĒZ INTERNATIONAL

Focusing on What We Can Control

While we remain optimistic in the long-term outlook, it’s no secret that the global economy has become more challenging and volatile since we launched the company in 2012. Growth in snacks categories and consumer demand in key emerging markets have slowed. At the same time, we’ve experienced significant increases in input costs and strong currency headwinds.

To address these issues, we took significant steps over the past couple of years to adjust to the environment and take control of what we can by transforming the business in the following ways:

Focus our portfolio

We continue to focus our portfolio more firmly within our snacks categories. Last year, we combined our coffee business with D.E Master Blenders to create the Jacobs Douwe Egberts coffee venture – the largest focused coffee company in the world. We also strengthened our snacks business with two bolt-on acquisitions – Kinh Do biscuits in Vietnam and Enjoy Life Foods in the U.S. As a result, snacks now represent about 85 percent[1] of our revenue, up from 75 percent in 2014. We also improved our revenue mix by eliminating underperforming products and optimizing our promotional spending.

Reduce costs

We continue to improve our margins. We delivered record net productivity of more than 3.5 percent of cost of goods sold in 2015. We’ve begun to see the benefits of our supply chain reinvention, as we upgrade our manufacturing network and install more efficient and flexible lines of the future. In addition, we drove down our overhead costs through zero-based budgeting tools, and we’re simplifying and standardizing various scalable, transactional processes through global shared services.

Invest for growth

We continue to make high-return investments to accelerate growth on our base business and address important consumer trends. Last year, we disproportionately supported our Power Brands and stepped up investments in sales and route-to-market capabilities in key emerging markets so that we’ll be well-positioned to capitalize on their long-term growth potential as the macroeconomic environment improves. We further focused our innovation efforts on key consumer needs, such as health & wellness and e-commerce. We intend to be the global leader in well-being snacks, representing half of our revenue by 2020. In addition, we’re building an industry-leading e-commerce snacks business, targeting $1 billion in revenue by 2020. We’re also broadening our portfolio beyond mainstream offerings to meet the needs of consumers both at the upper and lower ends of the economic spectrum.

[1]	See Exhibit A for GAAP to Non-GAAP reconciliations. Pro forma results exclude Venezuela.

MONDELĒZ INTERNATIONAL

Delivering Strong Margin Expansion and Solid Earnings Growth

In 2015, we delivered another year of very strong results. Our aggressive cost-savings programs drove significant margin expansion, enabling us to increase our marketing investments, which accelerated organic revenue growth and improved our share performance as the year progressed.

Net revenues were $29.6 billion, down 13.5 percent. Pro Forma Organic Net Revenue[1] increased 1.4 percent, driven by our pricing actions to recover higher commodity- and currency-driven input costs. Emerging markets grew nearly 5 percent despite weakening macroeconomic conditions. Our Power Brands, which were up 3 percent, continued to drive our top-line growth.

Operating income was $8.9 billion, up 174.4 percent. Pro Forma Adjusted Operating Income[2] margin increased 150 basis points to 13.2 percent. We accomplished this by reducing our overhead costs as a percentage of revenue while also increasing advertising and consumer support for our brands.

Diluted EPS was $4.44, up 246.9 percent. Pro Forma Adjusted EPS[1] increased 13.5 percent on a constant-currency basis, driven by our strong operating performance.

Pro Forma Free Cash Flow excluding items[3] was $2 billion, doubling our target, primarily due to excellent working capital management.

We returned $4.6 billion of cash to our shareholders in the form of share repurchases and dividends.

Accelerating Action with Our 2020 Global Sustainability Goals

We believe that the growth of our business is inextricably linked to the well-being of the people who make and enjoy our products and the communities in which we live and work. Our Call For Well-being therefore focuses where we can make the greatest impact, in the areas of sustainability, mindful snacking, community partnerships and safety.

Last year, we continued to progress our well-being agenda. Working with leading organizations, we’re accelerating actions to address climate change through our new sustainability goals, which focus on reducing key end-to-end environmental impacts, from the field through distribution.

By 2020 (versus our 2013 baseline), we will have:

Reduced our carbon dioxide emissions from manufacturing by 15 percent

Cut our water footprint in manufacturing by 10 percent

Eliminated 65,000 tonnes of packaging waste

Reduced total manufacturing waste by 20 percent

[1]	See definition under “– Compensation Discussion and Analysis – Description of Individual Executive Compensation Program Elements – Financial Measure Definitions,” the GAAP to Non-GAAP reconciliation in Exhibit A and the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2015. Pro forma results exclude Venezuela. See Form 8-K dated February 3, 2016.
[2]	Exhibit A and the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2015, for definition and GAAP to Non-GAAP reconciliation. Pro forma results exclude Venezuela. See Form 8-K dated February 3, 2016.
[3]	Exhibit A for definition and GAAP to Non-GAAP reconciliation. Pro forma results exclude Venezuela.

MONDELĒZ INTERNATIONAL

Empowering Cocoa Life Farmers

In addition, we recently published the first progress report on Cocoa Life, our $400 million investment to empower 200,000 cocoa farmers and reach over one million community members by 2022.

The progress report highlighted the wide-ranging impact of our efforts to date across our six cocoa-growing origins: Ghana, Côte d’Ivoire, Indonesia, Dominican Republic, India and Brazil. Since the inception of Cocoa Life in 2012 through 2015, we have:

       Reached 76,700 farmers in over 795 communities, establishing a strong foundation and framework for the program

Sourced 21 percent of our cocoa sustainably

Contributed to the tripling of incomes of Cocoa Life farmers in Ghana since 2009, which were up 49 percent more than control communities

Contributed to a 37 percent increase in cocoa yields in Ghana versus control communities

As the world’s largest buyer of cocoa, we’re committed to a sustainable cocoa supply chain. Ultimately, our goal is to sustainably source all of our cocoa, and we’re on track to get there.

Building on Our Momentum

In closing, I’m proud of our progress made since the launch of our company and especially pleased with our strong 2015 results. Our success is a tribute to our world-class people, who have the passion, leadership, capabilities and experience to grow our business around the world.

While we expect global economic conditions, especially in emerging markets, to remain difficult in 2016, we’ll build on our 2015 momentum by focusing on what we can control to again accelerate revenue growth and expand margins. By executing our strategies, we’re well-positioned to continue delivering strong returns to our shareholders now and over the long-term.

On behalf of all of our Mondelēz International employees, I thank you for your continued support of our company.

Best regards,

MONDELĒZ INTERNATIONAL

Forward-Looking Statements

This letter to shareholders contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “intend,” “believe,” “positioned,” “target,” “outlook” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, earnings per share, margins and cash flow; growth in emerging markets; macroeconomic conditions; our supply chain transformation; overheads; shareholder returns; our well-being portfolio and goals; revenues from e-commerce; and our 2020 global sustainability goals. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to our business; competition; our global workforce; the restructuring program and our other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this letter to shareholders, except as required by applicable law or regulation.

MONDELĒZ INTERNATIONAL

MONDELĒZ INTERNATIONAL, INC.

Three Parkway North

Deerfield, Illinois 60015

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:00 a.m. CDT on May 18, 2016

PLACE:	NOAH’S Event Venue

200 Barclay Boulevard

Lincolnshire, Illinois 60069

ITEMS OF BUSINESS:	(1)	To elect the 13 directors named in the Proxy Statement;

(2)	To approve, on an advisory basis, the Company’s executive compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2016;

(4)	To vote on three shareholder proposals if properly presented at the meeting; and

(5)	To transact any other business properly presented at the meeting and at any adjournments or postponements of the meeting.

WHO MAY VOTE:	Shareholders of record of Class A Common Stock at the close of business on March 9, 2016.

DATE OF DISTRIBUTION:	On or about March 28, 2016, we mailed/distributed our Notice of Internet Availability of Proxy Materials and made available our Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2015 online at http://materials.proxyvote.com/609207.

On or about March 30, 2016, we expect to mail our Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2015 to shareholders who previously elected to receive a paper copy of the proxy materials.

Carol J. Ward
Vice President and Corporate Secretary

March 28, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2016

Mondelēz International, Inc.’s Proxy Statement and Annual Report on Form 10-K for the year ended

December 31, 2015 are available at http://materials.proxyvote.com/609207.

MONDELĒZ INTERNATIONAL

i

Maps and Directions to the 2016 Annual Meeting	Back Cover

ii

Proxy Statement Summary

In this Proxy Statement Summary and throughout the Proxy Statement, “we,” “us,” “our,” “the Company,” and “Mondelēz International,” refer to Mondelēz International, Inc.

This summary highlights select information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting and consider all information in the Proxy Statement. For more complete information regarding the Company’s 2015 performance, please see our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”).

2016 Annual Meeting of Shareholders (the “Annual Meeting”)

Time and Date	9:00 a.m. CDT on May 18, 2016

Place	NOAH’S Event Venue 200 Barclay Boulevard Lincolnshire, Illinois 60069

Record Date	March 9, 2016

Voting	Each outstanding share of Class A Common Stock (“Common Stock”) is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission	Shareholders should follow the advance registration instructions described in Question 23 on page 89 of this Proxy Statement. The deadline for advance registration is: 11: 59 p.m. EDT on May 15, 2016.

Advance Voting Methods (Page 87 of this Proxy Statement)

Even if you plan to register for and attend the Annual Meeting in person, please vote in advance of the meeting using one of the following voting methods (see page 87 of this Proxy Statement for additional details). Be sure to have your proxy card or voting instruction form (VIF) in hand and follow the instructions. You can vote in advance of the meeting in one of three ways:

Visit the website listed on your proxy card/VIF to vote VIA THE INTERNET

Call the telephone number on your proxy card/VIF to vote BY TELEPHONE

Sign, date and return your proxy card/VIF in the enclosed envelope to vote BY MAIL

Voting Instructions to Proxies

At the Annual Meeting, the persons named as proxies on each shareholder’s proxy card will vote the shares represented by the proxy card FOR or AGAINST or ABSTAIN from voting on each proposal, as indicated in the shareholder’s voting instructions. If no indication is made on the properly executed proxy card, proxies will vote FOR each of the director nominees listed in proposal 1, FOR proposals 2 and 3, AGAINST proposals 4, 5 and 6 and in their discretion upon such other business as properly comes before the meeting.

MONDELĒZ INTERNATIONAL    1

Voting at the Annual Meeting (Page 87 of this Proxy Statement)

All shareholders of record as of March 9, 2016 may vote in person at the meeting. Generally, beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to Question 14 on page 87 of this Proxy Statement.

Attending the Annual Meeting – Important Note About Advance Registration Process and Admission Requirements (Page 89 of this Proxy Statement)

If you plan to attend the meeting in person, see the answer to Question 23 on page 89 of this Proxy Statement for important details on advance registration and admission requirements.

Frequently Asked Questions (Page 84 of this Proxy Statement)

We provide answers to many frequently asked questions about the meeting and voting, including how to vote shares held in brokerage accounts and employee benefit plans, in the FAQ section beginning on page 84 of this Proxy Statement.

Items of Business

Item		Board Recommendation	Page Reference
Item 1 –	Election of 13 Directors	FOR ALL NOMINEES	7

Item 2 –	Advisory Vote to Approve Executive Compensation	FOR	72

Item 3 –	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year 2016	FOR	73

Item 4 –	Shareholder Proposal: Report on Packaging	AGAINST	75

Item 5 –	Shareholder Proposal: Vesting of Equity Awards in a Change in Control	AGAINST	78

Item 6 –	Shareholder Proposal: Policy on Mediation	AGAINST	81

Transact any other business that properly comes before the meeting.

MONDELĒZ INTERNATIONAL    2

ITEM 1. Election of Directors – Nominees (Page 7 of this Proxy Statement)

Name	Age	Director Since	Primary Occupation	Independent	Board Committee Membership
					Audit*	Finance*	GMPAC*	HRCC*
Stephen F. Bollenbach	73	Oct. 2012	Former Co-Chairman and CEO, Hilton Hotels Corporation		X

Lewis W.K. Booth	67	Oct. 2012	Former Executive Vice President and CFO, Ford Motor Company			X		X

Lois D. Juliber	67	Nov. 2007	Former Vice Chairman and COO, Colgate-Palmolive Company				X	Chair

Mark D. Ketchum (Lead Director)	66	April 2007	Former President and CEO, Newell Rubbermaid Inc.		+	+	Chair	+

Jorge S. Mesquita	54	May 2012	Worldwide Chairman, Consumer, Johnson & Johnson		X

Joseph Neubauer	74	Nov. 2014	Former Chairman of the Board, ARAMARK			X	X

Nelson Peltz	73	Jan. 2014	CEO and Founding Partner, Trian Fund Management, L.P.			X	X

Fredric G. Reynolds	65	Dec. 2007	Former Executive Vice President and CFO, CBS Corporation		Chair

Irene B. Rosenfeld	62	June 2006	Chairman and CEO, Mondelēz International, Inc.

Christiana S. Shi++	56	Jan. 2016	President, Direct-to-Consumer, Nike, Inc.

Patrick T. Siewert	60	Oct. 2012	Managing Director, The Carlyle Group, L.P.		X	Chair

Ruth J. Simmons	70	Oct. 2012	President Emerita, Brown University				X	X

Jean-François M. L. van Boxmeer	54	Jan. 2010	Chairman of the Executive Board and CEO, Heineken N.V.			X		X

*	Audit – Audit Committee; Finance – Finance Committee; GMPAC – Governance, Membership and Public Affairs Committee; HRCC – Human Resources and Compensation Committee.

+	Mr. Ketchum, as Lead Director, is an ex-officio non-voting member of all committees of the Board of Directors of which he is not a member.

++	The Board will make Ms. Shi’s committee assignments in due course.

Board Composition, Diversity, Tenure and Refreshment

Our 13 director nominees have significant relevant operating and leadership experience, global and diverse perspectives and financial expertise. Their varied experiences, backgrounds and personal characteristics, as summarized below, provide the Board of Directors (the “Board”) with a diversity of viewpoints and enable it to represent effectively our shareholders:

•	12 have operating and general management experience at major companies, including food and beverage, consumer products and services, and manufacturing companies;

•	All are current or former leaders of large, complex enterprises;

•	5 have been chief financial officers of major public companies;

•	11 have significant financial experience;

•	1 was president of and a professor at a leading university;

MONDELĒZ INTERNATIONAL    3

•	7 are living and working or have lived and worked outside of his or her home country; and

•	4 are women, including the Chairman and Chief Executive Officer (“CEO”).

As of March 9, 2016, directors ranged in age from 54 to 74. The tenure of our independent directors ranged from approximately 2 months to 9 years, with an average tenure of approximately 4 years.

Shareholders can find more information regarding our process for nominating directors and our director nominees beginning on page 7 of this Proxy Statement.

Corporate Governance Highlights (Pages 17 and 37 of this Proxy Statement)

We believe that a strong and balanced corporate governance framework is essential to our long-term success because it promotes the long-term interests of shareholders, accountability and trust in the Company. We highlight here key aspects of our corporate governance framework. Shareholders can find additional detail under “Corporate Governance” beginning on page 17 of this Proxy Statement and under “Our Executive Compensation Design Principles and Governance Practices” on page 37 of this Proxy Statement.

Annual Election of Directors

Proxy Access By-Law Provisions

Majority and Confidential Voting in Uncontested Director Elections with Director Resignation Policy

No Supermajority Voting

Special Meetings of Shareholders. Shareholders of at least 20% of the voting power of our outstanding stock may call a special meeting.

No “Poison Pill” (Shareholder Rights Plan)

Highly Independent Board. 12 of our 13 current directors are independent.

Limitation on Management Directors. Our Chairman and CEO is the only member of management to serve as a director.

Independent Lead Director Provides Independent Leadership of the Board’s Work. Annually, our independent directors select our Lead Director, who has broad substantive responsibilities and powers. Those include presiding at executive sessions of independent directors and approving board schedules, meeting agendas and materials.

Annual Board Review of Strategic Plan
Independent Committee Chairs and Members. All Board committees have independent chairs and are composed of independent directors.

Regular Executive Sessions of Independent Directors

Annual Board, Committee and Director Self-Assessments

Risk Oversight by the Board and Committees

Ongoing Shareholder Engagement

Pay for Performance Philosophy Drives Compensation Design and Decisions

Annual Chairman and CEO Evaluation. Annually, the appropriate Board committees evaluate the CEO’s performance and suitability to serve as Chairman of the Board.

Stock Ownership Guidelines and Stock Retention Policies for Both Directors and Executives

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors and Executive Officers

Clawback Policy to Recoup Executive Compensation

Long-Standing Commitment to Sustainability

MONDELĒZ INTERNATIONAL    4

ITEM 2. Advisory Vote to Approve Executive Compensation (Page 72 of this Proxy Statement)

Compensation Goals

Our Human Resources and Compensation Committee has four primary goals for our executive compensation program:

1.	Attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our Named Executive Officers’ (“NEOs”) compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align our NEOs’ and shareholders’ interests through stock ownership and holding requirements and equity-based incentive grants that link executive compensation to sustained and superior Total Shareholder Return(1) (“TSR”).

Compensation Design

We design our executive compensation program to achieve these goals by:

•	Linking pay to performance;

•	Putting pay at risk based on short-term and long-term performance;

•	Rewarding long-term sustainable performance;

•	Targeting pay at the median of our peer group;

•	Setting meaningful performance goals; and

•	Requiring our executive officers to acquire and hold a significant amount of our Common Stock.

Our Executives’ 2015 Compensation Reflected Their and Our Performance

•	Annual Cash Incentive Program: In 2015, we generated strong earnings growth and margin expansion in a challenging environment by driving record net productivity and aggressively reducing overheads. The awards our NEOs earned exceeded target performance.

•	Performance Share Units (2013-2015 Performance Cycle): We performed significantly better than target on two of the three performance measures – Adjusted Earnings Per Share Growth and Annualized Relative TSR. Stock awards our NEOs earned exceeded target performance.

You can find detailed information about our compensation programs and decisions in our Compensation Discussion and Analysis beginning on page 34 of this Proxy Statement.

ITEM 3. Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public

Accountants for Fiscal Year 2016 (Page 73 of this Proxy Statement)

As a matter of good governance, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2016. We provide information on PricewaterhouseCoopers LLP’s fees in 2015 and 2014 on page 27 of this Proxy Statement.

(1)	Total Shareholder Return reflects share price appreciation and dividends paid.

MONDELĒZ INTERNATIONAL    5

ITEMS 4, 5 and 6. Shareholder Proposals (Page 75 of this Proxy Statement)

In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, this Proxy Statement includes three shareholder proposals.

Other Matters

Other than Items 1 through 6 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow presentation of an improperly submitted proposal or a nomination for the Board at the Annual Meeting. We described the requirements for shareholders to properly submit proposals and nominations at the Annual Meeting in our 2015 Proxy Statement. Those requirements are similar to those described under “2017 Annual Meeting of Shareholders” in this Proxy Statement.

If any other matters properly come before the Annual Meeting, your proxy authorizes the designated proxies to vote on such matters in accordance with their best judgment.

MONDELĒZ INTERNATIONAL    6

ITEM 1. Election of Directors

Process for Nominating Directors

The Governance, Membership and Public Affairs Committee of our Board (the “Governance Committee”) is responsible for identifying, evaluating and recommending to the Board director nominees for election at the Annual Meeting (and any adjournments or postponements of the meeting). The Governance Committee invites director nominee suggestions from the directors, shareholders, management and others. In addition, the Governance Committee from time to time retains third-party executive search firms to assist in identifying and evaluating potential director nominees based on the Board’s recruitment objectives.

General Qualifications

The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment and vision. The Board believes these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our shareholders. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These include the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s global business environment, understanding of our global businesses and markets, professional expertise and educational background, and other factors that promote diversity of views, knowledge and experience, including, among others, gender, race and national origin. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her responsibilities to the Company, given the individual’s other commitments. In addition, the Governance Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy. The Governance Committee also evaluates each individual in the context of the Board as a whole, with the objective of recruiting and recommending a slate of director nominees who can best perpetuate the Company’s success and represent our shareholders’ interests through the exercise of sound judgment and informed decision-making.

In addition, under our Guidelines, the Governance Committee generally will not recommend, and the Board will not nominate an individual or re-nominate for election an independent director after he or she reaches age 75. However, the Governance Committee and Board may do so in extraordinary circumstances if nomination or re-nomination is in the shareholders’ best interests because the candidate is uniquely qualified to contribute to a specific dimension of the Board’s work and the Company’s growth in the subsequent year. If the Governance Committee determines that the individual’s nomination or re-nomination for election is in the shareholders’ best interests, the Governance Committee may recommend, and the Board may approve, that director’s nomination or re-nomination for up to three annual terms following the director’s 75th birthday.

A management director must resign from the Board upon ceasing to be a Company officer.

Individual Experience, Qualifications, Attributes and Skills

The Governance Committee works with the Board to determine the appropriate mix of characteristics, professional experience and areas of expertise that will result in a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent all shareholders’ interests.

Under the leadership of the Lead Director and Chairman of the Governance Committee, the Governance Committee annually conducts evaluations of the Board and the Board’s committees. It also coordinates the directors’ self-assessments which the Governance Committee uses to assess the experience, qualifications, attributes, skills, diversity and contributions of each director and of the Board as a whole. Every year, the director nominees complete questionnaires to update and confirm their background, qualifications, skills and potential conflicts of interest.

MONDELĒZ INTERNATIONAL    7

Based upon the Governance Committee’s discussions with the Board, the Governance Committee has identified the following key competencies and relevant professional experience and areas of expertise that are particularly desirable for our directors to possess in order to meet the Board’s current and future needs and obligations:

Key Competencies	Relevant Experience/Expertise
Industry Knowledge which is vital to understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services	• Food and Beverage • Consumer Products
Significant Operating Experience as current or former executives of large global companies or other large organizations, which gives directors specific insight into, and expertise that will foster active participation in the development and implementation of our operating plan and business strategy	• CEO/COO • Best in Class – Manufacturing Operations • Best in Class – Retail Operating
Leadership Experience which gives directors the ability to motivate, manage, identify and develop leadership qualities in others	• CEO/COO or Other Leadership Positions at Complex Organizations • M&A/Alliances/Partnerships • Strategic Planning • Talent Assessment and Development/Compensation
Substantial Global Business and other international experience which is particularly important given our global presence	• Developed Markets • Emerging Markets • New Media/Digital Technology/ e-commerce • Technology/IT Strategy • Government Affairs/Regulatory
Accounting and Financial Expertise which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes	• CFO • M&A/Alliances/Partnerships • Financial Acumen/Capital Markets • Cost Management
Product Development and Marketing Experience in food and beverage as well as complementary industries, which contributes to our identification and development of new food and beverage products and implementation of marketing strategies that will improve our performance	• Consumer Insights/Analytics • Research & Development/Innovation
Public Company Board and Corporate Governance Experience at large publicly traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of shareholder interests	• CEO/COO/Other Governance Leadership Positions • Government Affairs/Regulatory
Academic and Research Experience which provides strong critical thinking and verbal communication skills as well as a greater diversity of views and thought processes	• Talent Assessment and Development/Compensation • Research & Development/Innovation

The Governance Committee reviews individual professional expertise and educational background in addition to general qualifications and evaluates each individual in the context of the Board as a whole.

Tenure and Refreshment

The Board’s composition provides continuity as well as new experiences and fresh perspectives relevant to the Board’s work.

•	Six of our director nominees served as our directors before we spun-off Kraft Foods Group, Inc. to shareholders on October 1, 2012. Seven joined the Board on or after October 1, 2012.

•	The tenure of our independent directors ranged from approximately 2 months to 9 years, with an average tenure of approximately 4 years.

•	Our director nominees range in age from 54 to 74.

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Board Composition and Diversity

As noted above, the Guidelines provide that the Governance Committee will consider factors including, among others, gender, race and national origin that promote diversity of views, knowledge and experience when evaluating the suitability of individuals for nomination. While the Board does not have a formal written policy regarding what specific factors would create such diversity, the Governance Committee recognizes and strives to promote the significant benefit diversity provides to the Board and Mondelēz International, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations. Among them are: industry knowledge; substantial global business and other international experience and backgrounds given our global, multicultural business; significant operating experience; leadership and people development experience; accounting and financial expertise; product development and marketing experience; and public company board and corporate governance experience. As part of its periodic assessment of the Board’s composition, the Governance Committee assesses the effectiveness of the Board’s diversity.

Our director nominees’ varied and relevant experiences, global and diverse perspectives, backgrounds and personal characteristics provide the Board with a diversity of viewpoints and enable it to represent effectively our shareholders:

•	12 have operating and general management experience at major companies, including food and beverage, consumer products and services, and manufacturing companies;

•	All are current or former leaders of large, complex enterprises;

•	5 have been chief financial officers of major public companies;

•	11 have significant financial experience;

•	1 was president of and a professor at a leading university;

•	7 are living and working or have lived and worked outside of his or her home country; and

•	4 are women, including the Chairman and CEO.

Size of Board

Our Board currently has 13 directors. The Governance Committee recommended and the Board nominated each of the 13 incumbent directors listed below under “– Director Nominees for Election at the 2016 Annual Meeting” for election at the 2016 Annual Meeting. Each director nominee consented to his or her nomination for election to the Board and to serving on the Board, if elected.

Annual Elections

Shareholders elect all directors annually. Of the 13 directors standing for election, shareholders elected 12 to one-year terms at the 2015 Annual Meeting of Shareholders. Christiana Shi was recommended to the Governance Committee as a potential director by the Governance Committee’s consultant, Heidrick & Struggles, in connection with the Governance Committee’s search for a director with significant e-commerce and global business experience. On December 8, 2015, the Board appointed Ms. Shi, effective January 4, 2016.

The terms of all directors elected at the 2016 Annual Meeting will end at the 2017 Annual Meeting of Shareholders or when a director’s successor has been duly elected and qualified.

Shareholder Recommendations of Candidates for Election to the Board

The Governance Committee welcomes shareholder recommendations of candidates for election to the Board. To recommend a particular candidate for consideration, the shareholder should submit the required information to our Corporate Secretary, which information includes the name of the recommended candidate along with the same information required for a shareholder to nominate a candidate for election to the Board at an Annual Meeting and in the same manner as set forth in the advance notice provisions of the Company’s By-Laws. When evaluating a candidate recommended by a shareholder(s), the Governance Committee uses the same criteria set forth in the Guidelines, as described above in this section, as it uses to evaluate a candidate the Governance Committee

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identifies. It then makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board at an upcoming annual meeting. After the Board’s consideration of the Committee’s recommendation, our Corporate Secretary notifies that shareholder of the Board’s decision whether to appoint or nominate the candidate.

In addition, our By-Laws permit our shareholders to nominate a candidate for election directly at an Annual Meeting or for inclusion in our proxy materials, subject to certain terms and conditions. For details, see “2017 Annual Meeting of Shareholders – Shareholder Nominations and Proposals for the 2017 Annual Meeting” on page 90 of this Proxy Statement.

Director Nominees for Election at the Annual Meeting

Individual Nominees’ Experience, Qualifications, Attributes and Skills

The Board believes that each director nominee for election at the Annual Meeting is highly qualified. The director nominees’ biographies describe the specific experience, qualifications, including education and background, attributes and skills that the Governance Committee relied upon when determining to recommend the individual director nominees for election and led the Board to nominate him or her for election. A particular director nominee may possess skills, knowledge or experience in addition to those described below. As their biographies indicate, all the director nominees possess significant leadership and professional experience, knowledge, including industry knowledge, and skills that qualify them for service on our Board. Each director nominee other than Ms. Rosenfeld satisfies independence requirements under the NASDAQ listing standards and the Board’s categorical standards of director independence. All 13 director nominees satisfy the criteria stated in our Guidelines and possess the personal characteristics essential for the proper and effective functioning of the Board, including public board and corporate governance experience.

Their biographies also include information about current and past (covering the last five years) directorships at companies publicly listed in the U.S. and registered investment companies. The director nominees may also serve on the boards of various private companies, companies listed outside of the U.S. and charitable, educational and cultural institutions, not all of which are included in their biographies.

If a director nominee should become unavailable to serve as a director, the persons named as proxies intend to vote the shares for a replacement director nominee designated by the Board. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

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THE BOARD RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE 13 DIRECTOR NOMINEES.

The following information regarding each director nominee is as of March 9, 2016.

STEPHEN F. BOLLENBACH Former Co-Chairman and CEO, Hilton Hotels Corporation Director Since October 2012; Independent Committee: Audit

Mr. Bollenbach, 73, served as Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a global hospitality provider, from May 2004 until his retirement in October 2007, and as President and Chief Executive Officer from February 1996 to May 2004. Prior to that, he was Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, an international family entertainment and media enterprise, from September 1995 to February 1996. Mr. Bollenbach spent the previous 30 years in various financial leadership positions, including Chief Financial Officer, in the family entertainment, media, hospitality, real estate and financial services industries. Mr. Bollenbach is a director of KB Home, Macy’s Inc. and Time Warner Inc. and was formerly a director of Moelis & Company.

Director Qualifications:

•     Leadership, Product Development and Marketing, Operating and Global Business experience – former Co-Chairman, Chief Executive Officer and President of a global hospitality corporation;

•     Accounting and Financial expertise – many years of experience in financial leadership positions, including ten years as Chief Financial Officer, in the family entertainment, media, hospitality, real estate and financial services industries; and

•     Public Company Board and Corporate Governance experience.

LEWIS W.K. BOOTH Former Executive Vice President and Chief Financial Officer, Ford Motor Company Director since October 2012; Independent Committees: Finance Human Resources and Compensation

Mr. Booth, 67, served as Executive Vice President and Chief Financial Officer of the Ford Motor Company, a global automobile manufacturer, from November 2008 until his retirement in April 2012. He was Executive Vice President of Ford of Europe, Volvo Car Corporation and Ford Export Operations and Global Growth Initiatives, and Executive Vice President of Ford’s Premier Automotive Group from October 2005 to October 2008. Prior to that, Mr. Booth held various executive leadership positions with Ford, including Chairman and Chief Executive Officer of Ford of Europe, President of Mazda Motor Corporation and President of Ford Asia Pacific and Africa Operations. He worked continuously for the Ford Motor Company, in positions of increasing responsibility, from 1978 to 2012. Mr. Booth was appointed Commander of the Order of the British Empire in June 2012 for his services to the United Kingdom’s automotive and manufacturing industries. Mr. Booth is a director of Gentherm Incorporated and Rolls-Royce Holdings plc.

Director Qualifications:

•     Leadership, Product Development and Marketing, Operating and Global Business experience – many years of experience in executive leadership positions for major divisions of a global automobile manufacturer, during which he successfully implemented major business restructuring and return to profitability;

•     Accounting and Financial expertise – former Chief Financial Officer of a global automobile manufacturer, where he participated in a restructuring of the balance sheet and a return to growth and profitability; and

•     Public Company Board and Corporate Governance experience.

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LOIS D. JULIBER Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company Director since November 2007; Independent
Committees:	Governance, Membership and Public Affairs Chair, Human Resources and Compensation

Ms. Juliber, 67, served as Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from October 2004 until her retirement in April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from February 2000 to October 2004, Executive Vice President – North America and Europe from 1997 until February 2000, President of Colgate North America from 1994 to 1997 and Chief Technology Officer from 1991 until 1994. Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at Mondelēz International’s predecessor, General Foods Corporation, in a variety of key marketing and general management positions. Ms. Juliber is a director of E. I. du Pont de Nemours and Company. She was formerly a director of Goldman Sachs Group, Inc.

Director Qualifications:

•     Leadership and Operating experience – former Vice Chairman and Chief Operating Officer of a global consumer products company, where she led the company’s turn-around in North America and expansion and growth in key emerging markets like India and China;

•     Industry Knowledge, Manufacturing and Information Technology, Product Development, Research and Development and Marketing, and Global Business and Supply Chain experience – 32 years working in the global consumer products industry; and

•     Public Company Board and Corporate Governance experience.

MARK D. KETCHUM Former President and Chief Executive Officer, Newell Rubbermaid Inc. Director since April 2007; Lead Director since January 2009; Independent
Committee:	Chair, Governance, Membership and Public Affairs and as Lead Director, an ex-officio non-voting member of all committees of which he is not a member

Mr. Ketchum, 66, served as President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, from October 2005 until his retirement in June 2011 and was a member of its board of directors from November 2004 to May 2012. From 1971 to 2004, Mr. Ketchum served in a variety of roles of increasing responsibility at The Procter & Gamble Company, a global marketer of consumer products, including President, Global Baby and Family Care, from 1999 to 2004, President – North American Paper Sector from 1996 to 1999, and Vice President and General Manager – Tissue/Towel from 1990 to 1996. Mr. Ketchum was formerly a director of Newell Rubbermaid Inc.

Director Qualifications:

•     Leadership and Operating experience – former President and Chief Executive Officer of a global consumer products company and former President of a division of another global consumer products company;

•     Industry Knowledge, Product Development and Marketing and Global Business experience – held key roles in operations, marketing and general management at global consumer products companies for four decades; and

•     Public Company Board and Corporate Governance experience.

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JORGE S. MESQUITA Worldwide Chairman, Consumer of Johnson & Johnson Director since May 2012; Independent
Committee:	Audit

Mr. Mesquita, 54, has been Worldwide Chairman, Consumer of Johnson & Johnson, a global healthcare products company, since December 2014. Prior to that, he was continuously employed by The Procter & Gamble Company, a global marketer of consumer products, in various marketing and leadership capacities for 29 years from 1984 to 2013. He served as Group President – New Business Creation and Innovation from March 2012 until June 2013, Group President – Special Assignment from January 2012 until March 2012, Group President, Global Fabric Care from 2007 to 2011 and President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007.

Director Qualifications:

•     Leadership and Global Business experience – current worldwide Chairman of a consumer products division and former Group President of a major division of a global marketer of consumer products; and

•     Industry Knowledge and Marketing experience.

JOSEPH NEUBAUER Former Chairman of the Board, Aramark Director since November 2014; Independent
Committees:	Finance Governance, Membership and Public Affairs

Mr. Neubauer, 74, was Chairman of the Board of Aramark, a leading provider of professional services including food, hospitality, facility and uniform services, from April 1984 until February 2015. Mr. Neubauer joined Aramark in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a member of the Board of Directors. He was elected President in 1981, Chief Executive Officer in 1983 and Chairman in 1984. He held the title of Chairman and CEO until May 2012. Mr. Neubauer is a director of Macy’s Inc. He was formerly a director of Aramark and Verizon Communications, Inc.

Director Qualifications:

•     Leadership, Operating and Global Business experience – former Chairman and Chief Executive Officer of global provider of food, hospitality, facility and uniform services;

•     Industry Knowledge – 36 years in various key positions at a global provider of food, facilities and uniform services company;

•     Accounting and Financial expertise – former Chief Financial Officer of a global food service company; and

•     Public Company Board and Corporate Governance experience.

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NELSON PELTZ Chief Executive Officer and Founding Partner, Trian Fund Management, L.P. Director since January 2014; Independent
Committees:	Finance Governance, Membership and Public Affairs

Mr. Peltz, 73, has served as Chief Executive Officer and Founding Partner of Trian Fund Management, L.P., an alternative investment management firm, since November 2005. He also served as Chairman and CEO of Triarc Companies, Inc. (now known as The Wendy’s Company), a holding company for various consumer and industrial businesses, from April 1993 to June 2007, and has served as its non-executive Chairman since June 2007. Prior to that, Mr. Peltz served as Chairman and Chief Executive Officer of Trian Group, Limited Partnership, which provided investment banking and management services to entities controlled by Mr. Peltz and Peter May, from January 1989 to April 1993 and as Chairman and CEO of Triangle Industries, Inc., a manufacturer of packaging products, from 1983 to December 1988. The National Association of Corporate Directors (NACD) recognized Mr. Peltz in 2010, 2011 and 2012 as among the most influential people in the global corporate governance arena. Mr. Peltz is a director of The Madison Square Garden Company, SYSCO Corporation and The Wendy’s Company. He was formerly a director of H. J. Heinz Company, Legg Mason, Inc. and Ingersoll-Rand plc.

Director Qualifications:

•     Leadership, Operating and Global Business experience – current Chief Executive Officer of an investment management firm, former Chairman and Chief Executive Officer of a consumer/industrial holding company and a global manufacturing company; and

•     Public Company Board and Corporate Governance experience.

FREDRIC G. REYNOLDS Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007; Independent
Committee:	Chair, Audit

Mr. Reynolds, 65, served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009. From September 2001 until December 2005, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and as Executive Vice President and Chief Financial Officer of Viacom Inc., a mass media company, from May 2000 to September 2001. He also served as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000. Prior to that, Mr. Reynolds served in various capacities at PepsiCo, Inc., a food and beverage company, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay. Mr. Reynolds is a director of Hess Corporation and United Technologies Corporation. He was formerly a director of AOL, Inc.

Director Qualifications:

•     Leadership, Operating and Global Business experience – former President, Chief Executive Officer, Executive Vice President and Chief Financial Officer of global media companies and divisions of a global food and beverage company;

•     Industry Knowledge – twelve years in various positions, including key roles, at a global food and beverage company;

•     Accounting and Financial expertise – former Chief Financial Officer or Financial Officer of a mass media company and divisions of a global food and beverage company, and a Certified Public Accountant; and

•     Public Company Board and Corporate Governance experience.

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IRENE B. ROSENFELD Chairman and Chief Executive Officer, Mondelēz International, Inc. Director since June 2006

Ms. Rosenfeld, 62, was appointed Chief Executive Officer and a director of Mondelēz International in June 2006 and became Chairman of the Board in March 2007. Prior to that, she served as Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Ms. Rosenfeld was employed continuously by Mondelēz International and its predecessor companies in various capacities from 1981 until 2003, including President of Kraft Foods North America and President of Operations, Technology, Information Systems and Kraft Foods, Canada, Mexico and Puerto Rico.

Director Qualifications:

•     Leadership and Operating experience – current Chairman and Chief Executive Officer of Mondelēz International and former Chairman and Chief Executive Officer of a major business division of another global food and beverage company;

•     Industry Knowledge, Product Development and Marketing, Sales and Global Business experience – long-time service in various positions, including key roles, at Mondelēz International and its predecessor companies and another global food and beverage company; and

•     Public Company Board and Corporate Governance experience.

CHRISTIANA S. SHI President, Direct-to-Consumer of Nike, Inc. Director Since January 2016; Independent

Ms. Shi, 56, has served as President, Direct-to-Consumer of Nike, Inc., a global provider of athletic footwear and apparel, since July 2013. Ms. Shi joined Nike in October 2010 and served as Vice President and Chief Operating Officer, Global Direct-to-Consumer, from 2010 to 2012 and as Vice President and General Manager, Global Digital Commerce, from 2012 to 2013. Prior to joining Nike, Ms. Shi spent 24 years at McKinsey & Company, a global management consulting firm, in various roles of increasing responsibility. Previous to joining McKinsey & Company, Ms. Shi served in various trading, institutional sales and investment banking roles at Merrill Lynch & Company from July 1981 to July 1984. Ms. Shi is a director of West Marine, Inc.

Director Qualifications:

•     Leadership and Global Business experience – current President and former Vice President and Chief Operating Officer of a division of a global consumer products company;

•     Industry Knowledge and Marketing experience – leader of major divisions of global consumer products company; and

•     Public Company Board and Corporate Governance experience.

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PATRICK T. SIEWERT Managing Director, The Carlyle Group, L.P. Director Since October 2012; Independent
Committees:	Audit Chair, Finance

Mr. Siewert, 60, has served as a Managing Director for The Carlyle Group, L.P., a global alternative asset management firm, since April 2007. In that role, Mr. Siewert serves as a director of several public companies trading on the Hong Kong and Singapore stock exchanges. Formerly, he was a senior executive with The Coca-Cola Company, a global beverage company, from August 2001 to March 2007 in various positions including Group President and Chief Operating Officer, Asia and a member of the Global Executive Committee. Prior to that, he was with Eastman Kodak Company, a technology company focused on imaging products and services, from 1974 to 2001, serving in a variety of executive and managerial and director roles, including Chief Operating Officer, Consumer Imaging and Senior Vice President and President of the Kodak Professional Division. Mr. Siewert is a director of Avery Dennison Corporation.

Director Qualifications:

•     Leadership, Operating and Global Business experience – former President of a major division of a global beverage company and a consumer products company, with an in-depth knowledge of consumer trends, routes to market and the opportunities and challenges in the Asian markets;

•     Industry Knowledge – six years in key roles at a global beverage company; and

•     Public Company Board and Corporate Governance experience.

RUTH J. SIMMONS President Emerita, Brown University Director since October 2012; Independent
Committees:	Governance, Membership and Public Affairs Human Resources and Compensation

Dr. Simmons, 70, is President Emerita of Brown University, having served as President from 2001 to 2012. Prior to that, Dr. Simmons served as President of Smith College from 1995 to 2001 and Vice Provost of Princeton University from 1991 to 1995. She served in various administrative positions at colleges and universities beginning in 1977, including the University of Southern California from 1979 to 1983, Princeton University from 1983 to 1989 (and again from 1991 to 1995) and Spelman College from 1989 to 1991. Dr. Simmons was a Fulbright Scholar to France from 1967 to 1968 and is a Chevalier of the French Legion of Honor. Dr. Simmons is a director of Fiat Chrysler Automobiles NV, Square, Inc. and Texas Instruments Incorporated (from which she will retire in April 2016) and was formerly a director of Chrysler Group LLC.

Director Qualifications:

•     Leadership and Operating experience – former President of a major college and a leading university with over 15 years of experience;

•     Academic and Research experience – professor of literature and former administrator with over 36 years of experience; and

•     Public Company Board and Corporate Governance experience.

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JEAN-FRANÇOIS M. L. VAN BOXMEER Chairman of the Executive Board and Chief Executive Officer, Heineken N.V. Director since January 2010; Independent
Committees:	Finance Human Resources and Compensation

Mr. van Boxmeer, 54, has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V., a global brewing company, since 2005 and a member of its Executive Board since 2001. He has been employed continuously by Heineken, in various capacities, in positions of increasing responsibility, since 1984. Mr. van Boxmeer is a Member of the Shareholders Committee of Henkel AG & Co. KGaA.

Director Qualifications:

•     Leadership and Operating experience – current Chairman and Chief Executive Officer of a global brewing company, where he led the company’s significant global expansion, most notably in Asian markets;

•     Industry Knowledge, Product Development and Marketing and Global Business experience – three decades in various positions, including key roles, at a global brewing company; and

•     Public Company Board and Corporate Governance experience.

Corporate Governance

We believe that a strong corporate governance framework is essential to our long-term success. This section describes our governance policies, key governance practices and Board leadership structure and oversight functions.

Governance Guidelines

The Board adopted Guidelines articulating our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; Board composition and structure; responsibilities of the committees of the Board; CEO and Board performance evaluations; and succession planning. At least annually, the Governance Committee reviews the Guidelines and recommends any changes to the Board. The Guidelines are available on our website at www.mondelezinternational.com/investors/corporate-governance.

Key Corporate Governance Practices

At least annually, we review our corporate governance practices to support the Board’s independent leadership, accountability and oversight. Key aspects of our corporate governance framework include:

•	Annual Election of Directors. Our By-Laws provide that our shareholders elect all directors annually.

•	Proxy Access By-Law Provisions. Following consultation with numerous shareholders, the Board amended our By-Laws effective October 9, 2015 to provide for proxy access under the following key parameters:

•	Minimum Ownership Threshold: 3%;

•	Ownership Duration: 3 years;

•	Maximum Nominations Permitted: greater of 20% or 2 directors; and

•	Aggregation: no more than 20 shareholders may aggregate holdings to meet the minimum ownership threshold.

•	Majority and Confidential Voting in Uncontested Director Elections with a Director Resignation Policy. Our By-Laws provide that, in an election in which the number of nominees for election equals the number of directors to be elected, director nominees must be elected by a majority of the votes cast.

•	Special Meetings of Shareholders. Our By-Laws allow shareholders of record of at least twenty percent (20%) of the voting power of the outstanding stock to call a special meeting of shareholders.

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•	Limitation on Management Directors. Our Guidelines provide that the Board believes the Chairman and CEO generally should be the only member of management to serve as a director. Currently, our Chairman and CEO is the only member of management serving on the Board.

•	Independent Committees. All Board committees consist entirely of, and are chaired by, independent directors.

•	Executive Sessions. At each in-person Board meeting, our independent directors meet without the CEO or any other members of management present to discuss substantive issues important to Mondelēz International, including matters concerning management. The Lead Director chairs these sessions. In some instances, a committee chair leads Board discussion of a topic relevant to that committee’s remit.

•	Board, Committee and Director Self-Assessments. The Governance Committee establishes and oversees processes for annual Board and committee assessments and coordinates individual director self-assessments. The Board, committees and management use the results of these self-assessments in planning their work and subsequent governance decisions.

•	Shareholder Engagement. As more fully described on page 23 of this Proxy Statement, we engage in ongoing dialogue with shareholders throughout the year.

•	Strategic Planning. Every year, the Board devotes several days to review, discuss and challenge the Company’s Strategic Plan. During the meeting, the Board meets with management to understand the Strategic Plan’s short-term and long-term objectives before deciding to endorse the Strategic Plan. At its meetings during the balance of the year, the Board and management track progress against the Strategic Plan’s goals. The Company’s goals and executive compensation design are tied to a number of metrics critical to achieving the Strategic Plan and promoting long-term shareholder returns.

•	Annual Chairman and CEO Evaluation. The Human Resources and Compensation Committee (the “Compensation Committee”) annually evaluates the Chairman and CEO’s performance. The Compensation Committee seeks input from the other directors regarding her performance before deciding her performance rating. The Governance Committee annually considers the CEO’s performance and suitability as Chairman when determining whether to nominate her for re-election.

•	Stock Ownership Guidelines. To promote alignment of directors’ and shareholders’ interests, our Guidelines provide that we expect directors to hold Common Stock in an amount equal to five times the annual Board retainer within five years of joining the Board. As of March 9, 2016, all directors with at least five years of service on the Board met or exceeded this requirement.

Additionally, equity grants awarded in or after May 2010 to directors are made in the form of deferred stock units. Distribution of actual shares occurs six months after the director ends his or her service as a director.

•	Leadership Structure. Our Guidelines currently provide for an independent Lead Director and that the CEO also serves as Chairman of the Board. See additional discussion below under “– Board Leadership Structure.”

•	Special Meetings of the Board. Our By-Laws empower both the Lead Director and the Chairman to call special meetings of the Board.

Board Leadership Structure

Our By-Laws provide the Board flexibility in determining its leadership structure. The Board may appoint and designate the duties of a Lead Director and permit one person to hold the offices of both CEO and Chairman. Within that framework, the Board annually re-evaluates its leadership structure to determine the most appropriate leadership structure at that time. In considering which leadership structure will allow it to most effectively carry out its responsibilities and best represent shareholders’ interests, the Board takes into account various factors. Among them are our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, results of Board and committee annual self-assessments, advantages and disadvantages of alternative leadership structures based on circumstances at that time and our corporate governance practices. In keeping with this principle, the Board may determine that the CEO also serve as Chairman, but if it does so, it also appoints an independent Lead Director with robust responsibilities.

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Current Leadership Structure

Currently, our Guidelines provide that:

•	an independent director serves as Lead Director;

•	independent directors chair the Board’s four standing committees; and

•	the CEO serves as Chairman of the Board.

The Board believes that this leadership structure provides an effective balance of strong leadership and independent oversight and best meets our current circumstances and anticipated needs.

Independent Director Leadership and Oversight

The Board believes that robust independent Board leadership and oversight are very important. Therefore, it established the substantive position of independent Lead Director for times when one individual serves as both Chairman and CEO. Our independent directors annually select our Lead Director for a one-year term. The Board created the Lead Director position to provide independent leadership of the Board’s affairs on behalf of our shareholders, increase the Board’s effectiveness, promote open communication amongst the independent directors and serve as the principal liaison between the Chairman and the other independent directors.

Lead Director Role and Responsibilities

Under our Guidelines, the Lead Director, in consultation with the other independent directors, has the following duties and responsibilities:

•	Serve as liaison between the independent directors and the Chairman and CEO;

•	With respect to long-term meeting planning, seek input from the independent directors and advise the Chairman and CEO as to an appropriate annual schedule of and major agenda topics for regular Board meetings prior to Board review and approval;

•	With respect to specific Board meetings, seek input from the independent directors regarding agenda items and the content of briefing materials. Add agenda items in his or her discretion. Review and approve meeting agenda as well as the content of Board briefing materials;

•	With respect to regular Board and committee meetings, review and approve the allocation of time amongst the Board and committee meetings;

•	Preside at all Board meetings at which the Chairman and CEO is not present, including executive sessions of the independent directors and, as appropriate, apprise the Chairman of the topics considered;

•	Call meetings of the independent directors or of the Board as needed;

•	Facilitate effective communication and interaction between the Board and management. To assist the Lead Director in fulfilling this responsibility, the Board may adopt more specific procedures designed to promote effective communication and interaction while minimizing disruption of the Company’s day-to-day activities;

•	Serve as an ex-officio non-voting member of all Board committees of which he or she is not a member;

•	Lead the annual Board and director self-assessments process, including meeting with each director to discuss the Board’s and that individual director’s performance;

•	Working with the Governance Committee, develop recommendations for committee structure, membership, rotations and chairs;

•	Be available for consultation and direct communication with the Company’s major shareholders; and

•	Perform such other duties as the Board may from time to time delegate to the Lead Director.

Mark D. Ketchum is our current Lead Director. The independent directors first appointed him to that role in 2009 and have re-appointed him annually. The independent directors believe that he is an effective Lead Director due to his independence, leadership, global operating experience as former President and CEO of Newell Rubbermaid Inc. and a variety of roles during his 33 year career at The Procter & Gamble Company, and corporate governance experience, including his prior service as a director of Newell Rubbermaid Inc. and Hillenbrand Industries.

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Chairman and CEO Role and Responsibilities

Ms. Rosenfeld has served as our CEO and as a director since June 2006. In conjunction with our 2007 spin-off from Altria Group, Inc., the Board concluded that Ms. Rosenfeld should also serve as Chairman because of her extensive knowledge of the Company, the food industry and the competitive environment in which we operate, her leadership experience and her ability and dedication to working closely with the Lead Director and our other independent directors. Based on our current circumstances and anticipated needs, the Board continues to believe that having Ms. Rosenfeld serve as both CEO and Chairman serves our shareholders’ interests and contributes to the Board’s efficiency and effectiveness. The Board believes that she is generally in the best position to inform our independent directors about our global operations and critical business matters and ensure alignment of our business and strategic plans. Further, the Board believes that combining these roles also fosters expedient communication between Ms. Rosenfeld and the Board.

Director Independence

Our Guidelines require that at least 80% of our directors meet the NASDAQ listing standards’ independence requirements and provide that the Chairman and CEO generally should be the only member of management to serve as a director. In order to determine that a director is independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no relationship with Mondelēz International or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Mondelēz International or our independent registered public accountants. These standards are generally consistent with the NASDAQ listing standards’ independence requirements. Annex A to the Guidelines lists these categorical standards. It is available on our website at www.mondelezinternational.com/investors/corporate-governance.

The Board determined that, under our categorical standards and NASDAQ’s listing standards, the following directors are independent: Stephen F. Bollenbach, Lewis W.K. Booth, Lois D. Juliber, Mark D. Ketchum, Jorge S. Mesquita, Joseph Neubauer, Nelson Peltz, Fredric G. Reynolds, Christiana S. Shi, Patrick T. Siewert, Ruth J. Simmons and Jean-François M. L. van Boxmeer. In addition, Ratan N. Tata was independent during the portion of fiscal 2015 he served on the Board. Irene B. Rosenfeld is not independent because she is a Mondelēz International employee.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, operational and compliance risks.

•	Management is responsible for the day-to-day assessment, management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes.

•	Our Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. Pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) process.

Our ERM process is ongoing and implemented at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. Our ERM process facilitates open communication between management and the Board so that the Board and committees understand key risks to our business and performance, our risk management process and how it is functioning, the participants in the process and the information gathered through the process. The Audit Committee annually reviews the functioning of our ERM process as well as the results of our annual ERM risk assessment.

Annually, the Audit Committee reviews and approves management’s recommendation for allocating to the full Board or retaining for itself responsibility for reviewing and assessing key risk exposures and management’s response to

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those exposures. Management provides reports to the Board and the appropriate committee in advance of meetings regarding key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The committees report key risk discussions to the Board following their meetings. Board members may also further discuss the risk management process directly with members of management.

During 2015, the Board and committees reviewed and assessed risks related to our business and operations as follows (the Board annually reviews and sometimes reallocates responsibilities amongst committees. Accordingly, the allocation of responsibilities shown in this table may change during 2016):

Board	Audit	Governance, Membership and Public Affairs	Human Resources and Compensation(1)	Finance

Strategy

Operations

Food safety (including supply chain and food defense)

Competition (including private label and customer concentration)

Capital structure

Financial strategies and transactions (including economic trends)

Labor relations (including human capital)

Transformation (including zero-based budgeting, supply chain reinvention and the coffee transaction)

Financial statements

Financial reporting process

Accounting matters

Legal, compliance and regulatory matters (including non-financial compliance risks)

Business continuity/operations

Sovereign risk

Financial risk management (including foreign exchange, commodities exposure, and income and other taxes)

Health, safety and environmental

		Governance programs Board organization, membership and structure Related person transactions Social responsibility Public policy Mondelēz International’s public image and reputation	Compensation policies and practices for all employees (including executives) Succession planning Human resources policies and practices	Interest rate exposure Enterprise funding and liquidity

(1)	For a discussion about risk oversight relating to our compensation programs, see “– Board Committees and Membership – Human Resources and Compensation Committee – How the Compensation Committee Manages Compensation-Related Risk.”

The Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the economic environment. Additionally, the Board devotes several days each year to a highly-focused review of our strategic plans, including strategic and operational risks. More generally, the Board is responsible for oversight of strategy, broad corporate policy and overall performance of the Company through engaged oversight of management.

The Board believes our current leadership structure enhances its oversight of risk management because our CEO, who is ultimately responsible for our risk management process, is in the best position as Chairman to discuss with the Board these key risks and management’s responses to them.

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Codes of Conduct

Code of Business Conduct and Ethics for Non-Employee Directors

We have adopted a Code of Business Conduct and Ethics for Non-Employee Directors. It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct. Annually, each non-employee director must acknowledge in writing that he or she has received, reviewed and understands the Code of Business Conduct and Ethics for Non-Employee Directors. Shareholders and others can access our Director Ethics Code on our website at www.mondelezinternational.com/investors/corporate-governance.

Code of Conduct for Employees

We have adopted a Code of Conduct for Employees that applies to all of our employees. It includes policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct for Employees reflects our values and contains important rules our employees must follow when conducting business. The Code of Conduct is part of our global compliance and integrity program. The program provides training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. Shareholders and others can access our Code of Conduct for Employees on our website at www.mondelezinternational.com/about-us/compliance-and-integrity.

We will disclose in the Corporate Governance section of our website any amendments to our Code of Business Conduct and Ethics for Non-Employee Directors or Code of Conduct for Employees and any waiver granted to an executive officer or director under these codes.

Review of Transactions with Related Persons

Related Persons Policy and Procedures

The Board has adopted a written policy regarding the review, approval or ratification of “related person transactions.” A related person transaction is one in which Mondelēz International is a participant, the amount involved exceeds $120,000 and any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are the following persons and their immediate family members: our directors, executive officers and shareholders beneficially owning more than 5% of our outstanding Common Stock. In accordance with this policy, the Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews, and approves, disapproves or ratifies the related person transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Mondelēz International and in our and our shareholders’ best interests. The chair of the Governance Committee reviews and approves or ratifies potential related person transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the Governance Committee any transaction so approved or ratified. The Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	its commercial reasonableness;

•	the materiality of the related person’s direct or indirect interest in it;

•	whether it may involve an actual, or create the appearance of a, conflict of interest;

•	its impact on the related person’s independence (as defined in our Guidelines and the NASDAQ listing standards); and

•	whether it would violate any provision of our Code of Business Conduct and Ethics for Non-Employee Directors or Code of Conduct for Employees.

Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

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Review of Transactions

On February 10, 2016, BlackRock, Inc. (“BlackRock”), an investment management corporation, filed a Schedule 13G/A with the SEC reporting that it was a greater than 5% shareholder as of December 31, 2015. During 2015, BlackRock acted as an investment manager with respect to certain investment options under our U.S. retirement savings plans and Canadian, Irish and U.K. pension plans. BlackRock was selected as an investment manager for the retirement savings and pension plans by each plan’s designated authority for plan investments. BlackRock’s selection was based on the determination of each plan’s designated authority that the selection met applicable standards and that the fees were reasonable and appropriate. BlackRock’s fees, approximately $1.59 million during 2015, were paid from the plan assets of the specific plans for which it performed services. The plans expect to pay similar fees to BlackRock during 2016 for similar services. (Fees, based on plan asset value, are paid quarterly on a lagging basis.)

Shareholder Engagement

Consistent with our shareholder engagement philosophy, throughout 2015, our Lead Director, senior management, Investor Relations and the Corporate Secretary met with and sought feedback from many shareholders representing a significant portion of our outstanding shares on a wide range of topics including, among others, portfolio strategy, capital allocation, corporate governance including proxy access, sustainability and corporate social responsibilities. These meetings were candid and constructive. We will continue to engage with and consider our shareholders’ perspectives, and doing so benefits Mondelēz International and its registered, beneficial, retail and institutional investors. Our Lead Director is available for consultation and direct communication with major shareholders.

Mondelēz International’s Shareholder Engagement Philosophy
Year round communications cycle with large and small shareholders	Committed to open, interactive dialogue	Places value on registered, retail and institutional shareholders	Feedback reflected at Board meetings

Communications with the Board

Information for shareholders and other parties interested in communicating with the Lead Director, the Board or our independent directors, individually or as a group, is available on our website at www.mondelezinternational.com/Investors/corporate-governance#contacts. Our Corporate Secretary:

•	Forwards communications relating to matters within the Board’s purview to the Lead Director or appropriate independent director(s) and communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee.

•	Forwards communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Mondelēz International executive or employee, but makes them available to any independent director who requests them.

•	Does not forward or retain solicitations, junk mail and obviously frivolous or inappropriate communications.

Board Committees and Membership

The Governance Committee considers and makes recommendations to the Board regarding the Board’s committee structure and membership. Our Board designates the committee members and chairs following consideration of the Governance Committee’s recommendations. The Board has adopted a written charter for each standing committee. The charters define each committee’s roles and responsibilities. Charters for each committee are available on our website at www.mondelezinternational.com/investors/corporate-governance. Independent directors comprise 100% of the Audit, Compensation, Finance and Governance Committees. All committee chairs are independent. Each committee meets regularly in executive session without management. Committee Chairs approve agendas and materials for their committee meetings. In addition, committees may retain outside legal, financial and other advisors, at the Company’s expense.

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The Board has four standing committees: Audit, Finance, Governance, Membership and Public Affairs and Human Resources and Compensation. The committee structure and membership is as follows:

Committee Membership(1)

Director	Audit	Finance	Governance, Membership and Public Affairs	Human Resources and Compensation
Stephen F. Bollenbach(2)	X
Lewis W.K. Booth(3)		X		X
Lois D. Juliber			X	Chair
Mark D. Ketchum	+	+	Chair	+
Jorge S. Mesquita	X
Joseph Neubauer		X	X
Nelson Peltz		X	X
Fredric G. Reynolds	Chair
Patrick T. Siewert	X	Chair
Ruth J. Simmons			X	X
Jean-François M. L. van Boxmeer		X		X
Total Number of Committee Meetings During 2015	11	3(4)	6	7

+	Mr. Ketchum, as Lead Director, is an ex-officio non-voting member of all committees of which he is not a member.
(1)	The Board periodically reviews and rotates committee memberships. Accordingly, the membership shown in this table may change during 2016. Director Nominee Shi was appointed to the Board effective January 4, 2016 and will be appointed to committees in due course.
(2)	Mr. Bollenbach was a member of the Compensation Committee and Governance Committee through January 25, 2015.
(3)	Mr. Booth was a member of the Audit Committee through January 25, 2015.
(4)	The Finance Committee acted once by unanimous written consent during 2015.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held eight meetings during 2015 and acted twice by unanimous written consent.

•	All incumbent directors who served for some or all of 2015 attended at least 75% of the aggregate number of meetings of the Board and all committees on which they served (held during the period that they served).

•	During 2015, Mses. Juliber and Rosenfeld and Messrs. Bollenbach, Booth, Ketchum and Reynolds attended 100% and Ms. Simmons and Messrs. Mesquita, Neubauer, Peltz, Siewert and van Boxmeer attended at least 84% of meetings of the Board and all committees on which they served.

•	All 12 of the then-incumbent directors attended the 2015 Annual Meeting of Shareholders.

Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that all of the Audit Committee members are independent within the meaning of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are able to read and understand financial statements in accordance with NASDAQ listing standards and are financially literate in accordance with the New York Stock Exchange listing standards. The Board has determined that Stephen F. Bollenbach and Fredric G. Reynolds are “audit committee financial experts” within the meaning of SEC regulations and have financial sophistication in accordance with NASDAQ listing standards. No Audit Committee member received any payments in 2015 from us other than compensation for service as a director.

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Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal auditors and internal audit functions; and

•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at: compliance@mdlz.com.

Audit Committee Report for the Year Ended December 31, 2015

Management has primary responsibility for Mondelēz International’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the

Mondelēz International Board of Directors is to oversee Mondelēz International’s accounting and financial reporting processes and audits of its financial statements. In addition, in 2015 we assisted the Board in its oversight of:

•	Mondelēz International’s compliance with legal and regulatory requirements;

•	Mondelēz International’s independent registered public accountants’ qualifications, independence and performance;

•	The performance of Mondelēz International’s internal auditor and the internal audit function; and

•	Mondelēz International’s risk assessment and risk management guidelines and policies.

Our duties include overseeing Mondelēz International’s management, the internal audit department and the independent registered public accountants in their performance of the following functions, for which they are responsible:

Management

•	Preparing Mondelēz International’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	Assessing and establishing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Mondelēz International’s internal control over financial reporting.

Internal Audit Department

•	Assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Registered Public Accountants

•	Auditing Mondelēz International’s financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Annually auditing the effectiveness of Mondelēz International’s internal control over financial reporting.

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Periodically, we meet, both independently and collectively, with management, the internal auditor and the independent registered public accountants to, among other things:

•	Discuss the quality of Mondelēz International’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses; and

•	Review the overall scope and plans for the audits by the internal audit department and the independent registered public accountants.

Prior to Mondelēz International’s filing of its Annual Report on Form 10-K for the year ended December 31, 2015 with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent registered public accountants;

•	Discussed with the independent registered public accountants the items the independent registered public accountants are required to communicate to the Audit Committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board;

•	Received from the independent registered public accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with us concerning independence; and

•	Discussed with the independent registered public accountants their independence from Mondelēz International, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent registered public accountants from performing specified services that could impair their independence, and (ii) Mondelēz International’s and the Audit Committee’s policies.

Based upon the review and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the U. S. Securities and Exchange Commission on February 19, 2016.

Audit Committee:

Fredric G. Reynolds, Chair

Stephen F. Bollenbach

Jorge S. Mesquita

Patrick T. Siewert

Pre-Approval Policies

Our Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, the committee approves the services before we engage the independent registered public accountants. In case approval is needed before a scheduled committee meeting, the committee has delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.

The Audit Committee pre-approved all 2015 audit and non-audit services provided by the independent registered public accountants.

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Independent Registered Public Accountants’ Fees

Aggregate fees for professional services rendered by our independent registered public accountants, PricewaterhouseCoopers LLP, for 2015 and 2014 were:

	2015	2014
Audit Fees	$15,745,000	$15,971,000
Audit-Related Fees	2,614,000	3,714,000
Tax Fees	788,000	1,411,000
All Other Fees	48,000	27,000

Total	$19,195,000	$21,123,000

Audit Fees include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

Audit-Related Fees include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures and procedures related to various other audit and special reports.

Tax Fees include professional services in connection with tax compliance and advice.

All Other Fees include professional services in connection with seminars, compliance reviews and data protection compliance reviews.

All fees above include out-of-pocket expenses.

Finance Committee

The Board has determined that all of the Finance Committee members are independent within the meaning of the NASDAQ listing standards. The Finance Committee’s charter sets out its responsibilities, which include reviewing and making recommendations to the Board on significant financial matters, including:

•	our long-term capital structure including financing plans, projected financial structure, funding requirements, target credit ratings and return on invested capital;

•	authorization of issuances, sales or repurchases of equity and debt securities;

•	our external dividend policy and dividend recommendations;

•	proposed acquisitions, divestitures, joint ventures, investments, asset sales and purchase commitments for services in excess of $100 million; and

•	Board authorization and delegation levels with respect to financing matters.

The Finance Committee also reviews and discusses with management:

•	results of transactions such as acquisitions, divestitures, joint ventures, and investments in excess of $100 million; and

•	the cash-flow impact of non-debt obligations including funding pension and other post-retirement benefit plans.

Governance, Membership and Public Affairs Committee

The Board has determined that all of the Governance Committee members are independent within the meaning of the NASDAQ listing standards. The Governance Committee’s charter sets out its responsibilities. Among its responsibilities are:

•	review candidates’ qualifications for Board membership consistent with criteria determined by the Board;

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•	consider the performance of and suitability of incumbent directors for re-election and recommend to the Board a slate of nominees for each annual meeting of shareholders and candidates to be appointed to the Board as necessary to fill vacancies and newly created directorships;

•	make recommendations to the Board as to directors’ independence and related party transactions;

•	make recommendations to the Board concerning the functions, composition and structure of the Board and its committees;

•	recommend frequency of Board meetings and content of Board agendas;

•	advise and make recommendations to the Board on corporate governance matters, including regarding our Guidelines and the annual self-assessments process for the Board, its committees, and its directors;

•	administer the Code of Business Conduct and Ethics for Non-Employee Directors and monitor directors’ compliance with our stock ownership guidelines;

•	oversee policies and programs related to corporate citizenship, social responsibility and public policy issues significant to Mondelēz International such as sustainability and environmental responsibility; food labeling, marketing and packaging; and philanthropic and political activities and contributions; and

•	monitor issues, trends, internal and external factors and relationships that may affect Mondelēz International’s public image and reputation.

Human Resources and Compensation Committee

Human Resources and Compensation Committee Independence, Interlocks and Insider Participation

The Board has determined that all of the Compensation Committee members are independent within the meaning of the NASDAQ listing standards, including the heightened independence criteria for compensation committee members. None of the Compensation Committee’s members is or was:

•	an officer or employee of Mondelēz International;

•	a participant in a “related person” transaction during 2015 (for a description of our policy on related person transactions, see “Corporate Governance – Review of Transactions with Related Persons” above); or

•	an executive officer of another entity at which one of our executive officers serves on the board of directors or the Compensation Committee.

Responsibilities

The Compensation Committee’s charter sets out its responsibilities. Among its responsibilities are to:

•	establish our executive compensation philosophy;

•	assess the appropriateness and competitiveness of our executive compensation programs;

•	review and approve the CEO’s goals and objectives, evaluate the CEO’s performance against those goals and objectives, then, based upon its evaluation, determine both the elements and amounts of the CEO’s compensation;

•	review and approve the compensation of the CEO’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

•	determine annual incentive compensation, equity grants and other long-term incentive grants and awards under our incentive plan;

•	make recommendations to the Board regarding incentive plans requiring shareholder approval, and approve eligibility for and design of executive compensation programs implemented under those plans;

•	review our compensation and benefits policies and practices as they relate to our risk management practices and risk-taking incentives and review proposed material changes to those policies and practices;

•	oversee the management development and succession planning process (including emergency planning) for the CEO and direct reports;

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•	review key human resource policies and practices, including our policies, objectives and programs related to diversity and periodically review our diversity performance;

•	monitor executive officers’ compliance with our stock ownership guidelines;

•	advise the Board regarding the compensation of independent directors;

•	review and discuss with management the Compensation Discussion and Analysis, and prepare and approve the Compensation Committee’s report to shareholders included in our Proxy Statement; and

•	assess the independence of the Compensation Committee’s outside advisors and at least annually assess whether the work of its compensation consultants has raised any conflict of interest that must be disclosed in our annual report and Proxy Statement.

The Compensation Committee has the authority to delegate any of its responsibilities to the committee’s Chair, another Compensation Committee member or a subcommittee of Compensation Committee members, unless prohibited by law, regulation or any NASDAQ listing standard.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist it in evaluating executive compensation programs and advise it regarding the amount and form of executive and director compensation. It uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives. It directly engages the consultant under an engagement letter that the Compensation Committee reviews at least annually.

Since September 2009, the Compensation Committee has retained Compensation Advisory Partners, LLC (“CAP”) as its independent compensation consultant, and the Compensation Committee annually reviews CAP’s engagement. During 2015, CAP provided the Compensation Committee advice and services, including:

•	regularly participating in Compensation Committee meetings including executive sessions that exclude management;

•	consulting with the Compensation Committee chair and other members between committee meetings;

•	providing competitive peer group compensation data for executive positions and evaluating how the compensation we pay our NEOs (as described under “Compensation Discussion and Analysis”) relates both to the Company’s performance and to how our peers compensate their executives;

•	analyzing “best practices” and providing advice about design of our annual and long-term incentive plans, including selecting performance metrics;

•	advising on the composition of our Compensation Survey Group and our Performance Peer Group (as described in the “Compensation Discussion and Analysis”) that we use for benchmarking pay and performance;

•	updating the Compensation Committee on executive compensation trends, issues and regulatory developments; and

•	assessing and recommending non-employee director compensation.

For the year ended December 31, 2015, CAP provided no services to Mondelēz International other than consulting services to the Compensation Committee regarding executive and non-employee director compensation.

The Compensation Committee regularly reviews the current engagements and the objectivity and independence of the advice that CAP provides to the Compensation Committee on executive and non-employee director compensation. The Compensation Committee considered the six specific independence factors adopted by the SEC and NASDAQ and determined that CAP is independent and that CAP’s work did not raise any conflicts of interest.

Limited Role of Executive Officers in the Determination of Executive Compensation and Non-Employee Director Compensation

•	Each year, our CEO presents compensation recommendations for her direct reports and our other executive officers, including the NEOs. The Compensation Committee reviews and discusses these recommendations with the CEO, but retains full discretion over these compensation actions.

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•	Our CEO does not make recommendations or participate in deliberations regarding her own compensation.

•	Executive officers do not play a role in determining or recommending the amount or form of non-employee director compensation.

How the Compensation Committee Manages Compensation-Related Risk

As it does each year, in 2015, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and other employees from taking unnecessary or excessive risks. As described in the “Compensation Discussion and Analysis,” we design our compensation to incentivize executives and other employees to achieve the Company’s financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. Our compensation design discourages our executives and other employees from taking excessive risks for short-term benefits that may harm the Company and our shareholders in the long-term. The Compensation Committee uses various strategies to mitigate risk, including:

•	using both short-term and long-term performance-based compensation so that executives do not focus solely on short-term performance;

•	weighting executive compensation heavily toward long-term incentives to encourage sustainable shareholder value and accountability for long-term results;

•	using multiple relevant performance measures in our incentive plan designs so that executives do not place undue importance on one measure which could distort the results that we want to incent;

•	weighting business and individual performance in our annual cash incentive program so that executives and employees do not have too narrow a focus;

•	capping the amount of incentives that may be awarded or granted;

•	retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;

•	requiring our top executives to hold a significant amount of their compensation in Company stock and prohibit them from hedging, pledging or engaging in short sales of their stock;

•	not using employment contracts;

•	not backdating or re-pricing option grants; and

•	not paying severance benefits on change in control unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.

In addition, our Audit Committee oversees our ethics and compliance programs that educate executives and other employees on appropriate behavior and the consequences of inappropriate actions. These programs not only drive compliance and integrity but also encourage employees with knowledge of bad behavior to report concerns by providing multiple reporting avenues while protecting reporting employees against retaliation.

CAP also reviewed the Compensation Committee’s risk analysis, including the underlying procedures, and confirmed the Compensation Committee’s conclusion below.

In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation of Non-Employee Directors

Any director who also is an employee of Mondelēz International receives no compensation for service as a director. Currently, Irene B. Rosenfeld is the only director who is an employee of the Company.

We strive to recruit and retain highly qualified non-employee directors who will best represent our shareholders’ interests. To ensure the compensation we offer is sufficient to meet our objective, our Compensation Committee periodically reviews non-employee director compensation. During 2015, the Compensation Committee used data

MONDELĒZ INTERNATIONAL    30

provided by CAP to benchmark our non-employee director compensation against our Compensation Survey Group and compensation paid to non-employee directors of other Fortune 100 companies in order to assess the appropriateness of the form and amount of non-employee director compensation. Based upon that information, the Compensation Committee recommended and the Board approved changes to the non-employee compensation in 2015. Effective July 1, 2015:

•	The annual retainer for the chairs of the Audit Committee and the Human Resources and Compensation Committee increased from $20,000 to $25,000; and

•	The annual retainer for the chair of the Governance, Membership and Public Affairs Committee increased from $15,000 to $20,000.

Additionally, effective on May 20, 2015, the date of the 2015 Annual Meeting of Shareholders, the annual equity grant value increased from $145,000 to $160,000.

Summary of 2015 Compensation Elements

Annual Compensation Elements	Amount ($)
Board Retainer	110,000
Lead Director Retainer	30,000
Audit Committee Chair Retainer (effective July 1, 2015)	25,000
Human Resources and Compensation Committee Chair Retainer (effective July 1, 2015)	25,000
Governance, Membership and Public Affairs Committee Chair Retainer (effective July 1, 2015)	20,000
Finance Committee Chair Retainer	15,000
Annual Equity Grant Value (effective May 20, 2015)	160,000

Cash Compensation – Board, Lead Director and Committee Chair Retainers

We pay our non-employee directors their cash retainers quarterly. Pursuant to the Mondelēz International, Inc. 2001 Compensation Plan for Non-Employee Directors, they can defer 25%, 50%, 75% or 100% of their cash retainers into notional unfunded accounts that mirror certain of the investment options under the Mondelēz Global LLC Thrift 401(k) Plan. If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we pay that director a prorated retainer based on the number of days remaining in the calendar year.

Equity Compensation – Annual Equity Grant

Annual equity grants are made following the annual meeting of shareholders.

If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), the director receives a prorated equity grant upon appointment. We calculate the value of the prorated grant using this ratio: the number of months until the next annual meeting of shareholders over a denominator of twelve months.

Non-employee director annual equity grants are made in the form of vested deferred stock units. Distribution of actual shares occurs six months after the director ends his or her service as a director. When the Company pays a dividend on the Company’s common shares, we accrue the value of the dividends that the Company would have paid on the deferred stock units. Six months after the director ends his or her service as a director, we issue shares to the director equal to the accumulated accrued value.

Stock Ownership Guidelines

To align further our non-employee directors’ interests with our shareholders’ interests, we expect our non-employee directors to hold shares of our Common Stock in an amount equal to five times the annual Board retainer (i.e., $550,000) within five years of becoming a director. If a non-employee director does not meet the stock ownership guidelines within that timeframe, the Lead Director will consider the non-employee director’s particular situation and may take action, as he deems appropriate. As of March 9, 2016, each director who has served for at least five years met or exceeded this requirement.

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Company Match for Director Charitable Contributions

Non-employee directors are eligible to participate in a Mondelēz International Foundation (the “Foundation”) Matching Gift program. Each year, the Foundation will generally match up to $15,000 in contributions by a non-employee director to a 501(c)(3) non-profit organization(s).

2015 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Bollenbach, Stephen F.	110,000	160,038	–	270,038
Booth, Lewis W.K.	110,000	160,038	30,000	300,038
Juliber, Lois D.	132,500	160,038	10,000	302,538
Ketchum, Mark D.	157,500	160,038	25,000	342,538
Mesquita, Jorge S.	110,000	160,038	–	270,038
Neubauer, Joseph	110,000	160,038	15,000	285,038
Peltz, Nelson	110,000	160,038	–	270,038
Reynolds, Fredric G.	132,500	160,038	15,000	307,538
Siewert, Patrick T.	123,958	160,038	–	283,996
Simmons, Ruth J.	110,000	160,038	–	270,038
Tata, Ratan N.(4)	42,610	–	–	42,610
van Boxmeer, Jean-François M. L.	110,000	160,038	–	270,038

(1)	Includes all retainer fees earned or deferred pursuant to the 2001 Compensation Plan for Non-Employee Directors. Non-employee directors do not receive meeting fees.
(2)	The amounts shown in this column represent the full grant date fair value of the deferred stock unit grants in 2015 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our 2015 Form 10-K. The deferred shares are immediately vested, but receipt of the shares is deferred until six months after the director no longer serves on the Board. The 2015 Non-Employee Director Equity Awards Table below provides further detail on the non-employee director grants made in 2015 and the number of stock awards outstanding as of December 31, 2015.
(3)	Represents Foundation contributions made as part of the Company’s Foundation Matching Gift Program. Annual match limits are based on gift date, not the match date by the Foundation. As such, the amounts reflected may represent gifts that directors made in 2014, but the Foundation did not match until 2015.
(4)	Effective May 20, 2015, Mr. Tata concluded his service on the Board. His 2015 retainer payments were prorated based on the date his term ended, i.e., coincident with the 2015 Annual Meeting of Shareholders. He did not receive an annual equity grant during 2015.

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Non-Employee Director Equity Awards Table

Name	All Stock Awards: Number of Shares of Stock or Units (#)	All Stock Awards: Grant Date Fair Value of Stock or Units(1) ($)	Outstanding Stock Awards as of December 31, 2015 (#)
Bollenbach, Stephen F.	3,936	160,038	15,949
Booth, Lewis W.K.	3,936	160,038	15,949
Juliber, Lois D.	3,936	160,038	35,882
Ketchum, Mark D.	3,936	160,038	40,305
Mesquita, Jorge S.	3,936	160,038	16,279
Neubauer, Jospeh	3,936	160,038	6,168
Peltz, Nelson	3,936	160,038	9,715
Reynolds, Fredric G.	3,936	160,038	24,951
Siewert, Patrick T.	3,936	160,038	16,089
Simmons, Ruth J.	3,936	160,038	15,949
van Boxmeer, Jean-François M. L.	3,936	160,038	21,487

(1)	The amounts shown in this column represent the full grant date fair value of the deferred stock units granted in 2015 as computed in accordance with FASB ASC Topic 718.

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Compensation Discussion and Analysis

In the Overview section of this Compensation Discussion and Analysis (“CD&A”), we highlight:

•	How our financial performance impacted our NEOs’ 2015 annual incentive award and performance share unit awards subject to the 2013-2015 performance cycle;

•	Our 2015 Say on Pay shareholder advisory vote, which showed strong support for our executive compensation program;

•	Our 2015 executive compensation program changes to refine the alignment with our strategies and objectives; and

•	Our 2015 NEOs, including executive changes made during the year.

In the remainder of this CD&A, we describe:

•	How our executive compensation design principles and governance practices align with our shareholders’ interests;

•	Our rationale for our executive compensation program design;

•	Our individual executive compensation program elements;

•	Compensation paid to our NEOs in 2015; and

•	Our clawback, trading restrictions and anti-hedging, anti-pledging and compensation deductibility policies.

Overview

How Our Financial Performance Impacted Our NEOs’ 2015 Annual Incentive Award and Performance Share Unit Awards Subject to the 2013-2015 Performance Cycle

2015 Annual Cash Incentive Program Awards

Our financial performance in 2015 was strong. Specifically, we delivered:

•	Above target Defined Organic Net Revenue Growth,

•	Very strong Defined Earnings Per Share (“EPS”), and

•	Very strong Defined Free Cash Flow.

Because we satisfied our market share performance target, this measure did not impact our corporate rating.

Overall, we achieved an above target performance rating of 175% under the 2015 Annual Cash Incentive Program.

See “– Description of Individual Executive Compensation Program Elements – Financial Measure Definitions” for definitions of these performance measures and “– Description of Individual Executive Compensation Program Elements – Annual Cash Incentive Program” for more information about our Annual Cash Incentive Program, including our performance targets under the program.

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Performance Share Unit Awards Subject to 2013-2015 Performance Cycle

During the 2013-2015 performance cycle, we delivered:

•	Below threshold Organic Net Revenue Growth,

•	Strong Adjusted EPS Growth, and

•	Strong annualized TSR relative to the median of the applicable Performance Peer Group (“Annualized Relative TSR”).

Overall, we achieved an above target performance rating of 150% for our performance share unit awards subject to the 2013-2015 performance cycle.

See “– Description of Individual Executive Compensation Program Elements – Financial Measure Definitions” for definitions of these performance measures and “– Description of Individual Executive Compensation Program Elements – Equity Program” for more information about our performance share units, including the performance targets.

Our 2015 Shareholder Say on Pay Vote Showed Strong Support for Our Executive Compensation Program

More than 96% of the votes cast in our 2015 shareholder advisory Say on Pay voted for our executive compensation program. As evidenced by this strong support, we believe our shareholders generally support our overall compensation principles, programs and practices. Therefore, we made no changes to our executive compensation program directly in response to the 2015 shareholder advisory Say on Pay vote.

Our 2015 Executive Compensation Program Changes to Refine the Alignment with Our Strategies and Objectives

Our Compensation Committee regularly assesses our executive compensation program in light of our strategy, market practices and shareholder input. In 2015, we made changes to our executive compensation program to refine the alignment with our strategies and objectives. We summarize the changes below.

2015 Annual Cash Incentive Program Changes

Item	Change	Rationale
Calculation of Financial and Individual Performance	Separated financial and individual performance. Financial performance now represents 60% of the annual incentive award while individual performance represents 40%. Prior to 2015, we multiplied the financial performance rating by the individual performance rating.	Rewards executives for the Company’s financial performance and provides a clear line of sight to executing on strategic individual goals.

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Item	Change			Rationale
Performance Measure Weightings	Changed weightings for the financial performance rating as follows:			Slight shift further aligns weightings with the Company’s 2015 strategic objectives.
	Performance Measure	2014	2015
	Defined Organic Net Revenue Growth	40%	35%
	Defined EPS	40%	45%
	Defined Free Cash Flow	20%	20%

Payment Cap	Decreased maximum payout from 250% to 200% of target.			Limits our NEOs’ maximum annual incentive compensation while still incentivizing strong financial and individual performance.

2015 Equity Program Change

Historically, we allocated the total target annual equity grant value in the form of 50% performance share units, 25% non-qualified stock options, and 25% restricted stock/deferred stock units. We no longer grant time-based restricted stock or deferred stock units as part of our annual equity program to our executives, including the NEOs.

To further link pay to performance for our executives and align with our shareholders’ interests, beginning with grants made under our 2015 annual equity program, we allocate 75% of the total target annual equity grant value to performance share units and 25% to non-qualified stock options as illustrated here:

Equity Vehicle	2014 Equity Program Allocation	2015 Equity Program Allocation
Performance Share Units	50%	75%
Non-Qualified Stock Options	25%	25%
Restricted Stock/ Deferred Stock Units	25%	0%

Our 2015 NEOs

Our 2015 NEOs are:

Name	Title(1)
Irene Rosenfeld	Chairman and CEO
Brian Gladden	Executive Vice President and Chief Financial Officer
Mark Clouse	Executive Vice President and Chief Growth Officer
Timothy Cofer	Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East and Africa
Roberto Marques(2)	Executive Vice President and President, North America

(1)	Reflects each NEO’s title as of December 31, 2015. Effective January 1, 2016, Mr. Clouse is our Executive Vice President and Chief Commercial Officer and Mr. Cofer is our Executive Vice President and Chief Growth Officer.

(2)	Mr. Marques commenced employment with the Company on March 9, 2015. Prior to Mr. Marques joining the Company, Mr. Clouse was our Executive Vice President and Chief Growth Officer and President, North America.

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Our Executive Compensation Design Principles and Governance Practices

Our executive compensation design principles and compensation governance practices reflect best practices to protect and promote our shareholders’ interests.

Design Principles.

What we do:	What we don’t do:

☑   Link pay to performance and put pay at risk. We reward our NEOs based upon the value they add. 85% of our CEO’s compensation and 74% of our other NEOs’ compensation is at-risk.

☑   Reward long-term sustainable performance. 71% of our CEO’s compensation and 58% of our other NEOs’ compensation is based on long-term performance.

☑   Target compensation at or near the median of our peer group. We compensate fairly and competitively.

☑    Set meaningful performance goals at the beginning of performance cycles.

☑    Intend that most performance-based compensation is tax deductible under Section 162(m) of the Code.

☒ Incent short-term results to the detriment of long-term goals and results. ☒ Incent excessively risky business strategies.

Governance Practices.

What we do:	What we don’t do:

☑   Require significant stock ownership. Our stock ownership guidelines are generally comparable to, or more stringent than, those of our Compensation Survey Group companies.

☑   Require executives to retain equity compensation. We require our NEOs to hold for one year net shares awarded and net shares acquired upon the exercise of stock options.

☑   Provide for “clawbacks”. We can recoup incentive compensation upon certain financial restatements.

☑    Prohibit hedging, pledging and short sales.

☑   Retain an independent compensation consultant to the Compensation Committee. The consultant does no work for the Company other than advising the Compensation Committee.

☒   Provide NEOs with tax gross-ups for perquisites or upon a change in control. Taxes are our NEOs’ responsibility.

☒   Re-price underwater stock options. We do not re-price outstanding stock options, whether vested or unvested.

☒   Pay dividends on unvested performance share units unless and until shares are earned. We do not pay accrued dividend equivalents unless and until the applicable performance targets are met and we award shares.

☒   Enter into employment agreements with our NEOs. We neither enter into employment agreements with our NEOs, nor guarantee salary increases.

☒   Provide separate, enhanced benefit plans for our NEOs. Our NEOs generally participate in the same retirement, health and welfare plans broadly available to salaried employees.

☑    Perform an annual compensation risk assessment.

☑   Engage with shareholders. Regularly engage shareholders through individual and small-group meetings and major investor conferences.

☑   Limit perquisites. We offer limited perquisites comparable to our Compensation Survey Group.

☑   Pay severance and vest equity upon a “double trigger” in the event of a change in control. “Double trigger” requires both a change in control and termination of the executive’s employment without either cause or for good reason.

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How We Design our Executive Compensation Program

In overseeing our executive compensation program, our Compensation Committee focuses on the following primary program goals:

1.	Attract, retain and motivate talented executives and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our executives’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align our executives’ and shareholders’ interests through equity-based incentive grants that link executive compensation to sustained and superior TSR and stock ownership guidelines.

We design our executive compensation program to achieve these goals by:

Using a Mix of Fixed and Variable Compensation. We heavily weight the mix toward variable compensation to attract, retain and motivate top-performing executives, as well as to appropriately align compensation levels with achieving relevant financial and strategic goals.

Using a Mix of Equity and Cash Incentives. We heavily weight the mix toward equity that vests over multiple years to focus executives on achieving long-term TSR that exceeds our peers’ median and to align the mix with the interests of our shareholders.

Compensating Based on Individual Performance. We consider an executive’s individual performance in making compensation decisions.

Requiring Our Executives to be Significant Shareholders. We require our executives to:

•	Own specified levels of Company stock to align their interests with those of our shareholders; and

•	Hold for one year net shares (after taxes and the payment of any exercise price) received upon the exercise of stock options, the removal of restrictions on restricted stock and deferred stock units and the award of shares related to performance share units.

Benchmarking our Compensation and Performance Against Relevant Comparators. We use two separate groups of companies to benchmark our executives’ compensation and assess our relative performance:

•	Our Compensation Survey Group (global peers of similar size who are primarily consumer-facing); and

•	Our Performance Peer Group (industry peers).

With CAP’s input, the Compensation Committee reviews the composition of these comparator groups to ensure the composition of each remains appropriate. See “– Composition and Purpose of our Compensation Survey Group” and “– Composition and Purpose of our Performance Peer Group” below for additional information.

Paying Competitively. Each year, we compare our compensation programs with those of our Compensation Survey Group. We assess whether our executive compensation and target compensation levels are consistent with market practice. In addition, we compare our financial and TSR performance against our Performance Peer Group. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to industry peers.

Composition and Purpose of our Compensation Survey Group

In constructing our Compensation Survey Group, our Compensation Committee considers global companies with the following attributes:

•	Similar revenue size;

•	Similar market capitalization;

•	Primarily focused on food/beverage or consumer/household products or are consumer-facing companies;

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•	Recognized for their industry leadership and brand recognition;

•	Executive positions similar in breadth, complexity and/or scope of responsibility; and

•	Competitors for executive talent.

The Compensation Committee also considers companies outside the consumer products industry based on the following criteria:

•	Similar or higher revenue size;

•	Strong global presence;

•	World-class marketing capabilities specifically focused on the consumer;

•	Manufacturing companies; and

•	Multiple lines of business.

Based on these characteristics and input from CAP and management, our Compensation Committee selected the following companies for our 2015 Compensation Survey Group, which is unchanged from 2014. The median annual revenue of these companies at the time of our 2015 benchmarking was $33.6 billion, which was comparable to our revenue size at that time.

3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	Nike, Inc.
Danone S.A.	PepsiCo, Inc.
The Dow Chemical Company	Pfizer Inc.
E. I. du Pont de Nemours and Company	Philip Morris International Inc.
General Mills, Inc.	The Procter & Gamble Company
Johnson & Johnson	Unilever plc
Kellogg Company	United Parcel Service, Inc.

Competitive Positioning

In determining appropriate compensation levels for our executives, our Compensation Committee reviews compensation levels for comparable roles at companies in our Compensation Survey Group. Aon Hewitt (“Aon”) provides the underlying compensation data. At the request of the Compensation Committee, CAP reviews and evaluates Aon’s data.

Our Compensation Committee’s compensation strategy is to benchmark total direct compensation (at target levels), including base salary and annual and long-term incentives, at or near the median of our Compensation Survey Group. Company and individual performance will determine whether actual compensation received is above or below the Compensation Survey Group median.

To further validate our compensation levels, using data provided by CAP, our Compensation Committee retrospectively evaluates how well we aligned pay-for-performance compared with our Compensation Survey Group.

Composition and Purpose of our Performance Peer Group

Companies primarily focused on the production and marketing of food and non-alcoholic beverages comprise our 2015 Performance Peer Group listed below. It is unchanged from 2014. We directly compete with these companies, so comparing our performance relative to the group’s performance provides a valuable measure of performance. Specifically, we compare our annualized TSR with the median annualized TSR of our Performance Peer Group to assess our results on the TSR performance measure for our performance share units. This group is less relevant when we compare compensation levels for certain executive positions because differences in size and complexity reduce comparability.

Campbell Soup Company	Kellogg Company
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
Danone S.A.	The Procter & Gamble Company
General Mills, Inc.	Unilever plc
The Hershey Company

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Our Performance Peer Group consists of 11 companies, 9 of which are also in our Compensation Survey Group. They slightly differ because companies in our Performance Peer Group are primarily in the food and non-alcoholic beverage industry. We include companies in our Performance Peer Group regardless of revenue size or market capitalization.

Overall Target Compensation Mix

These charts compare the 2015 total target compensation mix for our CEO and, on average, our other NEOs with the average of the companies in our Compensation Survey Group. The charts show that our target compensation mix aligns well with that of our Compensation Survey Group.

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Overview of 2015 Executive Compensation Program Elements

This table identifies and describes the specific elements of our 2015 executive compensation program for our NEOs, including each element’s program objectives. A more detailed discussion of these elements, including definitions of the financial measures used in our Annual Cash Incentive Program and performance share units grants, follows this table. We discuss individual compensation decisions for each NEO under “– Compensation Paid to our Named Executive Officers in 2015.”

Element	Description	Program Objectives
Annual Cash Compensation
Base Salary	Ongoing cash compensation based on the NEO’s role, responsibilities, market data and individual performance.	• Attract and retain talent • Drive top-tier performance through individual contribution
Annual Cash Incentive Program	Annual incentive with a target award for each NEO. Actual cash awards may be higher or lower than target, based on business and individual performance.	• Attract and retain talent • Drive top-tier performance – Across entire organization – Through individual contribution

Equity Program
Performance Share Units	Each NEO receives a grant of performance share units at the outset of a three-year performance cycle based upon the NEO’s role and long-term performance. Actual awards are determined once the performance cycle ends by evaluating performance against pre-determined performance targets. Awards range between 0% and 200% of target based on our performance. We deliver awards in Common Stock.	• Attract and retain talent • Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Enhance stock ownership/align with shareholders’ interests
Non-Qualified Stock Options

Each NEO receives a grant of non-qualified stock options (“NQSOs”) based upon the NEO’s role, long-term performance and potential for advancement. The NQSOs vest:

–       33% on the first and second anniversary of the grant date, and

–       34% on the third anniversary of the grant date.

•       Attract and retain talent

•       Drive top-tier performance through long-term individual contribution

•       Enhance stock ownership/align with shareholders’ interests

•       Link realized value to stock appreciation

Restricted Stock/ Deferred Stock Units

Beginning in 2015, neither restricted stock nor deferred stock units are part of the annual equity program for executives, including the NEOs. However, we continued to grant restricted stock and deferred stock units below the executive level and in specific new hire and retention situations.

Beginning in 2016, we only grant deferred stock units and no longer grant restricted stock to any employee under any circumstances.

• Attract and retain talent • Drive top-tier performance through long-term individual contribution • Enhance stock ownership/align with shareholders’ interests

Deferred Compensation and Executive Perquisites
Voluntary Non-Qualified Deferred Compensation Plan	Allows U.S. NEOs to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options.	• Attract and retain talent • Provide opportunity to build future financial security
Executive Perquisites	Generally limited to executive physicals and car and financial counseling allowances for all NEOs and, for the CEO only, personal use of the Company’s aircraft.	• Attract and retain talent • Support personal financial planning needs • Ensure CEO’s personal safety and facilitate CEO’s efficiency

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Element	Description	Program Objectives
Retirement and Separation Benefits
Defined Benefit Program (i.e., Pension Plan)	Generally, provides for the replacement of a portion of cash compensation (defined as base salary plus annual cash incentive award) after the NEO retires. We do not offer this program to any U.S. employees hired after 2008 and we will make no additional accruals after 2019 for current participants. In addition to the tax-qualified defined benefit program, we also provide a supplemental nonqualified defined benefit program to account for the qualified plan limits under the Code.	• Retain talent • Provide financial security to long-term service executives in retirement
Defined Contribution Program (i.e., 401(k) Savings Plan)	Program under which Company matches U.S. NEO contributions up to a limit. Account balances are typically payable after an NEO terminates employment. We enhanced this program for U.S. employees hired after 2008 who are not eligible for the defined benefit program described above. In addition to the tax-qualified defined contribution program, we also provide a supplemental defined contribution program to account for certain deferral and compensation limits applicable to qualified plans under the Code.	• Attract and retain talent • Provide opportunity for financial security in retirement
Change in Control Severance Plan	Provides for severance benefits in the event an NEO is terminated without cause or resigns for good reason within two years after a change in control.	• Retain talent • Focus on delivering top-tier shareholder value in periods of uncertainty • Support effective transition

Other Benefits
Other Benefits	Health, welfare and other benefits.	• Attract and retain talent • Promote executive health • Provide death benefits to executives’ beneficiaries

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Description of Individual Executive Compensation Program Elements

Base Salary

Base salary is the principal fixed element of executive compensation. In setting base salaries for our NEOs, our Compensation Committee generally targets base salary at or near the median of our Compensation Survey Group based on the executive’s comparable role. Our Compensation Committee also considers a number of other factors when setting base salaries for our NEOs, including Company and individual performance, level of responsibility, experience and potential to assume roles with greater responsibility. The Compensation Committee reviews our NEOs’ salaries annually (or more often if there is a notable change in an executive officer’s role and responsibilities during the course of the year) and considers whether any increases are warranted. If so, salary increases are generally effective April 1 for all executive officers.

Annual Cash Incentive Program

We design our Annual Cash Incentive Program to motivate our NEOs and to reward them for delivering results above the threshold performance of our annual financial and strategic goals. The Compensation Committee sets the formula and each NEO’s target and maximum annual incentive opportunity at the beginning of the year. The Compensation Committee bases actual awards made to an NEO on our annual financial results and the NEO’s individual performance.

Annual Cash Incentive Program Award Formula

As described above, we modified our Annual Cash Incentive Program in 2015 to establish financial and individual performance as stand-alone, separate metrics. The Compensation Committee used the formula below to determine awards made to NEOs under the 2015 Annual Cash Incentive Program. See “– Compensation Paid to our Named Executive Officers in 2015” for additional detail on the actual awards made to each NEO.

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This chart describes the Annual Cash Incentive Program elements, except for base salary (discussed above).

Annual Cash Incentive Program Element	Key Provisions
Target Annual Incentive Opportunity

The 2015 target annual incentive opportunity below is a target percentage of base salary that reflects each NEO’s role and responsibilities:

•       Ms. Rosenfeld: 150%

•       Mr. Gladden: 100%

•       All Other NEOs: 80%

2015 Corporate Rating Adjusted for Market Share Overlay (60% Weighting)

All NEO financial performance ratings align 100% to the corporate rating to reinforce and reward enterprise-wide collaboration. Ratings range from 0% to 200%.

In early 2015, the Compensation Committee approved the following performance measures to assess financial performance in determining the corporate rating:

Performance Measures	Weighting
Defined Organic Net Revenue Growth	35%
Defined EPS	45%
Defined Free Cash Flow	20%

The Compensation Committee chose these performance measures to incent:

•       top line growth,

•       bottom line growth, and

•       strong cash flow.

Additionally, we have a market share overlay to measure our performance against competitors in key markets and categories. Depending on actual performance, the market share overlay adjusts the corporate rating in one of three ways: no change, 10 percentage point (“pp”) increase, or 10 pp decrease.

The Compensation Committee established the Annual Cash Incentive Program’s 2015 performance measures assuming a corporate rating of 100% if the Company met its targets. If performance exceeded or failed to meet the target performance measures, then correlating positive or negative adjustments would be made. See “– Financial Measure Definitions” below for definitions of these performance measures.

Individual Performance Ratings (40% Weighting)	The 2015 potential individual performance ratings and payout ranges were:

Individual Performance Ratings	Incentive Payout Ranges as a Percent of Target
Outstanding	160% - 200%
Exceeded Expectations	120% - 155%
Achieved Expectations	85% - 115%
Partially Met Expectations	20% - 80%
Below Expectations	0%

The Compensation Committee determined Ms. Rosenfeld’s individual performance rating. Ms. Rosenfeld provided the Compensation Committee with an individual performance assessment and rating recommendation for each of the other NEOs. The Compensation Committee reviewed and discussed those recommendations before determining the individual performance rating for each of the other NEOs. In assessing individual performance, Ms. Rosenfeld and the Compensation Committee considered the NEO’s contributions, such as achievement of key strategic initiatives, operational efficiency, enterprise leadership, quality of financial results and talent management. See “– Compensation Paid to our Named Executive Officers in 2015” below for additional discussion about 2015 individual performance ratings.

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2015 Corporate Rating

To determine NEO awards, our Compensation Committee evaluated our 2015 results against our 2015 performance goals:

Performance Measures	Weighting	Performance Goals			Performance Results
		Threshold	Target	Maximum	2015 Actual	Performance Rating
Defined Organic Net Revenue Growth	35%	(0.7)%	1.3%	3.8%	1.9%	127%
Defined EPS	45%	$1.71	$1.80	$1.89	$1.93	200%
Defined Free Cash Flow*	20%	$2,050	$2,412	$3,015	$3,139	200%
Market Share Overlay(1)	–				57.7%	No impact
Final Corporate Rating						175%

*	U.S. dollars in millions.

(1)	The market share overlay reflects our percent of net revenue holding or growing share and is based on available Nielsen Global Data through December 2015 for measured channels in key markets where the Company competes. Less than 50% of net revenue holding or growing share results in a 10 pp decrease to the performance rating, while more than 70% of net revenue holding or growing share results in a 10 pp increase to the performance rating. For 2015, our market share overlay resulted in 57.7% of our net revenue holding or growing share. Therefore, there was no change to our final corporate rating, as reflected in the table above.

The Compensation Committee retains discretionary authority to adjust the final corporate rating (up or down) by as much as 25 pp to recognize more subjective, less quantifiable factors – such as how well we performed based on compliance, diversity and the quality of our results. The Compensation Committee did not exercise its authority to adjust the 2015 rating.

Equity Program

We design our equity grants to align our executive officers’ and shareholders’ interests. For our 2015 equity program, to further link pay to performance for our executives and align with our shareholders, the Compensation Committee changed the mix to 75% performance share units and 25% NQSOs as discussed earlier under “– Overview – Our 2015 Executive Compensation Program Changes to Refine the Alignment with Our Strategies and Objectives – 2015 Equity Program Change”.

The Compensation Committee bases equity grant value ranges for performance share units and NQSOs on an analysis of competitive market practice, with the midpoint of the equity grant value ranges, inclusive of the value of the target performance share units, approximately equal to the median total long-term incentives of our Compensation Survey Group. The Compensation Committee may make an equity grant to an NEO above or below the midpoint based on its qualitative review of the NEO’s individual performance. Generally, the equity grant value is between 50% and 150% of the midpoint. All annual equity grants made to our NEOs in 2015 fell within that range.

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The table below shows the NEO equity grant value ranges, inclusive of both performance share units and NQSOs, for the 2015 annual equity grant on February 18, 2015.

	Equity Grant Value Ranges(1)
Name	Threshold ($)	Midpoint ($)	Maximum ($)
Ms. Rosenfeld	4,869,500	9,739,000	14,608,500
Mr. Gladden	2,350,000	4,700,000	7,050,000
Mr. Clouse	850,000	1,700,000	2,550,000
Mr. Cofer	850,000	1,700,000	2,550,000
Mr. Marques(2)	850,000	1,700,000	2,550,000

(1)	The Compensation Committee may make an equity grant below the threshold.

(2)	Since Mr. Marques commenced employment with the Company after the 2015 annual equity grant, he received his 2015 annual equity grant on his hire date, March 9, 2015. Mr. Marques also received sign-on equity grants in connection with his commencement of employment as discussed in “– Compensation Paid to our Named Executive Officers in 2015 – Mr. Marques” below.

We present the actual equity grants in the 2015 Grants of Plan-Based Awards table under “Executive Compensation Tables” in this Proxy Statement. Our annual grant date is pre-determined based on the scheduled date of the Compensation Committee meeting following the release of our annual financial results, and the exercise price for all NQSO grants equals the closing trading price on the grant date.

Performance Share Units

The Compensation Committee grants performance share units to motivate executives to achieve our long-term financial goals and deliver top-tier shareholder returns. The Compensation Committee sets performance targets for a three-year performance cycle. The grants made in 2015 are for the three-year performance cycle ending December 31, 2017. The 2015-2017 and 2013-2015 performance cycles are discussed in greater detail below. At the end of the three-year performance cycle, the Compensation Committee will only award shares if results meet or exceed the performance thresholds set at the beginning of the cycle. The number of shares awarded to an executive depends on the achievement of key financial measures and annualized TSR relative to the median of our Performance Peer Group. Share awards occur in the first quarter following the end of the performance cycle, provided the Compensation Committee certifies performance at or above threshold levels.

To address unforeseen or unintended consequences, the Compensation Committee retains discretion to adjust the final business performance rating for a performance cycle (up or down) by as much as 25 pp, allowing the Compensation Committee to factor in a subjective review of quality of financial results, portfolio management, innovation and talent development. The Compensation Committee did not exercise its authority to adjust the final business performance rating for the 2013-2015 performance cycle. The Compensation Committee does not consider an NEO’s individual contributions as the basis for an award; awards related to performance share units are based solely on how the Company performed against performance targets.

For grants made beginning in 2013, dividend equivalents accrue during the performance period and are paid out in cash in the first quarter following the award payout date based on the actual share award.

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The Compensation Committee uses the following formula to determine actual awards for participants, including our NEOs. Each element of this formula is discussed below.

2015-2017 Performance Cycle

Award Formula Element	Explanation of Key Provisions
Target Incentive Opportunity	Each NEO receiving a grant was assigned a target number of performance share units based on 75% of the total annual equity grant value.

Following the end of the performance cycle, the number of shares actually awarded may range from 0% to 200% of the target number of performance share units granted based on the final business performance rating for the performance cycle.

Business Performance Rating	Rating ranges from 0% to 200%. Performance measures are:
	Measures	Weighting
	Organic Net Revenue Growth	25%
	Adjusted Return on Invested Capital (“ROIC”) Increase	25%
	Annualized Relative TSR	50%
	See “– Financial Measure Definitions” below for definitions of the above measures.

For performance share units with a 2015-2017 performance cycle, the target objective set for Annualized Relative TSR is the median of the Performance Peer Group. We set our financial performance targets for Organic Net Revenue Growth and Adjusted ROIC Increase taking into consideration our long-term strategy. We do not publicly disclose specific financial performance targets on a prospective basis. Revealing these specific targets prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby potentially harming us competitively. The financial performance targets are designed to be challenging, and there is a risk that no awards will be made or awards will be made at less than 100% of the target level.

We base cash awards under our Annual Cash Incentive Program and share awards for our performance share units in part on our Organic Net Revenue Growth. However, the Compensation Committee uses a different benchmark to measure performance for each. For the Annual Cash Incentive Program, the Compensation Committee measures Defined Organic Net Revenue Growth based on our annual operating targets. In contrast, when setting our Organic Net Revenue Growth target for the 2015-2017 performance cycle, the Compensation Committee considered our long-term strategy. The Compensation Committee believes the use of these different targets focuses our executives on critical internal drivers, both in the short- and long-term, and the different targets for each, when combined, closely correlate with shareholder value. Additionally, the majority of any cash award under our Annual Cash Incentive Program or share award for the 2015-2017 performance cycle is based on separate independent performance measures, as Defined Organic Net Revenue Growth is weighted 21% (35% of 60% weighting for financial performance) for our Annual Cash Incentive Program and Organic Net Revenue Growth is weighted 25% for our 2015-2017 performance cycle.

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2013-2015 Performance Cycle

Our Compensation Committee determined the share award for the 2013-2015 performance cycle based on a performance rating that included the Company’s performance on key financial goals (Organic Net Revenue Growth and Adjusted EPS Growth) and Annualized Relative TSR goals. With regard to determining our Annualized Relative TSR performance, we used our 2015 Performance Peer Group. See “– How We Design Our Executive Compensation Program – Paying Competitively – Composition and Purpose of our Performance Peer Group” above.

The following chart reflects the key financial measures, weightings and performance standards the Compensation Committee set for the 2013-2015 performance cycle. It also reflects our actual performance and the final business performance rating approved by the Compensation Committee.

		2013-2015 Performance Cycle Results
Key Performance Measures	Weighting	Threshold	Target	Maximum	Actual	Performance Rating
Organic Net Revenue Growth(1)	25%	4.0%	5.5%	8.0%	3.5%	0%
Adjusted Earnings Per Share Growth(1)	25%	5.5%	7.5%	11.5%	18.6%	200%
Annualized Relative TSR	50%	25th percentile	At median	90th percentile	100th percentile	200%
Final Business Performance Rating						150%

(1)	See definitions under “– Financial Measure Definitions” below.

Based on target awards as a percent of salary and the performance rating of 150% of target, the share award (before taxes) for each of our NEOs for the 2013-2015 performance cycle was as follows:

Name(1)	Target Award(2)	Share Award
Ms. Rosenfeld	350% of base salary	310,185
Mr. Clouse	130% of base salary	44,610
Mr. Cofer	130% of base salary	52,035

(1)	Because Mr. Gladden was hired on October 13, 2014 and Mr. Marques was hired on March 9, 2015, they did not receive awards for the 2013-2015 performance cycle and therefore are excluded from the table above.

(2)	Prior to the 2015-2017 performance cycle, the target award opportunity was based on a percentage of the NEO’s base salary at the beginning of the performance cycle.

2015 Retention Equity Grants

As described above, a primary goal of our executive compensation program is to retain and motivate talented executive officers and develop world-class business leaders. The CEO and Compensation Committee extensively review talent retention, including retention of executives with a demonstrated track-record of performance who are key to the future success of the Company. Based on this review, on October 30, 2015, the Compensation Committee awarded retention-based equity grants to Mr. Cofer and Mr. Clouse. Each grant had a fair market value on the grant date of $5,000,051 and consisted of deferred stock units that fully vest on the third anniversary of the grant date with the same terms and conditions as the 2015 annual equity grant to employees generally. The Committee determined this amount based on a review of Mr. Cofer’s and Mr. Clouse’s compensation and the value of outstanding equity grants for comparable positions at peer companies. These one-time grants will not affect any regular compensation arrangements for Mr. Cofer or Mr. Clouse.

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Requiring Stock Ownership

To further align our NEOs’ and our shareholders’ interests, and to incent our NEOs to focus on shareholders’ interests, the Compensation Committee requires each executive to hold a significant amount of our Common Stock. The following chart summarizes our stock ownership and holding requirements. We believe our stock ownership requirements are comparable to, or are more stringent than, stock ownership requirements of the majority of our Compensation Survey Group. We regularly monitor compliance with these levels. As of March 1, 2016, each of our NEOs who have met the applicable time requirements satisfied or exceeded the stock ownership requirements. All NEOs adhered to the holding requirements.

Key Provisions	Explanation of Key Provisions
Ownership Requirement	• Eight times salary for our CEO. • Four times salary for our other NEOs.
Time to Meet Requirements	• Five years from employment date or three years following a promotion.
Shares Included As Ownership

•       Common Stock, including sole ownership, direct purchase plan shares, qualified savings plans, restricted stock, deferred stock units and accounts over which the executive has direct or indirect ownership or control.

•       Excludes unexercised Mondelēz International stock options and unvested performance share units.

Holding Requirements

•       Until they meet stock ownership guidelines, our NEOs must hold 100% of all shares acquired under our equity program (including stock after the restrictions have lapsed, shares awarded for our vested deferred stock units, shares acquired upon exercise of a NQSO and shares awarded for our performance share units), net of shares withheld for taxes or payment of exercise price.

•       Once an NEO meets the stock ownership requirements, he or she must hold 100% of the shares, net of shares withheld for taxes or payment of exercise price, for at least one year after the stock option exercise or receipt of shares awarded under our equity program.

Financial Measure Definitions

While we report our financial results in accordance with U.S. GAAP, we use non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance. Therefore, we also base financial targets for our Annual Cash Incentive Program and performance share units on non-GAAP and other financial measures. The chart below describes adjustments to the related GAAP measure and our reasons for using these measures. (See our 2015 Form 10-K, for additional information on our Non-GAAP Financial Measures and definitions of terms used in the Definitions column below.)

Measures	Definitions (Including Adjustment to GAAP Measure)	Modifications	Rationale
Defined Organic Net Revenue Growth (Annual Cash Incentive Program) Organic Net Revenue Growth (Performance Share Units)

Organic Net Revenue is defined as net revenues excluding the impacts of:

•       acquisitions;

•       divestitures(1);

•       the historical global coffee business(2);

•       Integration Program costs (defined as the costs associated with combining Mondelēz International and Cadbury businesses, and separate from those costs associated with the acquisition);

•       accounting calendar changes; and

•       currency rate fluctuations (calculated based on prior year rates).

Defined Organic Net Revenue Growth: Results were modified to include the historical coffee business for the first half of the year as we wholly owned and managed the coffee business through July 2, 2015. In addition, due to the deconsolidation of Venezuela at the end of 2015, Venezuela operations were excluded from the calculation of targets and results(3).

Organic Net Revenue Growth: Actual results calculated based on the definition of Organic Net Revenue Growth used for each year of the three-year performance cycle, except for 2015 results which included the historical coffee business for the first half of the year as we wholly owned and managed the coffee business through July 2, 2015.

Reflects the growth rates for our base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).

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Measures	Definitions (Including Adjustment to GAAP Measure)	Modifications	Rationale
Defined Earnings Per Share (Annual Cash Incentive Program) Adjusted Earnings Per Share Growth (Performance Share Units)

Adjusted EPS is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of:

•       Spin-Off Costs;

•       the 2012-2014 Restructuring Program;

•       the 2014-2018 Restructuring Program;

•       the Integration Program and other acquisition integration costs;

•       the Venezuela deconsolidation loss;

•       the remeasurement of net monetary assets in Venezuela;

•       the net benefit from the Cadbury acquisition-related indemnification resolution;

•       losses on debt extinguishment and related expenses;

•       the residual tax benefit impact from the resolution of the Starbucks arbitration;

•       hedging gains/losses and incremental costs associated with the coffee transactions;

•       impairment charges related to goodwill and intangible assets;

•       gains or losses on interest swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans;

•       gains or losses from divestitures(1) or acquisitions;

•       gain on the coffee business transactions(2);

•       divestiture-related costs;

•       acquisition-related costs; and

•       net earnings from divestitures(1);

And including:

•       an adjustment to our equity method investment earnings for our proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs, recorded by our JDE equity method investee.

Defined Earnings Per Share: Defined as Adjusted EPS calculated at currency exchange rates utilized in our internal financial planning for 2015. In addition, due to the deconsolidation of Venezuela at the end of 2015, Venezuela operations were excluded from the calculation of targets and results(3).

Adjusted Earnings Per Share Growth: Actual Adjusted EPS results as calculated based on the definition of Adjusted EPS for each year of the three-year performance cycle. Each year’s growth is then measured based upon the prior year’s currency exchange rates.

Indicator of overall business trends and performance, based on what business leaders can control.

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Measures	Definitions (Including Adjustment to GAAP Measure)	Rationale
Defined Free Cash Flow (Annual Cash Incentive Program)

Free Cash Flow (Net Cash Provided By Operating Activities less capital expenditures) excluding:

•       cash payments made for accrued interest and other related fees associated with the debt tendered on March 20, 2015;

•       cash payments (net of tax benefits) associated with Spin-Off Costs, 2012-2014 Restructuring Program expenditures, 2014-2018 Restructuring Program expenditures and incremental costs associated with the coffee business transactions;

•       cash receipts (net of tax liabilities) related to hedging gains/losses associated with the coffee transactions; and

•       cash payments (net of tax benefits) made for acquisition related costs including integration costs.

Reflects financial liquidity, working capital efficiency and financial health.
Adjusted ROIC Increase (Performance Share Units)	Adjusted Net Operating Profit After Taxes (“NOPAT”) divided by Invested Capital, which are defined below	Reflects a metric used to evaluate the performance of capital deployment and stresses the importance of continued focus on asset and cash management.

NOPAT is defined as Operating Income less taxes plus Equity Method Investment Earnings excluding the impacts of:

•       Spin-Off costs;

•       the 2012-2014 Restructuring Program;

•       the 2014-2018 Restructuring Program;

•       the Integration Program and other acquisition integration costs;

•       the Venezuela deconsolidation loss;

•       the remeasurement of net monetary assets in Venezuela;

•       the net benefit from the Cadbury acquisition-related indemnification resolution;

•       incremental costs associated with the coffee business transactions;

•       impairment charges related to goodwill and intangible assets;

•       gains/losses from divestitures and acquisitions;

•       divestiture-related costs;

•       acquisition-related costs (incremental costs associated with acquisition);

•       the operating results from divestitures(1);

•       an adjustment to our equity method investment earnings for our proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs, recorded by our JDE equity method investee; and

•       other extraordinary one-time benefits and expenses as defined.

Invested Capital is defined as:

•       Current assets, excluding cash;

•       Property, Plant and Equipment, net;

•       Goodwill;

•       Intangibles, net; and

•       Other Assets.

Less:

•       Current liabilities, excluding Debt;

•       Deferred Taxes;

•       Accrued Pension and Postretirement;

•       Other Liabilities; and

•       Non-Controlling Interest.

(1)	Divestitures include businesses under sale agreements for which the Company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement.

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(2)	In connection with the global coffee business transactions that closed on July 2, 2015, because we exchanged our coffee interests for similarly-sized coffee interests in Jacobs Douwe Egberts (“JDE”) (which, following the July 2, 2015 closing, was 43.5% of our historical and D.E. Master Blenders 1753 B.V.’s combined global coffee businesses), we have deconsolidated and not included our historical global coffee business results within divestitures in our non-GAAP financial measures. We continue to have an ongoing interest in the coffee business. Beginning in the third quarter of 2015, we have included the after-tax earnings of JDE and of our historical coffee business results within continuing results of operations. For Adjusted EPS, we have included these earnings in equity method investment earnings and have deconsolidated our historical coffee business results from Organic Net Revenue and Adjusted Operating Income to facilitate comparisons of past and future operating results.

(3)	Effective as of the close of the 2015 fiscal year, we concluded that we no longer met the accounting criteria for consolidation of our Venezuela subsidiaries due to a loss of control over our Venezuelan operations and an other-than temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, we deconsolidated and changed to the cost method of accounting for our Venezuelan operations.

Deferred Compensation

In 2015, our NEOs were eligible to participate in the Mondelēz Global LLC Executive Deferred Compensation Plan (“MEDCP”), a voluntary non-qualified deferred compensation plan. The program is similar to those provided to executive officers at many of the companies in our Compensation Survey Group and is provided for recruitment purposes and to assist executives in managing their future cash flow. The deferred compensation plan provides an opportunity for executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their award under the Annual Cash Incentive Program. Executives may invest deferred amounts in one or more notional investment options.

Executive Perquisites

We offer our NEOs executive physicals as well as car and financial allowances. Additionally, based on the findings of an independent, third-party security study, we require Ms. Rosenfeld to use the corporate aircraft for business and personal travel. This also allows Ms. Rosenfeld to be more productive and efficient when she travels, particularly considering we do business in approximately 165 countries. NEOs are solely responsible for all taxes on all perquisites. We do not provide tax gross ups. We offer limited perquisites similar to those offered by companies in our Compensation Survey Group and do so at comparable costs. The Compensation Committee believes these limited perquisites are important for retention and recruitment.

In 2015, the Compensation Committee approved reimbursement of a $45,000 filing fee incurred by Ms. Rosenfeld in connection with a required filing under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR”). The filing was required because the dollar value of shares held by Ms. Rosenfeld exceeded thresholds established under HSR, due to share price appreciation and vesting in equity awards. The Compensation Committee considered it appropriate to reimburse Ms. Rosenfeld because the expense resulted from the operation of our equity compensation program and Ms. Rosenfeld is required to hold significant equity under our stock ownership and holding requirements. Ms. Rosenfeld is responsible for income taxes on the reimbursement and, in line with our policy described above, we did not provide any tax gross-up.

The footnotes to the Summary Compensation Table under “Executive Compensation Tables” list our NEOs’ 2015 perquisites.

Retirement and Separation Benefits

As described below, we offer our NEOs retirement and separation benefits. We do not have employment agreements with any of our NEOs. They are all “at will” employees, including Ms. Rosenfeld.

Retirement Benefits

Generally, our NEOs are eligible for broad-based U.S. employee benefit plans, including two tax-qualified plans – the Mondelēz Global LLC Retirement Plan (“Retirement Plan”) and the Mondelēz Global LLC Thrift Plan (“Thrift Plan”). U.S. employees hired after 2008 are not eligible to participate in the Retirement Plan or the defined benefit portion of the Supplemental Plan (as defined below). In addition, accruals under the Retirement Plan and the defined benefit portion of the Supplemental Plan will cease after 2019. U.S. employees hired after 2008 who are not eligible to participate in the Retirement Plan are eligible to receive an enhanced employer contribution under the Thrift Plan and the defined contribution portion of the Supplemental Plan.

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We also provide an unfunded non-qualified plan, the Mondelēz Global LLC Supplemental Benefits Plan (“Supplemental Plan”), for eligible U.S. employees. The Supplemental Plan provides benefits that are not provided under the Retirement Plan or Thrift Plan due to an employee’s compensation exceeding the tax-qualified plan compensation limit under Code Section 401(a)(17), an employee’s election to defer compensation under either the MEDCP or the Supplemental Plan, or a Retirement Plan participant’s benefit exceeding the limits under Section 415 of the Code.

We provide Ms. Rosenfeld with a non-qualified, enhanced pension benefit that credits her pension service for the period of time (2004-2006) that she was not employed by the Company. We provide this enhanced pension benefit to Ms. Rosenfeld because, when she rejoined the Company, she forfeited her right to a pension benefit at her previous employer. This benefit was part of a broader incentive program to help encourage her to return to the Company and become our CEO. The 2015 Pension Benefits table and the accompanying narrative to the table under “Executive Compensation Tables” provide additional details about this benefit.

The Compensation Committee believes the Retirement Plan, Thrift Plan and non-qualified Supplemental Plan are integral parts of our overall executive compensation program. The Compensation Committee believes our NEOs should receive the same defined benefit accruals, be able to defer the same percentage of their compensation and receive the same corresponding notional employer contributions as all other employees, without regard to the Code’s compensation limit applicable to tax-qualified plans or whether the NEO has elected to defer compensation.

Change in Control Severance Plan

We maintain a Change in Control Severance Plan (the “CIC Plan”) for senior executive officers. The CIC Plan is consistent with similar plans maintained by companies in our Compensation Survey Group, including eligibility and severance benefit levels. We structure separation payments to help assure that key executives, including our NEOs, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive is involuntarily terminated without cause or resigns for good reason within two years following a change in control (“double trigger”). In the event that a payment under the CIC Plan or otherwise triggers an excise tax under Code Section 4999, the payment will be the greater of the full benefit or a reduced benefit that does not trigger the excise tax as determined on an after-tax basis for each. We do not provide any tax gross ups for taxes payable on change in control benefits.

In 2015, we decreased the CEO’s severance multiple from 3 times base salary to 2.99 times base salary. We further describe the severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements

Although we generally do not have individual severance or employment agreements with any of our NEOs, we would typically provide separation benefits as consideration for entering into an agreement protecting our interests. The severance payments and other benefits provided to a typical NEO are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

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Compensation Paid to our Named Executive Officers in 2015

Overview

The chart below shows specific 2015 compensation actions for each NEO. For the shares awarded under the 2013-2015 performance cycle, see “– Description of Individual Executive Compensation Program Elements – Equity Program – 2013-2015 Performance Cycle” above.

	Salary Increase (%)	2015 Annual Cash Incentive Program Award ($)	2015 Equity Grant(s)(1)
Ms. Rosenfeld	0.0	3,816,000	418,760 NQSOs 251,260 performance share units

Mr. Gladden	0.0	1,450,000	159,050 NQSOs 95,430 performance share units

Mr. Clouse	6.7	1,057,000	76,140 NQSOs 45,690 performance share units October 30, 2015 108,320 deferred stock units

Mr. Cofer	6.7	1,099,000	76,140 NQSOs 45,690 performance share units October 30, 2015 108,320 deferred stock units

Mr. Marques(2)	0.0	1,015,000	March 9, 2015 730,600 NQSOs 45,690 performance share units 130,900 shares of restricted stock

(1)	Unless otherwise noted, the grant date for the equity grants was February 18, 2015. Grants of performance share units are reflected at target.

(2)	Mr. Marques commenced employment with Mondelēz International on March 9, 2015. Per Mr. Marques’ offer of employment, his annual cash incentive program award for 2015 reflects a full year award to offset forfeiture of his 2015 incentive at his previous employer. The equity grant on his hire date includes a one-time equity grant of 654,460 NQSOs and 130,900 shares of restricted stock in addition to his 2015 annual equity grant (76,140 NQSOs and 45,690 performance share units). See “– Mr. Marques” below for additional detail.

Ms. Rosenfeld

Base Salary

Ms. Rosenfeld did not receive a base salary increase in 2015.

2015 Annual Cash Incentive Program Award

The Compensation Committee determined Ms. Rosenfeld’s annual cash incentive award for 2015 in accordance with the 2015 Annual Cash Incentive Program and considered the following factors in determining Ms. Rosenfeld’s individual performance rating:

•	Financial performance was 175% relative to target as discussed under “– Description of Individual Executive Compensation Program Elements – Annual Cash Incentive Program – 2015 Corporate Rating” above.

¡	Defined Organic Net Revenue Growth, Defined Earnings Per Share and Defined Free Cash Flow were significantly above our internal targets.

¡	Adjusted Operating Income Margin expansion was in line with our internal targets.

•	Delivered above target performance on key strategic initiatives, including:

¡	Completed creation of Jacobs Douwe Egberts coffee venture,

¡	Strengthened our senior commercial talent and leadership in key markets and categories to align with our new operating model, and

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¡	Accelerated margin delivery through continued efficiencies in overhead savings.

2015 Equity Grant (Non-Qualified Stock Options and Performance Share Units)

Ms. Rosenfeld’s annual equity grant reflects her individual performance and external market positioning.

Defined Benefit Pension Present Value

As disclosed in the 2015 Summary Compensation Table under “Executive Compensation Tables,” the present value of Ms. Rosenfeld’s defined benefit pension increased $1,419,064 from the prior year. The primary driver of the present value increase is the change in mortality table assumptions used for purposes of the calculation, which resulted in a present value increase of approximately $1.2 million.

Mr. Gladden

Base Salary

Mr. Gladden did not receive a salary increase in 2015.

2015 Annual Cash Incentive Program Award

Mr. Gladden’s 2015 individual performance rating primarily reflects:

•	Financial performance was 175% relative to target as discussed under “– Description of Individual Executive Compensation Program Elements – Annual Cash Incentive Program – 2015 Corporate Rating” above.

¡	Defined Organic Net Revenue Growth, Defined Earnings Per Share and Defined Free Cash Flow were significantly above our internal targets.

¡	Adjusted Operating Income Margin expansion was in line with our internal targets.

•	Strong return of capital to our shareholders.

•	Implementing our new shared services model.

2015 Equity Grant (Non-Qualified Stock Options and Performance Share Units)

Mr. Gladden’s annual equity grant reflects his individual performance and external market positioning.

Mr. Clouse

Base Salary

Mr. Clouse received a salary increase in April 2015 based on his individual performance assessment and internal and external market positioning.

2015 Annual Cash Incentive Program Award

Mr. Clouse’s 2015 individual performance rating primarily relates to the development and implementation of our five-year growth plan and successfully transitioning leadership of the North American business to Mr. Marques.

2015 Equity Grants (Non-Qualified Stock Options, Performance Share Units and Deferred Stock Units)

Mr. Clouse’s annual equity grant reflects his individual performance and external market positioning. Mr. Clouse also received a retention grant as described under “– Description of Individual Executive Compensation Program Elements – Equity Program – 2015 Retention Equity Grants”.

Mr. Cofer

Base Salary

Mr. Cofer received a salary increase in April 2015 based on his individual performance assessment and internal and external market positioning.

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2015 Annual Cash Incentive Program Award

Mr. Cofer’s 2015 individual performance rating primarily related to strong performance for the Asia Pacific and Eastern Europe, Middle East and Africa regions through delivery of solid financial results relative to target despite economic and political instability in certain areas. Mr. Cofer also led the successful implementation of restructuring changes across our Asia Pacific and Eastern Europe, Middle East and Africa regions.

2015 Equity Grants (Non-Qualified Stock Options and Performance Share Units and Deferred Stock Units)

Mr. Cofer’s annual equity grant reflects his individual performance and external market positioning. Mr. Cofer also received a retention grant as described under “– Description of Individual Executive Compensation Program Elements – Equity Program – 2015 Retention Equity Grants”.

International Assignment Payments

As a U.S. expatriate, Mr. Cofer received payments in 2015 in conjunction with his international assignment based in Singapore. These payments to Mr. Cofer were similar to the types of payments generally made to other employees who accept an international assignment with the Company under our International Assignment Policy. Our International Assignment Policy is designed to facilitate relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. Such payments include housing expenses, cost of living adjustment, education and travel expenses. Similarly, our International Assignment Policy covers the additional taxes employees incur due solely to their international assignments.

Mr. Marques

Commencement of Employment

On March 9, 2015, Mr. Marques commenced employment as the Executive Vice President and President, North America. To offset the loss of certain long-term incentives and retirement benefits from his previous employer, incent him to join the Company, and immediately align his compensation with our key critical performance measures and the interests of shareholders, the Compensation Committee approved a one-time cash payment of $1,100,000, subject to full repayment if his employment with us terminates before March 9, 2017 (except for an involuntary termination without cause or termination due to death or disability), and a one-time equity grant of 130,900 shares of restricted stock and 654,460 NQSOs. The performance-based portion of the equity grant, approximately half of the total grant value, only rewards Mr. Marques if there is an increase in our share price (NQSOs). The shares of restricted stock ratably vest 30%, 30% and 40% annually on the anniversary of Mr. Marques’ date of hire and are subject to the same terms and conditions as the restricted stock grants made to other employees generally on February 18, 2015 with the exception that the shares of restricted stock vest upon an involuntary termination without cause. The NQSOs ratably vest 30%, 30% and 40% annually on the anniversary of Mr. Marques’ date of hire and are generally subject to the same terms as the grants made to the NEOs on February 18, 2015 with the exception that any outstanding stock options will vest with a one-year post-termination exercise period upon an involuntary termination without cause. Due to the timing of his hire, Mr. Marques received a 2015 annual equity grant of 76,140 NQSOs and 45,690 performance share units on March 9, 2015.

Target Total Direct Compensation

Mr. Marques’ target compensation levels are above the median of our Compensation Survey Group primarily because of his significant prior operating experience in the consumer products industry. Mr. Marques’ annual base salary of $875,000, his target annual incentive of 80% of his base salary and his 2015 annual equity grant generally reflect internal and external peer positioning. Mr. Marques’ 2015 individual performance rating reflects solid financial performance for our North American region in a challenging operating environment.

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Policy Authorizing Recoupment of Executive Incentive Compensation in the

Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of our financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock unit grants, performance share units and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Trading Restrictions and Anti-Hedging Policy

Our insider trading policy limits the timing and types of transactions in Mondelēz International securities by Section 16 officers, including our NEOs (and any member of the Section 16 officer’s family sharing the same household). Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during open window periods and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•	prohibits Section 16 officers from entering into transactions in puts, calls or other derivatives on Mondelēz International securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Mondelēz International securities.

Anti-Pledging Policy

Our insider trading policy prohibits our directors, executive officers and certain additional executives from holding Mondelēz International securities in a margin account or pledging Mondelēz International securities as collateral for a loan.

Policy with Respect to Qualifying Compensation for Tax Deductibility

Code Section 162(m) limits our ability to deduct compensation paid to certain NEOs (the “covered employees”) to $1.0 million annually. Covered employees under Code Section 162(m) include our principal executive officer and our next three highest paid executive officers, other than our principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Company generally intends that the Annual Cash Incentive Program awards and awards under our equity program qualify as performance-based compensation and are thus tax-deductible under Code Section 162(m). However, the application of Section 162(m) is complex and may change with time (with a potentially retroactive effect) and thus there can be no guarantee that all of these awards will actually qualify as performance-based compensation under Section 162(m).

Additionally, the Compensation Committee retains the discretion to authorize payments that may not be tax-deductible if it believes such payments are in the best interest of shareholders. For example, the Compensation Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax-deductible in 2015. In addition, a portion of certain of the other covered employees’ income exceeded the $1.0 million tax deductibility limit for 2015 because of other elements of their annual compensation.

MONDELĒZ INTERNATIONAL    57

Executive Compensation Tables

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation Annual Incentive Awards(3) ($)	Change in Pension Value(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)
Rosenfeld, Irene	2015	1,600,000	–	9,750,685	2,562,811	3,816,000	1,419,064	526,252	19,674,812
Chairman and CEO	2014	1,600,000	–	8,185,127	2,211,924	3,600,000	5,120,402	322,493	21,039,946
	2013	1,587,500	–	8,314,229	2,093,477	1,663,000	0	336,574	13,994,780

Gladden, Brian	2015	900,000	–	3,703,366	973,386	1,450,000	–	166,987	7,193,739
Executive Vice President and Chief Financial Officer	2014	197,260	500,000	2,753,926	2,036,275	247,000	–	406,050	6,140,511

Clouse, Mark	2015	861,438	–	6,773,150	465,977	1,057,000	706,503	99,982	9,964,050
Executive Vice President and Chief Growth Officer(6)	2014	746,589	–	1,340,148	434,676	861,000	890,903	60,978	4,334,294
	2013	637,500	–	1,191,225	297,383	663,600	186,919	33,975	3,010,602

Cofer, Timothy	2015	861,438	–	6,773,150	465,977	1,099,000	619,034	177,492	9,996,091
Executive Vice President and	2014	815,068	–	1,595,097	482,988	738,000	1,154,297	0	4,785,450
President, Asia Pacific and Eastern Europe, Middle East and Africa(6)	2013	742,055	–	1,401,977	356,842	591,850	191,621	529,331	3,813,676

Marques, Roberto	2015	714,384	1,100,000(7)	6,336,603	4,285,407	1,015,000	–	54,774	13,506,168
Executive Vice President and President, North America

(1)	The stock awards column reflects grants of restricted stock or deferred stock units and performance share units. The amounts shown in this column represent the full grant date fair value of the stock grants made in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our 2015 Form 10-K. For performance share units, the amounts are based on the probable outcome of the performance conditions as of the grant date. Below is a breakout of the applicable 2015-2017, 2014-2016 and 2013-2015 performance share unit grants for each NEO assuming maximum performance. For Mr. Gladden, the amounts below assume maximum performance for both his annual 2015-2017 performance share unit grant ($5,376,867), and his one-time performance share unit grant on December 4, 2014 related to his commencement of employment, which generally has the same terms and conditions as the annual 2015-2017 performance share unit grants ($3,997,677).

Name	Performance Cycle	Value at Maximum Performance ($)
Rosenfeld, Irene	2015 - 2017	14,156,887
	2014 - 2016	8,547,721
	2013 - 2015	8,262,210

Gladden, Brian	2015 - 2017	5,376,867
	2015 - 2017	3,997,677

Clouse, Mark	2015 - 2017	2,574,338
	2014 - 2016	1,290,272
	2013 - 2015	1,188,249

Cofer, Timothy	2015 - 2017	2,574,338
	2014 - 2016	1,587,617
	2013 - 2015	1,386,025

Marques, Roberto	2015 - 2017	2,537,851

MONDELĒZ INTERNATIONAL    58

(2)	The option awards column reflects stock options grants. The amounts shown in this column represent the full grant date fair value of the options granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our 2015 Form 10-K.

(3)	The amounts shown in this column represent awards made under our Annual Cash Incentive Program (“AIP”) that were paid in March 2016.

(4)	The amounts shown in this column represent the aggregate increase in the actuarial present value of the benefits under our Mondelēz Global LLC Retirement Plan, Mondelēz Global LLC Supplemental Benefits Plan I and Mondelēz Global LLC Supplemental Benefits Plan II (Ms. Rosenfeld only), as applicable. Mr. Gladden and Mr. Marques are not eligible to participate in our Mondelēz Global LLC Retirement Plan.

(5)	The amounts shown in the “All Other Compensation” column for 2015 include the following:

	I. Rosenfeld ($)	B. Gladden ($)	M. Clouse ($)	T. Cofer ($)	R. Marques ($)
Personal use of company aircraft(a)	223,786	–	–	–	–
Car allowance	23,466	15,000	15,000	49,211	20,000
Financial counseling allowance(b)	–	7,500	7,500	4,600	6,000
Employer match on defined contribution plans	234,000	51,615	77,482	71,947	28,774
Relocation expense(c)	–	18,330	–	–	–
Tax gross-up on relocation expenses(c)	–	74,542	–	–	–
Tax equalization payment(d)	–	–	–	(180,502)	–
Payments related to expatriate assignment(d)	–	–	–	232,236	–
HSR Filing Fee Reimbursement	45,000	–	–	–	–
Total All Other Compensation	526,252	166,987	99,982	177,492	54,774

(a)	Consistent with the findings of an independent, third-party security study, for security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft, as reflected in the table, includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (for example, aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and we do not reimburse her for those taxes.

(b)	All executive officers are eligible for an annual financial counseling allowance up to $7,500 and, in the case of Ms. Rosenfeld, up to $10,000.

(c)	At the time of his hire in October 2014, Mr. Gladden received our standard executive relocation assistance program, which covers moving, travel, home sale and other expenses in connection with the relocation. Tax payments are also provided to cover the additional taxes due solely to the relocation assistance program in accordance with the policy. The amounts reflected are residual expenses and related incremental tax payments that were not reported in the prior year.

(d)	Mr. Cofer, a U.S. expatriate in 2015, received payments in conjunction with his international assignment based in Singapore. These payments to Mr. Cofer were similar to the types of payments generally made to other employees who accept an international assignment with the Company. The payments are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that employees accepting assignments would have incurred had they remained in their home countries. These payments include housing expenses, cost of living adjustment, schooling and travel expenses. Similarly, the tax payments are made pursuant to our International Assignment Policy, which is designed to cover the additional taxes that an employee incurs due solely to the international assignment. The tax equalization amount is negative due to the amount and timing of repayments related to tax equalization settlements.

(6)	Effective January 1, 2016, Mr. Clouse is our Executive Vice President and Chief Commercial Officer and Mr. Cofer is our Executive Vice President and Chief Growth Officer.

(7)	Reflects Mr. Marques’ one-time cash payment associated with his hire on March 9, 2015. The amount is subject to full repayment if his employment terminates before March 9, 2017, except upon an involuntary termination without cause or termination due to death or disability.

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2015 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non– Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Rosenfeld, Irene	–	AIP	2,400,000	4,800,000	–	–	–	–	–	–
	02/18/2015	Performance Share Units	–	–	251,260	502,520	–	–	–	9,750,685
	02/18/2015	Stock Options	–	–	–	–	–	418,760	36.94	2,562,811

Gladden, Brian	–	AIP	900,000	1,800,000	–	–	–	–	–	–
	02/18/2015	Performance Share Units	–	–	95,430	190,860	–	–	–	3,703,366
	02/18/2015	Stock Options	–	–	–	–	–	159,050	36.94	973,386

Clouse, Mark	–	AIP	700,000	1,400,000	–	–	–	–	–	–
	02/18/2015	Performance Share Units	–	–	45,690	91,380	–	–	–	1,773,099
	02/18/2015	Stock Options	–	–	–	–	–	76,140	36.94	465,977
	10/30/2015	Deferred Stock Units	–	–	–	–	108,320	–	–	5,000,051

Cofer, Timothy	–	AIP	700,000	1,400,000	–	–	–	–	–	–
	02/18/2015	Performance Share Units	–	–	45,690	91,380	–	–	–	1,773,099
	02/18/2015	Stock Options	–	–	–	–	–	76,140	36.94	465,977
	10/30/2015	Deferred Stock Units	–	–	–	–	108,320	–	–	5,000,051

Marques, Roberto	–	AIP	700,000	1,400,000	–	–	–	–	–	–
	03/09/2015	Performance Share Units	–	–	45,690	91,380	–	–	–	1,700,125
	03/09/2015	Restricted Stock	–	–	–	–	130,900	–	–	4,636,478
	03/09/2015	Stock Options	–	–	–	–	–	730,600	35.42	4,285,407

(1)	No threshold column is included because there could be a zero payout if threshold performance targets are not achieved or individual performance does not warrant a payout. The target amounts represent the potential cash payout if both business and individual performance are at target levels under our 2015 AIP. Actual amounts under our 2015 AIP were paid in March 2016 and are disclosed in the Non-Equity Incentive Plan Compensation Annual Incentive Awards column in the 2015 Summary Compensation Table. The maximum amounts equal 200% of target.

(2)	No threshold column is included because there could be a zero payout if threshold performance targets are not achieved. The target number of units shown in the table reflects the number of shares of our Common Stock earned if performance is achieved at target levels. Actual shares awarded under the 2015-2017 performance cycle will be issued no later than March 15, 2018 assuming threshold performance is achieved. Dividend equivalents accrue during the performance cycle and will be paid out in cash based on the actual number of shares earned for the performance cycle, if any. The maximum payout equals 200% of target.

(3)	Dividends and dividend equivalents are paid on unvested restricted stock and deferred stock units at a similar time as dividends are paid to our shareholders generally.

(4)	The exercise price equals the closing price of our Common Stock on the grant date.

(5)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

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2015 Outstanding Equity Awards at Fiscal Year-End

			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Rosenfeld, Irene	02/23/2012	KHC	210,568	–	–	32.540	02/23/2022	–	–	–	–
	05/03/2007	MDLZ	300,000	–	–	21.691	05/02/2017	–	–	–	–
	02/04/2008	MDLZ	524,000	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	693,200	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	570,900	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	503,570	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	521,950	–	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	–	–	–	–	–	97,600	4,376,384	–	–
	02/20/2013	MDLZ	322,073	165,917	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	160,120	7,179,781
	02/19/2014	MDLZ	–	–	–	–	–	67,030	3,005,625	–	–
	02/19/2014	MDLZ	110,596	224,544	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	–	–	–	–	–	–	–	251,260	11,266,498
	02/18/2015	MDLZ	–	418,760	–	36.940	02/18/2025	–	–	–	–

Gladden, Brian	10/13/2014	MDLZ	112,570	228,550	–	32.980	10/13/2024	–	–	–	–
	12/04/2014	MDLZ	–	–	–	–	–	–	–	68,230	3,059,433
	02/18/2015	MDLZ	–	–	–	–	–	–	–	95,430	4,279,081
	02/18/2015	MDLZ	–	159,050	–	36.940	02/18/2025	–	–	–	–

Clouse, Mark	02/04/2008	MDLZ	12,240	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	15,240	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	22,680	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	37,710	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	41,450	–	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	–	–	–	–	–	13,870	621,931	–	–
	02/20/2013	MDLZ	45,751	23,569	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	24,170	1,083,783
	02/19/2014	MDLZ	–	–	–	–	–	13,180	590,991	–	–
	02/19/2014	MDLZ	21,733	44,127	–	34.165	02/19/2024	–	.	–	–
	02/18/2015	MDLZ	–	–	–	–	–	–	–	45,690	2,048,740
	02/18/2015	MDLZ	–	76,140	–	36.940	02/18/2025	–	–	–	–
	10/30/2015	MDLZ	–	–	–	–	–	108,320	4,857,069	–	–

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			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Cofer, Timothy	02/23/2011	KHC	15,975	–	–	27.260	02/23/2021	–	–	–	–
	02/23/2012	KHC	27,073	–	–	32.540	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	23,760	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	31,760	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	38,640	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	39,600	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	67,110	–	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	–	–	–	–	–	16,640	746,138	–	–
	02/20/2013	MDLZ	54,898	28,282	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	29,740	1,333,542
	02/19/2014	MDLZ	–	–	–	–	–	14,640	656,458	–	–
	02/19/2014	MDLZ	24,149	49,031	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	–	–	–	–	–	–	–	45,690	2,048,740
	02/18/2015	MDLZ	–	76,140	–	36.940	02/18/2025	–	–	–	–
	10/30/2015	MDLZ	–	–	–	–	–	108,320	4,857,069	–	–

Marques, Roberto	03/09/2015	MDLZ	–	–	–	–	–	–	–	45,690	2,048,740
	03/09/2015	MDLZ	–	730,600	–	35.420	03/09/2025	–	–	–	–
	03/09/2015	MDLZ	–	–	–	–	–	130,900	5,869,556	–	–

(1)	The vesting schedule for all outstanding unvested stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
02/20/2013	Restricted Stock and Deferred Stock Units	100% of the award vested on 02/20/2016.
02/20/2013	Stock Options	First tranche (33%) vested on 02/20/2014, second tranche (33%) vested on 02/20/2015 and last tranche (34%) vested on 02/20/2016.
01/02/2014	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2017.
02/19/2014	Restricted Stock and Deferred Stock Units	100% of the award vests on 02/19/2017.
02/19/2014	Stock Options	First tranche (33%) vested on 02/19/2015, second tranche (33%) vested on 02/19/2016 and last tranche (34%) vests on 02/19/2017.
10/13/2014	Stock Options	First tranche (33%) vested on 10/13/2015, second tranche (33%) vests on 10/13/2016 and last tranche (34%) vests on 10/13/2017.
12/04/2014	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2018.
02/18/2015	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2018.

MONDELĒZ INTERNATIONAL    62

Grant Date	Grant Type	Vesting Schedule
02/18/2015	Stock Options	First tranche (33%) vested on 02/18/2016, second tranche (33%) vests on 02/18/2017 and last tranche (34%) vests on 02/18/2018.
03/09/2015	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2018.
03/09/2015	Stock Options	Consists of two stock option grants to Mr. Marques – 2015 Annual Equity Grant (Grant A) and stock option grant in connection with commencement of employment (Grant B). Grant A (76,140 options): First tranche (33%) vested on 02/18/2016, second tranche (33%) vests on 02/18/2017 and last tranche (34%) vests on 02/18/2018; Grant B (654,460 options): First tranche (30%) vested on 03/09/2016, second tranche (30%) vests on 03/09/2017 and last tranche (40%) vests on 03/09/2018.
03/09/2015	Restricted Stock	First tranche (30%) vested on 03/09/2016, second tranche (30%) vests on 03/09/2017 and last tranche (40%) vests on 03/09/2018.
10/30/2015	Deferred Stock Units	100% of the award vests on 10/30/2018.

(2)	The market value of unvested shares is based on the December 31, 2015 closing price of $44.84.

(3)	Amount assumes target performance goals are achieved and the actual number of shares awarded ranges between 0% and 200% depending on actual Company performance during the performance cycle.

2015 Options Exercised and Stock Vested

		Option Awards		Stock Awards
Name(1)	Stock Ticker	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Rosenfeld, Irene	KHC	335,156	19,354,716	29,000	1,859,553
	MDLZ	–	–	397,185	17,127,260

Clouse, Mark	KHC	43,105	2,049,014	2,303	147,674
	MDLZ	–	–	51,520	2,255,948

Cofer, Timothy	KHC	20,799	1,268,651	3,730	239,177
	MDLZ	–	–	63,225	2,747,223

(1)	Mr. Gladden and Mr. Marques are excluded because neither exercised any stock options nor had any vested stock awards in 2015.

(2)	The amounts shown are calculated based on the fair market value of the Common Stock on the date of exercise for stock options and vesting for stock awards and include performance share units awarded for our 2013-2015 performance cycle, which ended on December 31, 2015, based on the December 31, 2015 closing price of $44.84.

2015 Pension Benefits

Name(1)	Plan Name	Number of Years of Credited Service(2) (#)	Present Value of Accumulated Benefits(3) ($)	Payments During Last Fiscal Year ($)
Rosenfeld, Irene	Mondelēz Global LLC Retirement Plan	33.2	1,651,819	–
	Mondelēz Global LLC Supplemental Benefits Plan I	33.2	32,933,092	–
	Mondelēz Global LLC Supplemental Benefits Plan II	1.7	1,938,794	–

Clouse, Mark	Mondelēz Global LLC Retirement Plan	19.1	540,461	–
	Mondelēz Global LLC Supplemental Benefits Plan I	19.1	2,272,793	–

Cofer, Timothy	Mondelēz Global LLC Retirement Plan	23.5	652,745	–
	Mondelēz Global LLC Supplemental Benefits Plan I	23.5	2,992,074	–

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(1)	U.S. employees hired on or after January 1, 2009 are not eligible to participate in the Mondelēz Global LLC Retirement Plan. Therefore, no amounts are shown for Mr. Gladden and Mr. Marques.

(2)	The years of credited service under the plans are equivalent to the years of total service for the NEOs through December 31, 2015, unless otherwise noted in the plan descriptions following the table.

(3)	The amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 10 to the consolidated financial statements contained in our 2015 Form 10-K. The assumptions for each of the plans are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62, and are discounted for current age;

•	Measurement date of December 31, 2015;

•	Discount rate of 4.52% (Mondelēz Global LLC Retirement Plan) and 4.49% (Mondelēz Global LLC Supplemental Benefits Plan I and II); and

•	RP2014 Mortality Table Projected on a Generational Basis with MP2014.

Retirement Benefit Plan Descriptions

Mondelēz Global LLC Retirement Plan

Eligibility for this plan is limited to employees who were eligible for the Kraft Foods Group, Inc. Retirement Plan prior to our October 1, 2012 spin-off of Kraft Foods Group, Inc. As a result, only full-time and part-time U.S. employees hired by Kraft Foods Group, Inc. before January 1, 2009, including our NEOs, are covered automatically in our funded non-contributory, tax-qualified defined benefit plan. Mr. Gladden and Mr. Marques are therefore not eligible for this plan.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired before 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits before age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•	0.5% of final average pay multiplied by years of service in excess of 30.

Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If the participant was born between 1938 and 1954, the 35-year average ends in the year the participant reaches age 66. If the participant was born after 1954, the 35-year average ends in the year the participant reaches age 67.) The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2015, Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Retirement Plan. Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Mondelēz Global LLC Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a supplemental defined benefit pension program under the Mondelēz Global LLC Supplemental Benefits Plan I. Only employees who are participants in our tax-qualified pension plan participate in this unfunded program. As a result,

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neither Mr. Gladden nor Mr. Marques are eligible to receive a non-qualified supplemental defined pension benefit under this program. This non-qualified program provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Mondelēz Global LLC Retirement Plan. Additionally, any eligible base salary and annual cash incentive deferrals made under the voluntary non-qualified deferred compensation plan are considered non-qualified earnings and are subsequently paid out under this program regardless of whether or not the executive exceeds the applicable Code limits. Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Supplemental Benefits Plan I. Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Mondelēz Global LLC Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for the Company between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to the Company.

As of December 31, 2015, Ms. Rosenfeld is eligible to retire with unreduced benefits under the Mondelēz Global LLC Supplemental Benefits Plan II.

2015 Non-Qualified Deferred Compensation Benefits

Name	Plan	Executive Contributions in 2015(1) ($)	Registrant Contributions in 2015(2) ($)	Aggregate Earnings in 2015(3) ($)	Aggregate Withdrawals/ Distributions in 2015 ($)	Aggregate Balance as of December 31, 2015(4) ($)
Rosenfeld, Irene	Supplemental Benefits Plan I	296,100	222,075	89,933	–	4,802,990
	Executive Deferred Compensation Plan	–	–	–	2,205,691	0
	2012 Equity Grant(5)	–	–	–	308,464 Shares	–
Gladden, Brian	Supplemental Benefits Plan I	52,920	79,380	1,229	–	133,529
Clouse, Mark	Supplemental Benefits Plan I	82,245	65,557	9,047	–	524,017
	Executive Deferred Compensation Plan	86,083	–	(1,584)	–	84,499
Cofer, Timothy	Supplemental Benefits Plan I	80,030	60,022	13,704	–	765,499
	Executive Deferred Compensation Plan	–	–	(10,347)	–	310,540
Marques, Roberto	Supplemental Benefits Plan I	18,629	30,821	195	–	49,645
	Executive Deferred Compensation Plan	63,942	–	(1,870)	–	62,072

(1)	Base salary and 2015 AIP deferrals are included in the 2015 Summary Compensation Table. The 2015 contribution amounts attributable to base salary and 2015 AIP awards for participating NEOs are as follows:

Name	Plan	Base Salary ($)	AIP Award ($)
Ms. Rosenfeld	Supplemental Benefits Plan I	81,231	214,869
Mr. Gladden	Supplemental Benefits Plan I	45,692	7,228
Mr. Clouse	Supplemental Benefits Plan I	39,673	42,572
	Executive Deferred Compensation Plan	86,083	–
Mr. Cofer	Supplemental Benefits Plan I	44,081	35,949
Mr. Marques	Supplemental Benefits Plan I	18,629	–
	Executive Deferred Compensation Plan	63,942	–
(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2015 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2015 Summary Compensation Table.

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(4)	The aggregate balance includes amounts that were reported as compensation for our NEOs in prior years. Amounts reported attributable to base salary, AIP awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating NEOs are as follows: Ms. Rosenfeld – $2,914,896; Mr. Gladden – $0; Mr. Clouse – $62,481; Mr. Cofer – $620,444; and Mr. Marques – $0. Ms. Rosenfeld’s amount only reflects previously reported amounts attributable to the Supplemental Benefits Plan I due to the distribution of her entire balance under the Executive Deferred Compensation Plan.

(5)	Reflects the number of vested performance-contingent restricted stock units granted to Ms. Rosenfeld on December 19, 2012. Pursuant to the terms of the grant, as of December 19, 2014, Ms. Rosenfeld vested in her performance-contingent restricted stock units; however, shares were not distributed until December 19, 2015.

Mondelēz Global LLC Supplemental Benefits Plan I

Because the Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, we offer a supplemental defined contribution program under the Mondelēz Global LLC Supplemental Benefits Plan I. This is an unfunded program that allows eligible employees to defer a portion of their annual compensation (base salary and AIP awards) and receive corresponding matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding matching contributions) are limited by Code Section 401(a)(17). Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2015 was 1.97%.

Mondelēz Global LLC Executive Deferred Compensation Plan

The MEDCP is a non-qualified plan that allows our NEOs to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their AIP award. The investment choices are similar to those offered to eligible employees in our U.S. 401(k) plan. Participants may elect to defer their compensation until they separate from service as determined under Code Section 409A. They may also elect to receive distributions of their accounts while still employed with the Company, but the plan requires a minimum deferral period of two years. Distributions may be made in a lump sum or in annual installments of between two and ten years.

The investment alternatives available to the executives under the MEDCP are selected by the Company and may be changed from time to time. Participants are permitted to change their investment elections at any time on a prospective basis. The table below shows the available funds under the MEDCP and their annual rate of return for the calendar year ended December 31, 2015.

Name of Fund	Annual Return
Vanguard Developed Markets Index Admiral (VTMGX)	-0.18%
Vanguard Emerging Mkts Stock Index Admiral (VEMAX)	-15.35%
Vanguard Inflation Protected Sec Admiral (VAIPX)	-1.69%
Vanguard LifeStrategy Moderate Growth Inv (VSMGX)	-0.57%
SSgA Prime Money Market (SVPXX)	0.05%
SSgA S&P 500 Index (SVSPX)	1.27%
Vanguard Extended Market Index Admiral (VEXAX)	-3.27%
Vanguard Short Term Treasury Admiral (VFIRX)	0.55%

Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a change in control. In accordance with SEC rules, all information described in this section is presented as if the triggering events occurred on December 31, 2015.

Involuntary Termination Without Cause (Non-Change in Control Event)

We generally do not have existing employment or separation agreements with our NEOs that dictate the terms of the NEO’s departure from the Company. However, in the event an NEO is involuntarily terminated without cause outside

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of a change in control event, we would expect that in most cases our Compensation Committee would offer separation benefits as consideration for protections we would likely seek – such as a release of claims and entering into non-compete, non-solicitation and confidentiality agreements. For our U.S. salaried employees, we maintain a severance plan that provides severance pay of up to 12 months based on service where the employee’s job is eliminated. We would expect to treat our NEOs at least comparably to other U.S. salaried employees who are involuntarily terminated without cause.

The following chart reflects the typical separation benefits that may be offered to an NEO who is involuntarily terminated without cause. Actual terms and conditions would be determined by our Compensation Committee based on the particular facts in a specific case.

Typical Severance Benefits	• CEO: 24 months of base salary. • All other NEOs: 12 months of base salary. • Payment may be in a lump sum or in salary continuation subject to compliance with Code Section 409A.
Pension, Health and Welfare Benefits

•       If salary continuation, pension crediting continues during that period; health and welfare benefits coverage may also continue.

•       If no salary continuation, no pension crediting or continuation of health and welfare benefits coverage.

Outplacement Services	• Outplacement services up to 12 months.
Treatment of AIP Award	• Prorated AIP award based on actual business performance results and target individual performance.
Treatment of PSU Grants	• Outstanding PSU grants are generally forfeited, however our Compensation Committee may exercise discretion to vest awards subject to actual Company performance.
Treatment of Other Equity Grants	• Restricted stock, deferred stock unit and unvested stock option grants are generally forfeited, however our Compensation Committee may exercise discretion to accelerate vesting.

Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2015

Name	Separation Pay(1) ($)	Annual Incentive Award(2) ($)	Value of Unvested PSU Grants(3) ($)	Value of Unvested Restricted Stock Grants(4) ($)	Value of Unvested Stock Options(4) ($)	Outplacement Services ($)	Total ($)
Rosenfeld, Irene	3,200,000	3,470,466	–	–	–	12,500	6,682,966
Gladden, Brian	900,000	1,301,425	1,019,811	–	–	12,500	3,233,736
Clouse, Mark	875,000	1,012,219	–	–	–	12,500	1,899,719
Cofer, Timothy	875,000	1,012,219	–	–	–	12,500	1,899,719
Marques, Roberto	875,000	1,012,219	–	5,869,556	6,165,013	12,500	13,934,288

(1)	The amounts reflect 24 months of base salary for Ms. Rosenfeld and 12 months of base salary for the other NEOs.

(2)	The amounts reflect prorated 2015 AIP awards assuming the final corporate rating of 175% and target individual performance.

(3)	Per Mr. Gladden’s offer of employment, the amount reflects a prorated PSU grant assuming target performance for the 2015-2017 performance cycle granted to him in connection with his commencement of employment, based on a December 31, 2015 closing stock price of $44.84. The prorated PSU grant is based on actual Company performance during the performance cycle.

(4)	Per Mr. Marques’ offer of employment, the amounts reflect the value of the vesting of the outstanding unvested restricted stock and stock options granted to him in connection with his commencement of employment, based on a December 31, 2015 closing stock price of $44.84.

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Change in Control Arrangements

NEOs are not eligible for any benefit solely upon a change in control. We maintain the CIC Plan for senior executive officers, including the NEOs, which provides for certain benefits upon an involuntary termination of employment without “Cause” or voluntary termination for “Good Reason” within two years following a change in control. To receive any benefits under the CIC Plan, all participants must execute and abide by certain restrictive covenants, including a non-compete and non-solicitation for one year following termination. Additionally, the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan (the “Equity Plan”) also provides for the treatment of unassumed outstanding equity grants following a change in control and assumed outstanding equity grants upon an involuntary termination of employment without “Cause” or voluntary termination for “Good Reason” within two years following a change in control. The key elements of the CIC Plan and Equity Plan assuming a “double trigger” event are described in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•       Acquisition of 20% or more of our outstanding voting securities;

•       Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•       Our merger or consolidation with another company, and

a)    we are not the surviving company; or

b)    the other entity owns 50% or more of our outstanding voting securities; or

•       Complete liquidation of Mondelēz International or the sale of all or substantially all of our assets.

Definition of “Cause”

•       Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•       Gross negligence, dishonesty or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or

•       Engaging in other conduct which adversely reflects on Company in any material respect.

Definition of “Good Reason”	• Material reduction in job duties; • Material reduction in compensation; or • Relocation beyond 50 miles.
Severance and Benefits Amounts

•       CEO: 2.99 times base salary plus target annual incentive;

•       All other NEOs: two times base salary plus target annual incentive;

•       Additional credited years of pension service (if applicable) and welfare benefits equal to three years for the CEO and two years for the other NEOs;

•       Continuation of financial counseling and car allowances for three years for the CEO and two years for the other NEOs; and

•       Outplacement services up to two years following the CIC.

Treatment of AIP Awards and PSU Grants

•       NEO is eligible to receive cash payments representing the NEO’s award under the AIP and the NEO’s outstanding PSU grants paid at target levels, each on a pro rata basis for service during the performance cycle, except where at least fifty percent of the performance cycle has elapsed for outstanding PSUs resulting in a cash payment equal to the target level.

Treatment of Equity Grants	• Restricted stock, deferred stock units and unvested stock option grants vest.
Maximum CIC Plan Benefit/No Gross Up for Payment of Excise Tax

•       The maximum benefit under the CIC Plan or otherwise is the greater of the full benefit or a reduced benefit that does not trigger the excise tax under Code Section 4999 as determined on an after-tax basis for each.

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Potential Payout Upon an Involuntary Termination Due to a Change in Control at Fiscal Year-End 2015

The table below was prepared as though each of our NEOs covered under our CIC Plan and Equity Plan involuntarily terminated without cause immediately following a CIC on December 31, 2015.

Name	Separation Payment(1) ($)	Annual Incentive Award(2) ($)	Value of Unvested PSU Grants(3) ($)	Value of Unvested Stock Grants(4) ($)	Value of Unvested Stock Options(4) ($)	Health & Welfare Continuation(5) ($)	Continuation of Benefits(6) ($)	Present Value of Additional Retirement Plan Benefits(7) ($)	Total ($)
Rosenfeld, Irene	11,960,000	2,393,425	20,207,744	7,382,009	8,656,875	34,112	124,999	1,673,033	52,432,197
Gladden, Brian	3,600,000	897,534	2,446,171	–	3,967,098	27,254	70,000	–	11,008,057
Clouse, Mark	3,150,000	698,082	3,100,238	6,069,991	1,491,854	27,254	70,000	296,768	14,904,187
Cofer, Timothy	3,150,000	698,082	3,571,954	6,259,665	1,628,049	41,369	70,000	314,233	15,733,352
Marques, Roberto	3,150,000	698,082	682,913	5,869,556	6,882,252	27,254	70,000	–	17,380,057

(1)	The amounts reflect 2.99 times base salary plus target annual incentive for Ms. Rosenfeld and two times base salary plus target annual incentive for all other NEOs.

(2)	The amounts reflect prorated target awards under our 2015 AIP.

(3)	The amounts reflect target PSU grants for the 2013-2015 and 2014-2016 performance cycles, as well as prorated target PSU grants for the 2015-2017 performance cycle, based on a December 31, 2015 closing stock price of $44.84.

(4)	The amounts reflect the value of the immediate vesting of all outstanding unvested restricted stock and deferred stock unit grants and outstanding unvested stock options, based on a December 31, 2015 closing stock price of $44.84.

(5)	The amounts reflect our cost for providing medical, dental, vision, long-term disability and life insurance premiums for three years for Ms. Rosenfeld and two years for all other NEOs.

(6)	The amounts reflect the value for continuation of the financial counseling allowance (three years for Ms. Rosenfeld valued at $30,000 and two years for all other NEOs valued at $15,000), car allowance (three years for Ms. Rosenfeld valued at $69,999 and two years for all other NEOs valued at $30,000) and outplacement services (two years for all NEOs valued at $25,000).

(7)	The amount reflects an additional three years of pension accrual for Ms. Rosenfeld and two years of pension accrual for all other eligible NEOs. Mr. Gladden and Mr. Marques are not pension eligible.

Potential Payout Upon Other Types of Separations

In the event an NEO terminates employment due to death or disability, all outstanding unvested restricted stock, deferred stock units and stock option grants would vest in all cases. In addition, the NEO (or beneficiary) would become eligible for prorated awards under the AIP and outstanding PSUs assuming the termination event occurs in the 2nd or 3rd year of the performance cycle.

Based on a December 31, 2015 termination due to death or disability, the estimated value of such payments are described in the table below.

Name	Annual Incentive Award(1) ($)	Value of Unvested PSU Grants(2) ($)	Value of Unvested Stock Grants(3) ($)	Value of Unvested Stock Options(3) ($)	Total ($)
Rosenfeld, Irene	2,393,425	14,058,984	7,382,009	8,656,875	32,491,293
Gladden, Brian	897,534	–	–	3,967,098	4,864,632
Clouse, Mark	698,082	2,056,063	6,069,991	1,491,854	10,315,990
Cofer, Timothy	698,082	2,444,527	6,259,665	1,628,049	11,030,323
Marques, Roberto	698,082	–	5,869,556	6,882,252	13,449,890

(1)	The amounts reflect prorated target awards under our 2015 AIP.

(2)	The amounts reflect the prorated PSU grant at target for the 2014-2016 performance cycle and the full PSU grant at target for the 2013-2015 performance cycle. All amounts are based on a December 31, 2015 closing stock price of $44.84.

(3)	The amounts reflect the value of the vesting of all outstanding unvested restricted stock, deferred stock units and stock options as of the effective date of termination, based on a December 31, 2015 closing stock price of $44.84.

In the event an NEO terminates employment due to normal retirement (retirement on or after age 65 with five years of service), all outstanding unvested restricted stock, deferred stock units and stock option grants would vest. The NEO would also be eligible for a prorated award under the AIP, but any outstanding PSUs would vest at the discretion of the Compensation Committee. None of our NEOs is eligible for normal retirement on December 31, 2015.

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In the event an NEO separates due to early retirement (retirement on or after age 55, but before age 65, and with at least ten years of service), he or she could be considered for partial awards under the AIP and equity program, at the discretion of our Compensation Committee. The value of the total payments for each NEO could range from zero to an amount generally no greater than the amounts shown above for termination due to death or disability. Beginning with 2016 equity grants, for all separations due to retirement (retirement on or after age 55 with at least ten years of service) all unvested deferred stock units and PSUs, excluding stock options, will pro rata vest, subject to actual Company performance, based on the number of months employed during the vesting period or participating during the performance cycle, as applicable. Unvested stock options will continue to vest per the original vesting schedule, provided the employee is actively employed for three months following the grant date.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2015

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporate it by reference in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 19, 2016.

Human Resources and Compensation Committee:

Lois D. Juliber, Chair

Lewis W.K. Booth

Ruth J. Simmons

Jean-François M. L. van Boxmeer

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Ownership of Equity Securities

The following table shows the number of shares of our Common Stock beneficially owned as of March 9, 2016, unless otherwise noted, by each director and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our Common Stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Deferred Stock Units/ Additional Underlying Units (2)	Total Shares/ Interests Held	Percent of Class(3)
Directors:
Bollenbach, Stephen F.	–	16,015	16,015	*
Booth, Lewis W.K.	11,900	16,015	27,915	*
Juliber, Lois D.	2,309	36,030	38,339	*
Ketchum, Mark D.	–	40,470	40,470	*
Mesquita, Jorge S.	6,500	16,345	22,845	*
Neubauer, Joseph	25,000	6,193	31,193	*
Peltz, Nelson(4)	50,658,195	9,755	50,667,950	3.3
Reynolds, Fredric G.	130,817	25,053	155,870	*
Shi, Christiana S.	–	1,523	1,523
Siewert, Patrick T.	–	16,154	16,154	*
Simmons, Ruth J.	–	16,015	16,015	*
van Boxmeer, Jean-François M. L.	2,267	21,575	23,842	*
Named Executive Officers:
Clouse, Mark A.	388,961	7,457	396,418	*
Cofer, Timothy P.	510,465	11,815	522,280	*
Gladden, Brian T.	165,056	–	165,056	*
Marques, Roberto	332,002	–	332,002	*
Rosenfeld, Irene B.(5)	5,872,607	–	5,872,607	*
All directors and executive officers as a group (25 persons)(6)	60,727,539	243,314	60,970,853	3.9

*	Less than 1%

(1)	Includes stock options that are exercisable or will become exercisable within 60 days after March 9, 2016 as follows: Mr. Clouse – 267,233; Mr. Cofer – 357,474; Mr. de Oliveira Marques – 221,464; Mr. Gladden – 165,056; Ms. Rosenfeld – 3,960,992; and all other executive officers – 1,565,179. Also includes shares of restricted stock as follows: Mr. Clouse – 13,180; Mr. Cofer – 0; Mr. de Oliveira Marques – 91,630; Mr. Gladden – 0; Ms. Rosenfeld – 67,030; and all other executive officers – 30,760.

(2)	Includes shares held under the Mondelēz International Thrift 401(k) Plan. This information is based on a plan statement for period ending February 29, 2016. Also includes deferred stock units granted under the 2006 Stock Compensation Plan for Non-Employee Directors and the Amended and Restated 2005 Performance Incentive Plan. For a description of these deferred stock units, see “Compensation of Non-Employee Directors” above.

(3)	Based on our issued and outstanding Common Stock as of March 9, 2016.

(4)	Includes grants of 9,755 deferred stock units to Mr. Peltz under Mondelēz International’s Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors and the Amended and Restated 2005 Performance Incentive Plan and 50,658,195 shares beneficially owned by both Trian Fund Management, L.P. (“Trian”), 280 Park Avenue, 41st Floor, New York, NY 10017, in its capacity as the management company for certain investment funds managed by it (collectively, the “Trian Entities”), and Mr. Peltz. Trian Fund Management GP, LLC (“Trian GP”), which is controlled by Mr. Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian and therefore is in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Entities. All of the shares are held with shared dispositive power and voting power by Trian, Trian GP, Mr. Peltz, Mr. May and Mr. Garden, each of whom disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein.

(5)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(6)	This group includes, in addition to the individuals named in the table, Gustavo H. Abelenda, Maurizio Brusadelli, Robin S. Hargrove, Lawrence C. MacDougall, Karen J. May, Daniel P. Myers, Gerhard W. Pleuhs and Hubert Weber.

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The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding Common Stock as of December 31, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*
BlackRock, Inc.(1) 55 East 52nd Street New York City, NY 10055	88,143,409	5.7
Pershing Square(2) 888 Seventh Avenue, 42nd Floor New York, NY 10019	120,265,238	7.7
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	88,854,163	5.7

*	Calculated based on shares of our issued and outstanding Common Stock as of March 9, 2016.

(1)	Based on the Schedule 13G/A filed by BlackRock, Inc. on February 10, 2016 with the SEC. The Schedule 13G/A discloses that BlackRock, Inc., in its capacity as the parent holding company of certain subsidiaries, had sole voting power over 74,169,076 shares, shared voting power over 14,445 shares, sole dispositive power over 88,128,964 shares and shared dispositive power over 14,445 shares.

(2)	Based on the Schedule 13D/A filed by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman (together, “Pershing Square”) on September 22, 2015. PS Management GP, LLC serves as the sole general partner of Pershing Square Capital Management, L.P. and William A. Ackman serves as the CEO of Pershing Square Capital Management, L.P. and as the managing member of PS Management GP, LLC. The Schedule 13D/A discloses that Pershing Square beneficially owns an aggregate of 120,265,238 shares, which number includes: (i) 43,366,342 shares of Common Stock; (ii) 26,898,896 shares Common Stock underlying forward purchase contracts; and (iii) 50,000,000 shares of Common Stock underlying American-style call options. In addition, the Schedule 13D/A discloses that Pershing Square has shared voting power and shared dispositive power over all of the 120,265,238 shares. However, according to the Schedule 13D filed by Pershing Square on August 6, 2015, none of the forward purchase contracts or the options gives Pershing Square direct or indirect voting, investment or dispositive control over any shares of the Company or requires the counterparty thereto to acquire, hold, vote or dispose of any shares of the Company.

(3)	Based on the Schedule 13G/A filed by The Vanguard Group on February 10, 2016 with the SEC. The Schedule 13G/A discloses that The Vanguard Group, as investment advisor, had sole voting power over 2,957,030 shares, shared voting power over 164,900 shares, sole dispositive power over 85,711,448 shares and shared dispositive power over 3,142,715 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to report to the SEC their ownership of our Common Stock and changes in that ownership.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2015, all required reports under Section 16(a) were filed on a timely basis.

ITEM 2. Advisory Vote to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules, and consistent with our shareholders’ preference (as indicated by vote at our 2011 Annual Meeting), our Board adopted a policy of providing shareholders an annual vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement.

Our executives – including our NEOs – are critical to our success. That is why we design our executive compensation programs to attract, retain and motivate superior executive talent. At the same time, we structure our executive compensation programs to focus on shareholders’ interests by incenting superior sustainable long-term performance. Under our executive compensation programs, we align pay and performance by making a significant portion of our NEOs’ compensation contingent on:

•	reaching specific annual and long-term performance measures; and

•	increasing shareholder value.

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We also have strong compensation-related design and governance practices to protect our shareholders’ interests. Shareholders can find more information about these practices under “Board Committees and Membership – Human Resources and Compensation Committee” and “Compensation Discussion and Analysis.” These practices include the following:

•	we have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;

•	our long-term incentive program is 100% equity-based with our executives’ entire annual equity grant aligned with shareholders as 75% of our executives’ annual equity grant is in the form of performance share units and 25% is in the form of stock options;

•	over 85% of our CEO’s target total compensation is at-risk incentive-based pay, of which 71% is based on long-term performance;

•	over 58% of our other NEOs’ target total compensation is based on long-term performance;

•	we do not pay the tax liability associated with executive perquisites or related to benefits payable upon a “double trigger” event in connection with a change in control (i.e., no gross-ups);

•	we employ our executive officers “at will” without individual severance agreements or employment contracts;

•	we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements, and an executive incentive compensation recoupment (clawback) policy; and

•	our policies prohibit hedging, pledging or short sales of Company shares.

We encourage you to read the “Compensation Discussion and Analysis” beginning on page 34 of this Proxy Statement and the “Executive Compensation Tables” beginning on page 58 of this Proxy Statement to better understand the details of our NEOs’ compensation for 2015 and opportunities to realize compensation in the future. Our Compensation Committee and our Board believe that our executive compensation programs for our NEOs serve our shareholders’ interests. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Mondelēz International’s shareholders approve, on an advisory basis, the compensation paid to Mondelēz International’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

This vote on the NEO compensation is advisory. Therefore, it will not be binding on Mondelēz International, our Compensation Committee or our Board. However, our Board and Compensation Committee value our shareholders’ opinions. If a significant percentage of our shareholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2017 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF OUR NEO COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3. Ratification of the Selection of Independent Registered Public Accountants for Fiscal Year 2016

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent registered public accountants. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent registered public accountants for 2016. PricewaterhouseCoopers LLP have been our independent registered public accountants since 2001. The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. In order to assure continuing auditor independence, the Audit Committee periodically

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considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the regular rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairman are involved in the selection of PricewaterhouseCoopers LLP‘s lead engagement partner. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent external auditor is in our and our shareholders’ best interests and are requesting, as a matter of good corporate governance, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent registered public accountant. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent registered public accountant if, in its discretion, it determines that such a change would be in Mondelēz International’s and our shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about our independent registered public accountants, including our pre-approval policies and PricewaterhouseCoopers LLP’s aggregate fees billed for 2015 and 2014, can be found in the section on our Audit Committee beginning on page 24 of this Proxy Statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MONDELĒZ INTERNATIONAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2016.

Shareholder Proposals

In accordance with SEC rules, we are including the following three shareholder proposals (Items 4, 5 and 6), along with the supporting statements of the respective shareholder proponents. Mondelēz International is not responsible for any inaccuracies in these proposals and supporting statements. To ensure that readers can easily distinguish between materials provided by the proponent and material provided by the Company, we have put a box around materials provided by the proponents. Each shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented.

The Board recommends that you vote AGAINST each of these three shareholder proposals for the reasons set forth in the Statement in Opposition following each proposal.

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ITEM 4: Shareholder Proposal: Report on Packaging

As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, California, 94612, as representative for Craig Ayers, beneficial owner of 250 shares of Common Stock, and Nicola Miner Revocable Trust, beneficial owner of 489 shares of Common Stock, is the proponent of the following shareholder proposal and have advised that a representative will present this proposal at the Annual Meeting.

WHEREAS: Mondelēz International’s environmental policy states the company “is committed to reducing the environmental impact of our activities, preventing pollution and promoting the sustainability of the natural resources upon which we depend…” yet a significant amount of brand product packaging is not recyclable and new studies suggest plastic packaging that reaches the ocean is toxic to marine animals and potentially to humans.

Mondelēz’ iconic brands like Oreo and Chips Ahoy are increasingly packaged in flexible film or other plastic packaging, such as pouches, that are not recyclable. Using non-recyclable packaging when recyclable alternatives are available wastes valuable resources that could be recycled many times over. Instead, many billions of discarded package wrappers and pouches representing significant amounts of embedded energy are incinerated or lie buried in landfills. Many of these brands could be sold in recyclable fiber or plastic packaging.

Non-recyclable packaging is more likely to be littered and carried into waterways. Millions of plastic wrappers are swept into waterways annually. A recent assessment of marine debris by a panel of the Global Environment Facility concluded that an underlying cause of debris entering oceans is unsustainable production and consumption patterns including “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled in the locations where sold…”

California spends nearly $500 million annually preventing trash, much of it packaging, from polluting beaches, rivers, and oceanfront. In the marine environment, plastics break down into small indigestible particles that birds and marine mammals mistake for food, resulting in illness and death. McDonald’s Corp. is replacing plastic foam beverage cups with degradable paper cups due to such concerns.

Further, studies by U.S. Environmental Protection Agency Region 9 suggest a synergistic effect between persistent, bioaccumulative, toxic chemicals and plastic debris. Plastics concentrate and transfer toxic chemicals such as polychlorinated biphenyls and dioxins from the ocean into the marine food web and potentially to human diets, essentially forming a “toxic cocktail” increasing the risk of adverse effects to wildlife and humans. One study of fish from various parts of the North Pacific found one or more plastic chemicals in all fish tested, independent of location and species.

Making all packaging recyclable, if possible, is the first step to reduce the threat posed by ocean debris. Companies who aspire to corporate sustainability yet use these risky materials must explain why they market non-recyclable instead of recyclable packaging. Companies must also work with recyclers and municipalities to assure that recyclable packaging actually gets collected and recycled.

RESOLVED: Shareowners of Mondelez International request the Board to issue a report at reasonable cost, omitting confidential information, by October 1, 2016 assessing the environmental impacts of continuing to use non-recyclable brand packaging.

Supporting Statement: Proponents believe the report should include an assessment of the reputational, financial, and operational risks associated with continuing to use non-recyclable brand packaging and, to the extent possible, goals and a timeline to phase out non-recyclable packaging.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

We have already set ambitious goals on sustainability for the organization, and clearly outlined the targets and focus areas for Mondelēz International, including a packaging elimination goal. We are proud to share our Sustainability 2020 goals on our corporate website. We believe our packaging targets are clearly aimed at reducing

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environmental impact. Our goals aim to reduce end-to-end environmental impacts and are focused on areas where we can make the most progress, such as deforestation in cocoa and palm oil and adopting science-based targets to reduce greenhouse gas emissions from manufacturing. We benchmarked our goals against our peers and we are one of few consumer goods companies to set numeric goals for packaging elimination.

We report our progress in our annual Call For Well-being Progress Report and publish data from our Life Cycle Assessment (LCA) via CDP Climate and CDP Water on our corporate website at: http://www.mondelezinternational.com/well-being/our-progress/reporting.

Packaging is a small portion of our corporate environmental impact.

Our LCA shows that:

•	agriculture, operations and packaging contribute to our end-to-end environmental footprint,

•	our impact from operations is much smaller than agriculture (2014 Call For Well-being Progress Report, p. 21), and

•	packaging is only a small portion of our operations impact.

We have a history of success in packaging elimination and continue to target further progress.

From 2010 to 2014, we eliminated 40,000 tonnes of packaging from our supply chain, comfortably exceeding our goal to eliminate 22,500 tonnes. As we disclose in our 2015 CDP Climate (CC3.2a) submission, we estimate this benefits products accounting for 7% of our revenue. We are targeting continued progress in the future, with an ambitious goal to eliminate a further 65,000 tonnes of packaging between 2013 and 2020.

We have a great history of packaging optimization, with over 600 individual programs contributing to packaging optimization and elimination between 2010 and 2014:

•	In Latin America, we reduced the pouch size of our Tang powered beverages, eliminating the use of 400 tonnes of material and optimizing shipping, with the effect of removing 180 trucks from the supply chain.

•	Removing the tray from Oreo packs in China eliminated 300 tonnes of plastic.

•	Combining a secondary and tertiary shipping box for our Picnic chocolate bars in our EEMEA region, thereby completely eliminating the need for one element of the packaging and 1600 tonnes in weight per year.

We look at the full lifecycle of our pack designs using our propriety Eco Calculator tool, which provides our design teams options to reduce material use. In addition, approximately 70% of our paperboard is already from recycled sources and we make 60% of our products in factories that send zero waste to landfill.

In addition, wherever it makes sense to do so, we use single-material types to make our flexible packaging, rather than mixed-material laminations. For example, the majority of our single-serve chocolate products are now in single-web polypropylene films. In principle, there is a greater opportunity for recycle schemes to be able to use single-material films, if collection and recycling infrastructure is in place.

We design our packaging to prevent food waste, a major contributor to overall waste globally, and to ensure food safety.

The UN Food and Agriculture Organization (FAO) estimates that approximately 30% of all food is currently wasted through the supply chain and by the consumer.1 By comparison, according to Eurostat’s 2013 data, within Europe, packaging accounts for approximately 3% of total waste (80 million tonnes in a total of 2.5 billion).

In addition, each tonne of food waste has a much higher impact on the environment than packaging. According to Quantis, a sustainability and life cycle assessment firm, food waste has ten times greater adverse environmental impact than packaging. For example, if we reduced packaging by 10% but the resulting food waste increased by more than 1%, the overall environmental impact would be negative. Likewise, a study published in the UK for the Advisory Committee on Packaging, concluded that packaging is responsible for 10% of the total energy consumed in food production.

[1]	http://www.fao.org/food-loss-and-food-waste/en/

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We must ensure food safety at all times. This is our primary focus as a global supplier of consumer food products.

For food safety and quality reasons, we cannot use post-consumer recycled materials for the majority of our packaging that comes into direct contact with food. Overall, therefore, we aim to deliver consumers’ expectations for safety, quality and consistency of product by designing our packages to protect packaging integrity and performance and extend product shelf life, wherever it makes sense to do so.

We strive to eliminate packaging material by optimization.

Many experts advise that the most effective way to reduce packaging waste is to not create it in the first place. Therefore, packaging avoidance through elimination and optimization are the most effective ways to save resources, protect the environment and reduce costs. Elimination saves in raw materials, fabrication, transport, disposal and recycling costs. The EU waste framework directive places prevention at the top of its Waste Hierarchy to tackle waste2 as does the UK’s WRAP (formerly the Waste Resources and Action Plan).3

This is, therefore, why we have set for ourselves ambitious targets to eliminate and optimize packaging in order to drive sustainability in this area.

We do not believe it is appropriate to focus on recyclability for all packaging at this time, because doing so may prove counter-productive to preventing food waste and eliminating packaging material.

We engage with suppliers and peers to find solutions.

We engage with packaging suppliers to identify ways to recycle while maintaining the food safety required for our products. For example, the majority of our flexible films are of BOPP (Bi-axially Oriented Polypropylene) materials, where the film suppliers already self-reclaim any internal waste material.

We also engage through trade associations and regulators on the issue of solid waste. Increased use of recycled and recyclable materials clearly plays a part in this, as does the provision of public waste infrastructure; greater harmonization of waste systems between and within countries; and promotion of responsible consumer behavior.

Conclusion.

We remain committed to reduce waste and conserve natural resources, while safeguarding our product quality and safety. Our commitment includes continuing to reduce our environmental impact with respect to packaging. As described above, we are also committed to communicating about our progress in our Call For Well-being Progress Report.

Accordingly, the Proposal’s request for a report assessing the environmental impact of non-recyclable brand packaging beyond what we already provide is not an effective use of your Company’s resources.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

[2]	http://ec.europa.eu/environment/waste/index.htm
[3]	http://www.wrap.org.uk/content/packaging-3

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ITEM 5: Shareholder Proposal: Vesting of Equity Awards in a Change in Control

Trowel Trades S&P 500 Index Fund, Post Office Box 75000, Detroit, MI 48275, beneficial owner of 25,557 shares of Common Stock, is the proponent of the following shareholder proposal and have advised us a representative will present this proposal at the Annual Meeting.

RESOLVED: The shareholders ask the board of directors of Mondelez International, Inc. to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2016 annual meeting.

SUPPORTING STATEMENT

Mondelez International, Inc. (“Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, an involuntary termination at the end of the 2014 fiscal year could have accelerated the vesting of approximately $33 million worth of long-term equity to the Company’s six senior executives, with Irene Rosenfeld, the Chairman and CEO, entitled to approximately $21 million out of a total personal severance package worth $53 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

Adoption and implementation of this shareholder proposal is unnecessary because our equity plan already provides for a “double trigger” requirement and the proration of performance share units.

Our equity program contains significant safeguards designed to ensure executives would not receive a so-called “windfall” payout in connection with a change in control. By way of background, our Compensation Committee designed our executive compensation program to:

•	Attract and motivate talented executives and to pay for performance;

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•	Ensure that our leadership team is appropriately incented in pursuing all business strategies that promote superior long-term shareholder returns; and

•	Promote the smooth transition to a successor in the event of a change in control.

Our equity program aligns executives’ with shareholders’ interests.

As described in our Compensation Discussion and Analysis, our executives receive an annual equity grant consisting of:

•	75% performance share units (the Company must achieve specified financial performance thresholds before any Common Stock is awarded to executives), and

•	25% stock options (the Common Stock price must increase from date of grant and options must vest before executives receive any value).

We do not make annual time-based full-value equity grants to our executives. This structure effectively aligns with shareholders’ interests.

Our equity program includes a “double trigger” requirement for vesting of outstanding equity grants that includes pro rata vesting of certain performance share units.

In connection with a change in control, if the successor assumes or replaces our equity grants, performance share units and stock options continue on the original vesting schedule. Vesting does not automatically accelerate at change in control. Our approach to change in control reflects our continued commitment to shareholders while providing fair and balanced treatment for our employees.

Our double trigger vesting requirement in connection with a change in control ensures that an executive’s outstanding equity grants do not vest early unless:

•	the successor company involuntarily terminates the executive without cause, or

•	the executive voluntarily terminates for “good reason”

within the two years following a change in control. Either type of termination would be a “qualifying termination.” The double trigger vesting requirement incents executives to remain with the Company to support the smooth transition of the business for the benefit of all shareholders.

If an executive experiences a qualifying termination within the two years following a change in control, then all unvested stock options would vest and the executive would receive the following treatment for outstanding performance share units:

•	If the qualifying termination occurs prior to the halfway point of the performance period, a cash payment equal to pro rata vesting based on target performance.

•	If the qualifying termination occurs at or after the halfway point of the performance period, a cash payment equal to full vesting at target performance.

Our equity program design and provisions enable us to attract, retain and motivate talented executives.

Our double trigger requirement for equity vesting in connection with a change in control is consistent with current market practices. Our approach allows us to attract new executives by providing them assurance we will meet reasonable expectations regarding the treatment of performance share units and stock options if they are terminated in connection with a change in control.

Our approach also provides strong retention incentives prior to and following a change in control, motivating executives to focus on successfully executing the transaction and subsequent integration for the benefit of all shareholders.

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Our equity program design and provisions support business strategies that promote superior long-term returns for our shareholders.

Our double trigger requirement for equity vesting in connection with a change in control incents executives to advance a transaction beneficial to all shareholders while protecting executives’ reasonable expectations regarding the vesting of outstanding equity grants. Additionally, our double trigger prevents an executive from receiving a “windfall” solely because of a change in control.

Conclusion.

Accordingly, the actions called for in the proposal are unnecessary and do not advance our shareholders’ best interests.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

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ITEM 6: Shareholder Proposal: Policy on Mediation

American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington D.C. 20006, beneficial owner of 925 shares of Common Stock, is the proponent of the following shareholder proposal and have advised us a representative will present this proposal at the Annual Meeting.

RESOLVED, shareholders of Mondelēz International, Inc. (the “Company”) urge the Company to participate in mediation of any specific instances of alleged human rights violations involving the Company’s operations if mediation is offered by a governmental National Contact Point for the Organisation for Economic Cooperation and Development (the “OECD”) Guidelines for Multinational Enterprises.

For the purposes of this policy, the human rights subject to mediation shall include, at a minimum, those expressed in the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work:

(a)    freedom of association and the effective recognition of the right to collective bargaining;

(b)    the elimination of all forms of forced or compulsory labor;

(c)    the effective abolition of child labor; and

(d)    the elimination of discrimination in respect of employment and occupation.

Supporting Statement

The United Nation’s Guiding Principles on Business and Human Rights call on business enterprises to have in place the following policies and processes:

a.      A policy commitment to meet their responsibility to respect human rights;

b.      A human rights due diligence process to identify, prevent, mitigate and account for how they address their impacts on human rights;

c.      Processes to enable the remediation of any adverse human rights impacts they cause or to which they contribute.

(Guiding Principles on Business and Human Rights, United Nations, 2011, available at

http://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf). While our Company has taken steps to commit to respect human rights and to conduct due diligence, we believe the Company needs to provide adequate remedies for human rights violations involving the Company’s operations around the world.

Non-judicial grievance mechanisms to remedy human rights violations are needed the most when formal legal mechanisms are inadequate. This proposal urges our Company to participate in mediation of alleged human rights violations if mediation is offered by a governmental National Contact Point pursuant to the OECD Guidelines for Multinational Enterprises. (OECD, 2011 available at
http://www.oecd.org/daf/inv/mne/48004323.pdf.

In the United States, the State Department’s Office of the U.S. National Contact Point provides mediation of specific instances of human rights violations through the U.S. Federal Mediation and Conciliation Service. (“Specific Instance Process,” Office of the U.S. National Contact Point, U.S. Department of State, available at

http://www.state.gov/e/eb/oecd/usncp/specificinstance/index.htm). In 2013, our Company rejected an offer from the U.S. National Contact Point for mediation of alleged violations of workers’ rights in Egypt and Tunisia. (“Public Statement,” Office of the U.S. National Contact Point, U.S. Department of State, October 29, 2013, available at

http://www.state.gov/e/eb/oecd/usncp/links/rls/215927.htm).

Participation in the National Contact Point mediation process is voluntary and does not mean that the Company will be bound by the outcome of mediation. By agreeing to participate in National Contact Point mediation, our Company can affirmatively signal its commitment to remedy human rights violations should they arise in the future.

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BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

Mondelēz International believes that everyone should be treated fairly and with dignity. It’s a basic human right. In addition, we believe there is a role for everyone to play in respecting that right – from governments and non-governmental organizations to civil society and the private sector, including corporations. To that end, at Mondelēz International, we focus where we can make the biggest difference in our business operations and with our direct suppliers and in the broader community. That belief and our commitment to these ideals are reflected in our approach to human rights and in the expectations we set for ourselves and our suppliers. Specifically, we have adopted a comprehensive Statement on Human Rights – published at

http://www.mondelezinternational.com/about-us/compliance-and-integrity#humanRights.

Our current policies and processes provide the means for us to fully, timely and effectively address any allegation regarding a human rights violation in our operations. The Proponent expresses particular concern about four key workplace rights. We have strong policies in place to respect those rights throughout our operations.

•	Respect for Third-Party Representation. We aim to have and believe that we have constructive relationships with our employees, with their trade union representatives and with works councils. We respect the interests of our employees to join (or not join) a union. In those situations where our employees have third-party representation, we deal with employee representatives in a direct and straightforward manner, and in compliance with applicable agreements and legal requirements.

•	Prohibition on Forced Labor. We prohibit the use of forced labor in our operations, i.e., any work or service that a worker performs involuntarily, including under threat of physical harm or other penalty.

•	Prohibition on Child Labor. We prohibit the unlawful employment or exploitation of children in our workplace. In accordance with the conventions of the International Labor Organization (ILO) and national laws, the minimum age for employment is the highest of the following ages: (i) the local minimum employment age, (ii) the mandatory schooling age, or (iii) 15 years of age. In addition, all temporary workers used by Mondelēz International and all third-party contractors who perform work on our premises are required to meet these minimum age requirements.

•	Diversity and Inclusion. We value a diverse and inclusive workplace and aim to promote cultural and individual differences. We do not discriminate in employment or employee treatment nor will we tolerate any form of harassment, including harassment based upon any of the following characteristics: race, color, religion, gender, sexual orientation or preference, gender identity, national origin, marital status, citizenship status, veteran status, disability, age, or any legally protected personal characteristic or status.

We focus our efforts on maintaining a safe work environment that treats all employees with care, dignity and respect.

Management designs and implements procedures to ensure that all business units and functions incorporate these objectives into their day-to-day operations. Local managers are responsible for administering all policies and/or contracts in a manner that builds a culture demonstrating that practices and relations among Mondelēz International colleagues are in line with our approach to employee relations.

Because of our commitment to both human rights and good business practices, we have in place extensive policies, risk identification, prevention and remediation processes to protect human rights in the conduct of our business. Our Statement on Human Rights guides our approach to our own and our suppliers’ operations, including the following protocols:

•	Internal Accountability Standards. We expect each employee to conduct business legally and ethically in line with our Code of Conduct.

http://www.mondelezinternational.com/about-us/compliance-and-integrity. We also audit our manufacturing facilities under the Program for Responsible Sourcing (PROGRESS), described in more detail on our website at,

http://www.mondelezinternational.com/about-us/compliance-and-integrity#humanRights. Failing to meet company standards on child and forced labor or diversity and inclusion is a breach of corporate policy. Violators are subject to disciplinary action, up to and including termination of employment.

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•	Certification by Direct Suppliers. Our purchasing contracts require our direct suppliers to comply with all laws and support our policies on third-party representation, child and forced labor, and diversity and inclusion. We have various tools to address non-compliance, up to and including termination of the business arrangement.

•	Assessing Corporate Responsibility through PROGRESS. We helped to establish PROGRESS. This industry initiative allows a supplier to provide common information to its customers so that each customer can independently reach business decisions in accordance with its own corporate responsibility standards. We are currently rolling out PROGRESS to our priority suppliers and business partners. As a founding member of AIM-PROGRESS, we adhere to the Sedex Members Ethical Trade Audit. This audit evaluates suppliers against a common set of Corporate Social Responsibility standards to drive efficiency on performance improvement for the consumer goods industry. At the end of 2015, 674 of our priority suppliers completed the audit.

Our reporting and remediation processes are comprehensive and highly effective.

We believe that the open, honest exchange of ideas and opinions is essential to mutual respect and business growth. To maintain strong communications up, down and across Mondelēz International, we maintain a climate where all employees can offer suggestions or express concerns with the assurance that they will receive fair consideration and a timely response. We have appropriate means to and do address human rights concerns raised about our operations.

•	We have clear and effective remediation processes. We already have effective remediation processes in place that comply with applicable laws and dispute resolution processes in every country where we do business. We have found these processes to be clear, well understood, efficient and effective. The approach suggested by the Proponent would add complexity and introduce uncertainty without benefit to our Company or employees. To date, we have successfully used our processes and policies to fully, timely and effectively address all situations that have arisen in the normal course of business. We see no need to or benefit from changing from an approach that has been working well for many years.

In those situations where we have third-party representation, we deal with employee representatives in a direct and straightforward manner and are open to collective agreements as required in accordance with local and national procedures. Where we have third-party representation, we follow the provisions for addressing disputes laid out in our agreements and employ the legal mechanisms applicable in each country where we operate. We have found these avenues to be highly effective. The approach suggested by the Proponent would not enhance the efficacy of these processes and, in fact, could undermine them and result in a diversion of resources.

•	We have multiple ways for employees and people outside the Company to report concerns. We expect all Mondelēz International employees to report potential non-compliance with the law and our policies, including our Code of Conduct (as well as any other concerns). They can use our Integrity HelpLine (a toll-free and/or reverse charge service operated for us by a third party). It is accessible 24 hours a day, every day, language interpreters are available, and callers can choose to remain anonymous. Additionally, our Integrity WebLine is an online version of the Integrity HelpLine. If an employee reports a violation, we will investigate it fully. Conducting independent, efficient and effective investigations is vital to our commitment to effective corporate governance and an environment that respects human rights. Furthermore, anyone who retaliates against another employee for raising a concern in good faith will face discipline, which may include termination. People outside of the Company may also bring concerns to our attention using our Integrity HelpLine or Integrity WebLine, mail or email.

Conclusion.

Our policies on human rights are clear. Our actions demonstrate consistent implementation of these policies in our business operations, with our direct suppliers and in the broader community. Our current processes for addressing concerns are robust and highly effective. Committing to mediation of any allegation of human rights violations wherever the National Contact Point mediation process is available is unnecessary and would not enhance the efficacy of our strong policies and robust processes; rather, it would add complexity without benefit to the Company or its employees.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

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Other Matters that may be Presented at the Annual Meeting

Other than Items 1 through 6 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in our 2015 Proxy Statement. They are similar to those described under “2017 Annual Meeting of Shareholders” in this Proxy Statement.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

Frequently Asked Questions About the Annual Meeting and Voting

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on May 18, 2016, at 9:00 a.m. CDT at NOAH’S Event Venue, 200 Barclay Boulevard, Lincolnshire, Illinois 60069. The Venue will open to shareholders at 8:00 a.m. CDT. Directions to the Venue are included at the end of this Proxy Statement.

2.	Who is entitled to vote at the Annual Meeting?

The Board established March 9, 2016 as the record date (the “Record Date”) for the Annual Meeting. Each shareholder (registered or beneficial) who held shares of our Common Stock at the close of business on the Record Date is entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

At the close of business on the Record Date, 1,557,134,494 shares of our Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?

You have received the proxy materials (via mail, email or the Internet) because, as of the Record Date, you directly or indirectly held, and had the right to vote, shares of Common Stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting with this Proxy Statement, our 2015 Form 10-K and a proxy card or VIF. We are providing your proxy card in the form of a paper card or unique control number that allows you to provide your proxy voting instructions via the Internet or by phone. We refer to these materials collectively as the “proxy materials.” These materials provide important information about Mondelēz International and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered holders and beneficial holders?

Shareholders who hold Mondelēz International stock directly with our stock registrar and transfer agent, Wells Fargo Bank, N.A., are registered shareholders. If you are a registered shareholder, our proxy distributors will send the proxy materials directly to you, and your vote instructs the proxies how to vote your shares.

Shareholders who hold our stock indirectly through an account with an institutional or other nominee holder of our stock, such as a broker or bank, are referred to as beneficial shareholders or shareholders “in street name.” If you are a beneficial shareholder, your broker, bank or other nominee delivers the proxy materials to you, and your vote instructs your nominee how to vote your shares; your nominee in turn instructs the proxies how to vote your shares.

If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan per your instructions and otherwise in accordance with the plan’s governing documents and applicable law.

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5.	How is Mondelēz International distributing proxy materials?

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. On or about March 28, 2016, we mailed to our shareholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet.

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website.

•	If you received the Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request.

•	If you received the Notice by mail and would like to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request.

6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials, including our 2015 Form 10-K, free of charge to any shareholder who requests copies in writing to: Investor Relations, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada.

•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to log in and order copies. You can select from the following:

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials; and

•	if you would like your election to apply to the delivery of materials for all future meetings.

•	Via e-mail: Send us an e-mail at sendmaterial@proxyvote.com. Your e-mail must include the following information:

•	If requesting materials by e-mail, please send a blank e-mail with the 12-digit control number that is printed in the box marked by the arrow in the subject line.

These materials are also available at http://materials.proxyvote.com/609207.

7.	I am a current/former Mondelēz International employee and have investments in the Mondelēz International Stock Fund(s) of the Mondelēz Global LLC Thrift/TIP 401(k) Plan(s) and/or the Mondelēz Canada Optional Pension Plan(s)/Employee Savings Plan/Retirement Savings. Can I vote? If so, how do I vote?

Yes, you are entitled to vote. Your proxy card or control number for voting electronically includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold our stock, your vote directs the plan trustee(s) how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11: 59 p.m. EDT on May 15, 2016. If the plan trustee(s) does not receive your voting instructions or proxy card by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which the trustee(s) timely received voting instructions, unless to do so would be contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions for registered shareholders described in Question 14 below to cast your vote. Note that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the meeting.

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8.	I am a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan and have investments in the Mondelēz International Stock Fund(s). Can I vote? If so, how do I vote?

Yes, you are entitled to vote. Your proxy card or control number for voting electronically includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold our stock, your vote directs the plan trustee how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on May 15, 2016. If the trustee(s) does not receive your voting instructions or proxy card by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which the trustee timely received voting instructions, unless doing so would be contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions for registered shareholders described in Question 14 below to cast your vote. Note that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the meeting.

9.	How do I vote if I participate in Mondelēz International’s Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, follow the instructions for registered shareholders described in Question 14 below to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted. So PLEASE VOTE.

10.	I hold CREST Depository Interests (“CDIs”) that represent entitlements to shares of Common Stock as a result of Mondelēz International’s acquisition of Cadbury in 2010. Can I vote the shares of Common Stock underlying my CDIs? If so, how do I vote?

Computershare will send all CREST Participants (including nominee companies and sponsored individuals) that hold CDIs a notice and Form of Instruction that allow these participants to attend and vote at the Annual Meeting. If you hold your CDIs in CREST, you can vote the underlying shares by completing and sending the Form of Instruction to the Voting Agent, Computershare Investor Services Plc (“Computershare”) or via CREST as detailed on the Form of Instruction. Computershare must receive your vote by 3:00 p.m. London time on May 13, 2016. Computershare will then lodge the vote for the underlying shares with the Registrar and your vote will be included in the final tally for the Annual Meeting.

If Computershare holds your CDIs on your behalf within Mondelēz International Corporate Sponsored Nominee Service, Computershare, as the international nominee for your CDIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the instructions in the notice and Form of Direction by 3:00 p.m. London time on May 12, 2016. Computershare will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your underlying shares. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card.

If you hold CDIs and have questions about voting your shares of Common Stock underlying your CDIs, please contact Computershare at +44 (0)844 472 6005.

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11.	May I change or revoke my vote?

Yes. If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or via the telephone or Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

12.	What is the quorum requirement for the Annual Meeting?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our Common Stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the Annual Meeting.

13.	What are the items to be voted on at the Annual Meeting, and how does the Board recommend that I vote?

Item	Voting Choices	Board Recommendation
Item 1 – Election of 13 Directors	With respect to each nominee: For Against Abstain	FOR ALL NOMINEES

Item 2 – Advisory Vote to Approve Executive Compensation	For Against Abstain	FOR

Item 3 – Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year 2016	For Against Abstain	FOR

Item 4 – Shareholder Proposal: Report on Packaging	For Against Abstain	AGAINST

Item 5 – Shareholder Proposal: Vesting of Equity Awards in a Change in Control	For Against Abstain	AGAINST

Item 6 – Shareholder Proposal: Policy on Mediation	For Against Abstain	AGAINST

Transact any other business that properly comes before the meeting

14.	How do I vote my shares?

If you are a registered shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com (12-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 17, 2016;

•	by telephone, if you are located within the United States and Canada. Call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. EDT on May 17, 2016;

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•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on May 18, 2016; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 23 below.

If you are a beneficial shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com (12-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 17, 2016 (May 15, 2016 for plan participants);

•	by telephone, if you are located within the United States and Canada call 1-800-454-8683 (toll-free) or by the “vote-by-phone” number indicated on your VIF as instructed by your bank or broker;

•	by returning a properly executed VIF by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•	in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 23 below.

15.	What vote is needed to elect directors?

To be elected in an uncontested election such as at this Annual Meeting, a director nominee must receive a majority of the votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 17 below) are not considered as votes cast and will have no effect on the vote outcome for these matters. In an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration following certification of the election results. The Governance Committee then will recommend to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board considers all factors it deems relevant to the Company’s best interests and will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

16.	What vote is needed to approve the other proposals?

Approval of each of Item 2 (Advisory Vote to Approve Executive Compensation), Item 3 (Ratification of the Selection of the Independent Registered Public Accountants) and Items 4, 5 and 6 (Shareholder Proposals) also requires a majority of votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 17 below) are not considered as votes cast and will have no effect on the vote outcome for Items 2, 4, 5 and 6. There should be no broker non-votes with respect to Item 3 because this is a “routine” matter under stock exchange rules (described in Question 17 below).

17.	What are broker non-votes?

If you hold your shares beneficially, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. Under stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares only on matters classified as “routine” under stock exchange rules. The ratification of the selection of the independent registered public accountants (Item 3) is the only item on the agenda for the Annual Meeting that is “routine” under stock exchange rules. If you do not provide voting instructions to your broker or other nominee, your nominee may vote your shares only on Item 3. In that case, your shares will count toward the quorum for the Annual Meeting and be voted on Item 3, but they will not be voted on Items 1, 2, 4, 5 and 6 and any other matters that may come to vote at the Annual Meeting, resulting in “broker non-votes” in an amount equivalent to your shares with respect to these items.

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18.	Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses. We retained Mackenzie Partners, Inc. to aid in soliciting votes for the Annual Meeting for a fee not to exceed $15,000 plus reasonable expenses.

19.	What is “Householding”?

If you hold your shares beneficially in street name and you and other residents at your mailing address share the same last name and also own shares of Common Stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on our printing and postage costs and helps the environment. Shareholders participating in householding continue to receive separate proxy cards and control numbers for voting electronically.

We will deliver promptly a separate copy of the Notice or proxy materials to a shareholder at a shared address to which a single copy was delivered. A shareholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting in writing Broadridge Financial Solutions, Inc. (“Broadridge”), Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.

Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and want to receive a single copy of these materials in the future should contact their broker, bank or other nominee and make this request.

If you are a registered shareholder or hold your shares in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate Notices or sets of proxy materials.

20.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers or employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation;

•	if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures; or

•	as necessary to allow the inspector of election to certify the results.

21.	Who counts the votes?

Broadridge will receive and tabulate the proxies. Representatives of IVS, Inc. will act as the inspectors of election and will certify the results.

22.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 24, 2016. The Form 8-K will be available at http://ir.mondelezinternational.com/sec.cfm and on the SEC’s website at www.sec.gov.

23.	What do I need to do if I would like to attend the Annual Meeting?

Pre-register by 11:59 p.m. EDT on May 15, 2016. If you want to bring a guest, you must indicate that when you pre-register. Due to space limitations, you may bring only one guest.

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If you are a registered shareholder, indicate you intend to attend the Annual Meeting by:

•	going to “shareholder meeting registration” link at www.proxyvote.com; or

•	following the prompts on the telephone voting site; or

If you hold your shares beneficially, notify us in writing that you will attend and whether you will bring a guest. Include with your written notification a proof of ownership of our Common Stock. Proof of ownership may take many forms, such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting card. Please also provide contact information where we can reach you if we have a question about your notification. Send your notification by mail, fax or e-mail as follows:

By mail:	By fax:	By e-mail:
Mackenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Attn: MDLZ	212-929-0308	proxy@mackenziepartners.com

You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

24.	What may I bring into the meeting?

For everyone’s comfort, security and safety, we will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search. We will not allow cameras, audio and video recorders and similar electronic recording devices into the Annual Meeting.

We will require that all cellular phones, laptops and pagers be turned off during the meeting.

We welcome assistance animals for the disabled but do not allow pets.

25.	May I ask questions at the Annual Meeting?

Yes. Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on and more generally about our Company and business. They may do so at the times indicated in the meeting agenda and meeting procedures that we will distribute at the Annual Meeting registration desk and according to the Chairman’s instructions. Shareholders and guests will be required to observe the meeting procedures.

2017 Annual Meeting of Shareholders

We presently anticipate that we will hold the 2017 Annual Meeting of Shareholders on approximately the same date as this year’s Annual Meeting.

Shareholder Nominations and Proposals for the 2017 Annual Meeting

Under our By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders (but, in either case, not for inclusion in our proxy materials) by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2017 Annual Meeting of Shareholders, our Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 19, 2016 and on or before January 18, 2017. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the Annual Meeting.

In addition, our By-Laws, a shareholder or a group of up to 20 shareholders owning 3% or more of our outstanding Common Stock continuously for at least three years may nominate and include in our proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the

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shareholder(s) and the nominee(s) satisfy the terms, conditions and requirements specified in the By-Laws. Accordingly, to be included in our proxy materials for the 2017 Annual Meeting of Shareholders, our Corporate Secretary must receive the required written notice and required information specified in the Bylaws not less than 120 calendar days prior to the first anniversary date of the mailing date for notice of the prior year’s annual meeting of shareholders, Accordingly, our Corporate Secretary must receive requests to include shareholder-nominated candidates in our proxy materials for the 2017 Annual Meeting of Shareholders on or before November 28, 2016.

Also, under SEC Rule 14a-8, a shareholder may submit a proposal (other than director nominations) for possible inclusion in a proxy materials for an annual meeting of shareholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our Proxy Statement’s release for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our proxy materials for the 2017 Annual Meeting of Shareholders, our Corporate Secretary must receive a shareholder’s submission of a proposal on or before the close of business on November 28, 2016. If we did not hold an annual meeting the previous year, or if we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting.

Shareholders should mail all nominations and proposals to our Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

You may obtain a copy of our By-Laws from our Corporate Secretary (please make a written request to the same address) or from our website at www.mondelezinternational.com/investors/corporate-governance.

March 28, 2016	Carol J. Ward
Vice President and Corporate Secretary

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Exhibit A

GAAP to Non-GAAP Reconciliation

Net Revenues to Pro Forma Adjusted Net Revenues

(in millions of U.S. Dollars, except percentages) (Unaudited)

	Biscuits	Chocolate	Gum & Candy	Total Snacks	Beverage	Cheese & Grocery	Mondelēz International
For the Year Ended December 31, 2015
Reported (GAAP)	$11,393	$8,074	$4,258	$23,725	$3,260	$2,651	$29,636
Historical coffee business[1]	—	—	—	—	(1,627)	—	(1,627)

Adjusted (Non-GAAP)	$11,393	$8,074	$4,258	$23,725	$1,633	$2,651	$28,009
Reclassification of historical Venezuela operating results[2]	(763)	—	(66)	(829)	(48)	(340)	(1,217)

Pro Forma Adjusted (Non-GAAP)	$10,630	$8,074	$4,192	$22,896	$1,585	$2,311	$26,792

% of Net Revenues
Reported (GAAP)	38.4%	27.2%	14.4%	80.1%	11.0%	8.9%
Adjusted (Non-GAAP)	40.7%	28.8%	15.2%	84.7%	5.8%	9.5%
Pro Forma Adjusted (Non-GAAP)	39.7%	30.1%	15.6%	85.5%	5.9%	8.6%

[1]	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2015 Form 10-K for more information on the Coffee Business Transactions.

[2]

Refer to our Form 8-K, dated February 3, 2016. Effective as of the close of the 2015 fiscal year, we concluded that we no longer met the accounting criteria for consolidation of our Venezuela subsidiaries due to a loss of control over our Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, we deconsolidated and changed to the cost method of accounting for our Venezuelan operations. We have also made pro forma adjustments to our historical reported non-GAAP financial information to remove the results of our historical operating results for our Venezuelan subsidiaries to facilitate comparisons of past and future operating results and net earnings.

GAAP to Non-GAAP Reconciliation

Net Revenues to Pro Forma Adjusted Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Power Brands	Non-Power Brands	Mondelēz International	Emerging Markets	Developed Markets	Mondelēz International
For the Year Ended December 31, 2015
Reported (GAAP)	$20,194	$9,442	$29,636	$11,585	$18,051	$29,636
Historical coffee business[1]	(1,179)	(448)	(1,627)	(442)	(1,185)	(1,627)

Adjusted (Non-GAAP)	$19,015	$8,994	$28,009	$11,143	$16,866	$28,009
Reclassification of historical Venezuela operating results[2]	(823)	(394)	(1,217)	(1,217)	—	(1,217)

Pro Forma Adjusted (Non-GAAP)	$18,192	$8,600	$26,792	$9,926	$16,866	$26,792

% of Net Revenues
Reported (GAAP)	68.1%	31.9%		39.1%	60.9%
Adjusted (Non-GAAP)	67.9%	32.1%		39.8%	60.2%
Pro Forma Adjusted (Non-GAAP)	67.9%	32.1%		37.0%	63.0%

[1]	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2015 Form 10-K for more information on the Coffee Business Transactions.

[2]

Refer to our Form 8-K, dated February 3, 2016. Effective as of the close of the 2015 fiscal year, we concluded that we no longer met the accounting criteria for consolidation of our Venezuela subsidiaries due to a loss of control over our Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, we deconsolidated and changed to the cost method of accounting for our Venezuelan operations. We have also made pro forma adjustments to our historical reported non-GAAP financial information to remove the results of our historical operating results for our Venezuelan subsidiaries to facilitate comparisons of past and future operating results and net earnings.

GAAP to Non-GAAP Reconciliation

Net Revenues to Pro Forma Adjusted Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America	Asia Pacific	EEMEA	Europe	North America	Mondelēz International
For the Year Ended December 31, 2015
Reported (GAAP)	$4,988	$4,360	$2,786	$10,528	$6,974	$29,636
Historical coffee business[1]	—	(33)	(246)	(1,348)	—	(1,627)

Adjusted (Non-GAAP)	$4,988	$4,327	$2,540	$9,180	$6,974	$28,009
Reclassification of historical Venezuela operating results[2]	(1,217)	—	—	—	—	(1,217)

Pro Forma Adjusted (Non-GAAP)	$3,771	$4,327	$2,540	$9,180	$6,974	$26,792

% of Net Revenues
Reported (GAAP)	16.8%	14.7%	9.4%	35.5%	23.5%
Adjusted (Non-GAAP)	17.8%	15.4%	9.1%	32.8%	24.9%
Pro Forma Adjusted (Non-GAAP)	14.1%	16.2%	9.5%	34.3%	26.0%

[1]	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2015 Form 10-K for more information on the Coffee Business Transactions.

[2]

Refer to our Form 8-K, dated February 3, 2016. Effective as of the close of the 2015 fiscal year, we concluded that we no longer met the accounting criteria for consolidation of our Venezuela subsidiaries due to a loss of control over our Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, we deconsolidated and changed to the cost method of accounting for our Venezuelan operations. We have also made pro forma adjustments to our historical reported non-GAAP financial information to remove the results of our historical operating results for our Venezuelan subsidiaries to facilitate comparisons of past and future operating results and net earnings.

GAAP to Non-GAAP Reconciliation

Net Revenues to Pro Forma Organic Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Power Brands	Non-Power Brands	Mondelēz International	Emerging Markets	Developed Markets	Mondelēz International
For the Twelve Months Ended December 31, 2015
Reported (GAAP)	$20,194	$9,442	$29,636	$11,585	$18,051	$29,636
Historical coffee business[1]	(1,179)	(448)	(1,627)	(442)	(1,185)	(1,627)
Acquisitions[1]	—	(165)	(165)	(128)	(37)	(165)
Accounting calendar change[1]	(60)	(18)	(78)	—	(78)	(78)
Currency	2,577	1,256	3,833	2,094	1,739	3,833

Organic (Non-GAAP)	$21,532	$10,067	$31,599	$13,109	$18,490	$31,599
Reclassification of historical Venezuela operating results[2]	(823)	(394)	(1,217)	(1,217)	—	(1,217)
Reclassification of historical Venezuela operating results—currency impact	(187)	(81)	(268)	(268)	—	(268)

Pro Forma Organic (Non-GAAP)	$20,522	$9,592	$30,114	$11,624	$18,490	$30,114

For the Twelve Months Ended December 31, 2014
Reported (GAAP)	$23,163	$11,081	$34,244	$12,961	$21,283	$34,244
Historical coffee business[1]	(2,726)	(1,050)	(3,776)	(1,106)	(2,670)	(3,776)

Organic (Non-GAAP)	$20,437	$10,031	$30,468	$11,855	$18,613	$30,468
Reclassification of historical Venezuela operating results[2]	(512)	(248)	(760)	(760)	—	(760)

Pro Forma Organic (Non-GAAP)	$19,925	$9,783	$29,708	$11,095	$18,613	$29,708

% Change
Reported (GAAP)	(12.8)%	(14.8)%	(13.5)%	(10.6)%	(15.2)%	(13.5)%
Organic (Non-GAAP)	5.4%	0.4%	3.7%	10.6%	(0.7)%	3.7%
Pro Forma Organic (Non-GAAP)	3.0%	(1.9)%	1.4%	4.8%	(0.7)%	1.4%

[1]

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2015 Form 10-K for more information on the Coffee Business Transactions, other divestitures, acquisitions of a biscuit operation in Vietnam and Enjoy Life Foods and accounting calendar change.

[2]

Refer to our Form 8-K, dated February 3, 2016. Effective as of the close of the 2015 fiscal year, we concluded that we no longer met the accounting criteria for consolidation of our Venezuela subsidiaries due to a loss of control over our Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, we deconsolidated and changed to the cost method of accounting for our Venezuelan operations. We have also made pro forma adjustments to our historical reported non-GAAP financial information to remove the results of our historical operating results for our Venezuelan subsidiaries to facilitate comparisons of past and future operating results and net earnings.

GAAP to Non-GAAP Reconciliation

Operating Income To Pro Forma Adjusted Operating Income

(in millions of U.S. dollars) (Unaudited)

	Net Revenues	Operating Income	Operating Income margin
For the Twelve Months Ended December 31, 2015
Reported (GAAP)	$29,636	$8,897	30.0%
2012-2014 Restructuring Program costs[1]	—	(4)
2014-2018 Restructuring Program costs[1]	—	1,002
Acquisition integration costs[2]	—	9
Remeasurement of net monetary assets in Venezuela[3]	—	11
Venezuela deconsolidation loss[3]	—	778
Intangible asset impairment charges[4]	—	71
Costs associated with the coffee business transactions[5]	—	278
Historical coffee business[5]	(1,627)	(342)
Gain on the coffee business transactions[5]	—	(6,809)
Operating income from divestiture[5]	—	(5)
Gain on divestiture[5]	—	(13)
Acquisition-related costs[5]	—	8
Reclassification of equity method investment earnings[6]	—	(51)

Adjusted (Non-GAAP)	$28,009	$3,830	13.7%
Reclassification of historical Venezuela operating results[7]	(1,217)	(281)

Pro Forma Adjusted (Non-GAAP)	$26,792	$3,549	13.2%

% Change - Reported (GAAP)		174.4%
% Change - Adjusted (Non-GAAP)		4.7%
% Change - Pro Forma Adjusted (Non-GAAP)		1.9%

	Net Revenues	Operating Income	Operating Income margin
For the Twelve Months Ended December 31, 2014
Reported (GAAP)	$34,244	$3,242	9.5%
Spin-Off Costs[5]	—	35
2012-2014 Restructuring Program costs[1]	—	459
2014-2018 Restructuring Program costs[1]	—	381
Integration Program and other acquisition integration costs[2]	—	(4)
Remeasurement of net monetary assets in Venezuela[3]	—	167
Intangible asset impairment charges[4]	—	57
Costs associated with the coffee business transactions[5]	—	77
Historical coffee business[5]	(3,776)	(646)
Operating income from divestiture[5]	—	(8)
Acquisition-related costs[5]	—	2
Reclassification of equity method investment earnings[6]	—	(104)

Adjusted (Non-GAAP)	$30,468	$3,658	12.0%
Reclassification of historical Venezuela operating results[7]	(760)	(175)

Pro Forma Adjusted (Non-GAAP)	$29,708	$3,483	11.7%

Operating Income Margin
Reported (GAAP) pp change			20.5 pp
Adjusted (Non-GAAP) pp change			1.7 pp
Pro Forma Adjusted (Non-GAAP) pp change			1.5 pp

[1]

Refer to Note 6, Restructuring Programs, to the consolidated financial statements in the 2015 Form 10-K for more information on our 2014-2018 Restructuring Program and our 2012-2014 Restructuring Program.

[2]	Refer to Note 7, Integration and Program and Cost Savings Initiatives, to the consolidated financial statements in the 2015 Form 10-K for more information on our integration costs in 2015 and 2014.

[3]

Refer to Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements in the 2015 Form 10-K for more information on the loss on deconsolidation of Venezuela in 2015 and remeasurements of net monetary assets in Venezuela in 2015 and 2014.

[4]

Refer to Note 5, Goodwill and Intangible Assets, to the consolidated financial statements in the 2015 Form 10-K for more information on the impairment charges recorded 2015 and 2014 related to trademarks.

[5]

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2015 Form 10-K for more information on Spin-Off Costs following the 2012 Kraft Foods Group divestiture, the Coffee Business Transactions, other divestitures and acquisitions of a biscuit operation in Vietnam and Enjoy Life Foods. Note, the net gains of $436 million in 2015 and $628 million in 2014 on the currency hedges related to the coffee business transactions were recorded in interest and other expense, net and are included in the income /(costs) associated with the coffee transactions of $0.01 in 2015 and $(0.19) in 2014 above.

[6]

Historically, we have recorded income from equity method investments within our operating income as these investments operated as extensions of our base business. Beginning in the third quarter of 2015, to align with the accounting of JDE earnings, we began to record the earnings from our equity method investments in after-tax equity method investment earnings outside of operating income. In periods prior to July 2, 2015, we have reclassified the equity method earnings from Adjusted Operating Income to evaluate our operating results on a consistent basis.

[7]

Refer to our Form 8-K, dated February 3, 2016. Effective as of the close of the 2015 fiscal year, we concluded that we no longer met the accounting criteria for consolidation of our Venezuela subsidiaries due to a loss of control over our Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, we deconsolidated and changed to the cost method of accounting for our Venezuelan operations. We have also made pro forma adjustments to our historical reported non-GAAP financial information to remove the results of our historical operating results for our Venezuelan subsidiaries to facilitate comparisons of past and future operating results and net earnings.

GAAP to Non-GAAP Reconciliation

Diluted EPS to Pro Forma Adjusted EPS

(Unaudited)

	For the Year Ended December 31,
	2015	2014	$ Change	% Change
Diluted EPS attributable to Mondelēz International	$4.44	$1.28	$3.16	246.9%
Spin-Off Costs[1]	—	0.01	(0.01)
2012-2014 Restructuring Program costs[2]	—	0.21	(0.21)
2014-2018 Restructuring Program costs[2]	0.45	0.16	0.29
Remeasurement of net monetary assets in Venezuela[3]	0.01	0.09	(0.08)
Venezuela deconsolidation loss[3]	0.48	—	0.48
Intangible asset impairments charges[4]	0.03	0.02	0.01
Income / (costs) associated with the coffee business transactions[1]	(0.01)	(0.19)	0.18
Gain on the coffee business transactions[1]	(4.05)	—	(4.05)
Loss related to interest rate swaps[5]	0.01	—	0.01
Net earnings from divestiture[1]	0.02	(0.01)	0.03
Loss on divestiture[1]	0.01	—	0.01
Equity method investee acquisition-related and other adjustments[6]	0.07	—	0.07
Loss on debt extinguishment and related expenses[7]	0.29	0.18	0.11

Adjusted EPS	$1.75	$1.75	$—	0.0%
Reclassification of historical Venezuela operating results[8]	(0.10)	(0.05)	(0.05)

Pro Forma Adjusted EPS	$1.65	$1.70	$(0.05)	(2.9)%
Impact of unfavorable currency	0.28	—	0.28

Pro Forma Adjusted EPS (constant currency)	$1.93	$1.70	$0.23	13.5%

[1]

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2015 Form 10-K for more information on Spin-Off Costs following the 2012 Kraft Foods Group divestiture, the Coffee Business Transactions, other divestitures and acquisitions of a biscuit operation in Vietnam and Enjoy Life Foods. Note, the net gains of $436 million in 2015 and $628 million in 2014 on the currency hedges related to the coffee business transactions were recorded in interest and other expense, net and are included in the income /(costs) associated with the coffee transactions of $0.01 in 2015 and $(0.19) in 2014 above.

[2]

Refer to Note 6, Restructuring Programs, to the consolidated financial statements in the 2015 Form 10-K for more information on our 2014-2018 Restructuring Program and our 2012-2014 Restructuring Program.

[3]

Refer to Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements in the 2015 Form 10-K for more information on the loss on deconsolidation of Venezuela in 2015 and remeasurements of net monetary assets in Venezuela in 2015 and 2014.

[4]

Refer to Note 5, Goodwill and Intangible Assets, to the consolidated financial statements in the 2015 Form 10-K for more information on the impairment charges recorded in 2015 and 2014 related to trademarks.

[5]

Refer to Note 9, Financial Instrument, to the consolidated financial statements in the 2015 Form 10-K for more information on our interest rate swaps, which we no longer designate as cash flow hedges during the three months ended March 31, 2015 due to a change in financing and hedging plans.

[6]	Includes our proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs, recorded by our JDE equity method investee.

[7]

Refer to Note 8, Debt and Borrowing Arrangements, to the consolidated financial statements in the 2015 Form 10-K for more information on our loss on debt extinguishment and related expenses in connection with our debt tender offers in March 2015 and February 2014.

[8]

Refer to our Form 8-K, dated February 3, 2016. Effective as of the close of the 2015 fiscal year, we concluded that we no longer met the accounting criteria for consolidation of our Venezuela subsidiaries due to a loss of control over our Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, we deconsolidated and changed to the cost method of accounting for our Venezuelan operations. We have also made pro forma adjustments to our historical reported non-GAAP financial information to remove the results of our historical operating results for our Venezuelan subsidiaries to facilitate comparisons of past and future operating results and net earnings.

GAAP to Non-GAAP Reconciliation

Net Cash Provided by Operating Activities

to Free Cash Flow excluding items *

(in millions of U.S. dollars) (Unaudited)

	For the Year Ended December 31, 2015
	Reported	Exclude Venezuela[2]	Pro Forma
Net Cash Provided by Operating Activities (GAAP)	$3,728	$(344)	$3,384
Capital Expenditures	(1,514)	22	(1,492)

Free Cash Flow (Non-GAAP)	$2,214	$(322)	$1,892
Items
Cash payments for accrued interest and other related fees associated with debt tendered as of March 20, 2015[1]	58	—	58

Free Cash Flow excluding items (Non-GAAP)	$2,272	$(322)	$1,950

[1]

On March 20, 2015, the company completed a $2.5 billion cash tender offer for some of its outstanding high coupon long-term debt. The amount above reflects the cash payments associated with accrued interest and other related fees.

[2]

Refer to our Form 8-K, dated February 3, 2016. Effective as of the close of the 2015 fiscal year, we concluded that we no longer met the accounting criteria for consolidation of our Venezuela subsidiaries due to a loss of control over our Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, we deconsolidated and changed to the cost method of accounting for our Venezuelan operations. We have also made pro forma adjustments to our historical reported non-GAAP financial information to remove the results of our historical operating results for our Venezuelan subsidiaries to facilitate comparisons of past and future operating results and net earnings.

*	Free Cash Flow excluding items is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding cash payments associated with accrued interest and other related fees due to the company’s completion of a $2.5 billion cash tender offer on March 20, 2015 for some of its outstanding high coupon long-term debt.

Maps and Directions

2016 Annual Meeting of Shareholders

May 18, 2016 • 9:00 a.m. CDT

NOAH’S Event Venue

200 Barclay Boulevard,

Lincolnshire, Illinois 60069

Directions to NOAH’S Event Venue

NOAH’S is located in the Lincolnshire Corporate Center directly off of Half Day Road in Lincolnshire, Illinois.

From Northbound Milwaukee Avenue, turn left onto Half Day Road, and then turn left onto Barclay Boulevard. Barclay Boulevard is approximately 0.2 miles west of Milwaukee Avenue. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

From Southbound Milwaukee Avenue, turn right onto Half Day Road, then turn left onto Barclay Boulevard. Barclay Boulevard is approximately 0.2 miles west of Milwaukee Avenue. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

From the Tri-State Tollway (Route I-294) which becomes Route I-94, exit at IL-22/Half Day Road. Go west on IL-22/Half Day Road approximately 2.6 miles. Turn left onto Barclay Boulevard. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

MONDELĒZ INTERNATIONAL, INC.

THREE PARKWAY NORTH

SUITE 300

DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2016 (May 15, 2016 for Plan Participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2016 (May 15, 2016 for Plan Participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

To vote and/or attend the meeting, go to “shareholder meeting registration”

link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00598-P74786-Z67317	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — –

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    MONDELĒZ INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the
following proposals:

1. Election of Directors

Nominees:		For	Against	Abstain

1a.	Stephen F. Bollenbach	☐	☐	☐

1b.	Lewis W.K. Booth	☐	☐	☐

1c.	Lois D. Juliber	☐	☐	☐

1d.	Mark D. Ketchum	☐	☐	☐

1e.	Jorge S. Mesquita	☐	☐	☐

1f.	Joseph Neubauer	☐	☐	☐

1g.	Nelson Peltz	☐	☐	☐

1h.	Fredric G. Reynolds	☐	☐	☐

1i.	Irene B. Rosenfeld	☐	☐	☐

1j.	Christiana S. Shi	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

			For	Against	Abstain

	1k.	Patrick T. Siewert	☐	☐	☐

	1l.	Ruth J. Simmons	☐	☐	☐

	1m.	Jean-François M. L. van Boxmeer	☐	☐	☐

2.	Advisory Vote to Approve Executive Compensation.		☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as independent Registered Public Accountants for fiscal year ending December 31, 2016.		☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

4.	Shareholder Proposal: Report on Packaging.		☐	☐	☐

5.	Shareholder Proposal: Vesting of Equity Awards in a Change in Control.		☐	☐	☐

6.	Shareholder Proposal: Policy on Mediation.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

E00599-P74786-Z67317

MONDELĒZ INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 18, 2016

9:00 AM CDT

NOAH’S Event Venue

200 Barclay Boulevard

Lincolnshire, Illinois 60069

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2016.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Jenny L. Lauth and each or either of them with full power of substitution, to vote shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE SIDE. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “AGAINST” PROPOSALS 4, 5 AND 6 AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

If you are a current or former Mondelēz International employee and have investments in the Mondelēz International Stock Fund of the Mondelēz Global LLC Thrift/TIP 401(k) Plan(s) on March 9, 2016, you are a named fiduciary for voting purposes. As a named fiduciary, you can direct the plan(s’) trustee how to vote the stock allocated to your account. If your voting instructions are not received by 11:59 p.m. EDT on May 15, 2016, as described in the Proxy Statement, the trustee will vote the shares allocated to your Mondelēz International Stock Fund account in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

In addition, if you are a current or former Mondelēz International employee and have investments in the Mondelēz Canada Optional Pension Plan(s)/Employee Savings Plan/ Retirement Savings Plan on March 9, 2016, you are directing the plan(s’) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 15, 2016, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Mondelēz International Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to ERISA.

If you are a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan, you are directing those plans’ trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 15, 2016, the trustee will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to ERISA.

Continued and to be signed on reverse side